Adelphia Logo
                                                              Century Comm. Logo

                                          August 12, 1999

   Dear Fellow Stockholders:

     As you probably know, our Boards of Directors have agreed to merge Century with Adelphia.

     In the merger, stockholders of Century will receive Adelphia Class A common stock and/or cash in exchange for their Century shares. Adelphia stockholders will continue to own their shares of Adelphia. Adelphia Class A common stock is quoted on the Nasdaq National Market under the symbol "ADLAC."

     Before we can go ahead with this merger, the stockholders of Adelphia and Century must vote on proposals that will allow the merger to take place. These proposals are described in the attached joint proxy statement/prospectus.

     The Boards of Directors of Adelphia and Century have each determined that the merger is in the best interests of its stockholders. Each board unanimously recommends that its stockholders vote FOR the proposal explained in the enclosed joint proxy statement/prospectus.

     You should also carefully consider the risk factors relating to the merger, Adelphia and Century that are described starting on page 18 of this joint proxy statement/prospectus.

     By merging, we are combining two strong companies that should be in a better position to compete in the telecommunications industry today and in the future. We are excited about the opportunities for our customers, stockholders and employees that should be available as a result of this merger. We believe this merger will enhance Adelphia's long-standing position as a leader in the cable television industry by merging Adelphia with another industry leader. We also believe this merger will offer opportunities to expand our combined business in exciting new ways. As a result, we urge you to join us in voting FOR the merger.

Sincerely,                              Sincerely,

/s/ John J. Rigas                       /s/ Leonard Tow

John J. Rigas                           Leonard Tow
Chairman, CEO, President and            Chairman, CEO and Stockholder
Stockholder Adelphia Communications     Century Communications Corp.
Corporation

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Adelphia Class A common stock to be issued in the merger, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.


     This joint proxy statement/prospectus is dated August 12, 1999, and was first mailed to stockholders on or about August 16, 1999.

                                 Adelphia Logo

                      ADELPHIA COMMUNICATIONS CORPORATION
                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                              ------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 1, 1999
                              ------------------

TO ADELPHIA STOCKHOLDERS:

  A special meeting of the stockholders of Adelphia Communications Corporation, a Delaware corporation, will be held at 10:00 a.m., local time, on Friday, October 1, 1999, at the Coudersport Theatre, Main Street, Coudersport, Pennsylvania, for the following purposes:

  1. To approve, as required by the rules of the Nasdaq National Market, the issuance of shares of Adelphia Class A common stock in connection with the merger of Century Communications Corp. with and into a wholly owned subsidiary of Adelphia.

  2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

  Adelphia describes these items of business more fully in the joint proxy statement/prospectus attached to this Notice.

  Adelphia's board has fixed the close of business on August 12, 1999, as the record date for the special meeting. Only holders of record of Adelphia common stock at the close of business on the record date are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement.

  A list of such stockholders will be available at the time and place of the special meeting and, during the ten days prior to the special meeting, at Adelphia's offices located at Main at Water Street, Coudersport, Pennsylvania 16915.

  If you would like to vote your shares at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a recent brokerage statement or a letter from the broker, bank or nominee confirming your beneficial ownership of the shares, a form of personal identification and a proxy issued in your name obtained from the broker, bank or nominee.

  Whether or not you expect to attend, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided.

                                          By Order of the Board of Directors




                                          /s/ Daniel R. Milliard
                                          Daniel R. Milliard
                                          Senior Vice President and Secretary

Coudersport, Pennsylvania
August 12, 1999

  If you are unable to attend the Adelphia special meeting and you wish to vote your stock, it is requested that you complete, date and sign the enclosed Adelphia proxy and return it as promptly as possible in the enclosed envelope.

                               Century Comm. Logo

                          CENTURY COMMUNICATIONS CORP.
                                50 LOCUST AVENUE
                         NEW CANAAN, CONNECTICUT 06840
                              ------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 1, 1999
                              ------------------
TO CENTURY STOCKHOLDERS:

  A special meeting of the stockholders of Century Communications Corp. will be held at the law offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 48th Floor, New York, NY 10166 on Friday, October 1, 1999, at 10:00 a.m., local time. At the special meeting, stockholders will:

  (1) Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 5, 1999, as amended, among Century, Adelphia Communications Corporation and a wholly owned subsidiary of Adelphia that provides for, among other things, a merger that will result in Century becoming a wholly owned subsidiary of Adelphia and Century's stockholders receiving, at their election, but subject to proration as described in the attached joint proxy statement/prospectus, cash, Adelphia Class A common stock or a combination of cash and Adelphia Class A common stock in exchange for their Century common stock. This transaction is more fully described in the joint proxy statement/prospectus that follows this notice.

  (2) Consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

  All stockholders are cordially invited to attend. Only holders of record of issued and outstanding shares of Century Class A common stock and Century Class B common stock at the close of business on Thursday, August 12, 1999 will be entitled to receive notice of and vote at the special meeting.

  For the special meeting, stockholders of record will have a choice of voting by telephone using the enclosed instructions or by returning the enclosed proxy card. If your shares are registered in the name of a bank, broker or other nominee, check the information forwarded by your bank, broker or other nominee to see if the telephone voting option is available to you. Any registered stockholder present at the special meeting may vote in person. If you plan on voting your shares at the special meeting and your shares are held by a bank, broker or other nominee, you must obtain a legal proxy from that bank, broker or other nominee, otherwise Century will not be able to count your vote.

                                          By Order of the Board of Directors




                                          /s/ David Z. Rosensweig
                                          David Z. Rosensweig
                                          Secretary
New Canaan, Connecticut
August 12, 1999

  Whether or not you expect to attend the special meeting, please read the accompanying joint proxy statement/prospectus and promptly complete, date and sign the enclosed Century proxy card and return it in the enclosed envelope or, if the telephone voting option is available to you, you may vote by following the enclosed instructions regarding telephone voting. The proxy or telephone vote is revocable by you at any time prior to its use at the special meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, and you are not voting by telephone, then you should sign and return each proxy card to assure that all your shares will be voted at the special meeting. If you are voting by telephone, then you must vote once by telephone for each different name or address in which your shares are registered.
                              __________________

  Adelphia has filed a registration statement with the Securities and Exchange Commission covering the shares of Adelphia Class A common stock to be issued in connection with the merger of Century with and into a wholly owned subsidiary of Adelphia. This document also constitutes the prospectus of Adelphia filed as part of that registration statement.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What is the proposed transaction?

A: Adelphia will acquire Century by merging Century into a subsidiary of Adelphia.

Q:  What will Century stockholders receive in the merger?

A: It depends. For each share of Century Class A common stock you own, you may request to receive in the merger either: (1) 0.77269147 of a share of Adelphia Class A common stock, or (2) $44.14 in cash. For each share of Century Class B common stock you own, you may request to receive in the merger either: (1) 0.84271335 of a share of Adelphia Class A common stock, or (2) $48.14 in cash. Our ability to satisfy your request to receive the merger consideration you elect will be determined by how many Century stockholders request shares of Adelphia Class A common stock versus how many request cash. The merger agreement provides that no more than 79.24% of the outstanding shares of Century Class A common stock may be exchanged for shares of Adelphia Class A common stock and that no more than 20.76% may be exchanged for cash, excluding in each case shares held by dissenting stockholders. The merger agreement also provides that no more than 75.46% of the outstanding shares of Century Class B common stock may be exchanged for shares of Adelphia Class A common stock and that no more than 24.54% may be exchanged for cash, excluding shares held by dissenting stockholders. See "What Value You Will Receive In The Merger" on page iv and "The Merger Agreement And Related Agreements--The Merger Agreement-- Election; Conversion of Century Shares; Proration, on pages 71-72." If we are unable to grant your exact request, you will receive a combination of shares of Adelphia Class A common stock and cash for your Century common stock.

Q:  How do I elect the form of payment that I prefer?

A: To elect the form of payment you prefer, you must complete a green form of election and letter of transmittal if you are a holder of Century Class A common stock or a blue form of election and letter of transmittal if you are a holder of Century Class B common stock, with instructions for making an election as to your preference between receiving Adelphia Class A common stock or cash in the merger. A form of election, together with a return envelope, is being mailed to you separately at the same time as the mailing of this joint proxy statement/prospectus. The fully completed form of election, together with your certificates representing outstanding Century Class A or Century Class B common stock, must be returned to American Stock Transfer & Trust Company before the election deadline on September 30, 1999. If we do not expect to complete the merger within three to five business days after the special meetings, we will extend the election deadline and publicly announce the extension.

Q:  What happens if I don't make an election for cash or shares?

A: If you fail to make an election prior to the election deadline, other than because you are exercising your appraisal rights, you will be deemed to have elected to receive Adelphia Class A common stock in the merger. The actual merger consideration that will be paid to you will depend upon how many Century stockholders request shares of Adelphia Class A common stock versus how many request cash.

Q: Can the value of the transaction change between now and the time the merger is completed?

A: Yes. The value of the Adelphia Class A common stock can change, although the $44.14 and $48.14 per share cash amounts will not change. The
    0.77269147 and 0.84271335 exchange ratios are fixed exchange ratios, which means that they will not change even if the trading price of Adelphia Class A common stock changes. Therefore, the market value of the total transaction, and of the Adelphia Class A common stock you may receive in the merger, will increase or decrease as the trading price of Adelphia Class A common stock increases or decreases.

Q:  What are my tax consequences as a result of the merger?

A: Your tax consequences will depend upon whether you receive Adelphia Class A common stock, cash, or a combination of Adelphia Class A common stock and cash, in the merger, and may also depend upon your basis in your Century stock. We have structured the merger so that our legal counsel will be able to deliver opinions that:

    . neither Adelphia nor Century should recognize any gain as a result of the merger, and

    . Century stockholders should not recognize any gain or loss for U.S. federal income tax purposes to the extent that they receive Adelphia Class A common stock in the merger.

    Century stockholders receiving both Adelphia Class A common stock and cash in the merger should recognize gain equal to the lesser of the amount of gain realized and the amount of cash received. Century stockholders receiving only cash will generally recognize gain and, depending upon their particular circumstances, likely will be permitted to recognize loss, equal to the difference between the amount of cash received and the stockholders' basis in their Century common stock.

    Adelphia stockholders will not recognize any gain or loss with respect to their Adelphia stock as a result of the merger.

    We describe the material U.S. federal income tax consequences of the merger in more detail on page 62. The tax consequences of the merger to you will depend upon the facts of your own situation. Please consult your own tax advisor for a full understanding of the tax consequences of the merger to you.


Q: What will happen to outstanding shares of Adelphia Class A common stock in the merger?

A: Nothing. Each currently outstanding share of Adelphia Class A common stock will remain outstanding with no change. After the merger, shares of Adelphia Class A common stock will represent ownership of the combined assets and businesses of Adelphia and Century.

Q:  Are Century stockholders entitled to appraisal rights?

A: Yes. Holders of Century common stock are entitled to appraisal rights in connection with the merger. We describe the procedures for exercising appraisal rights in this joint proxy statement/prospectus on page 67 and we attach the provisions of New Jersey law that govern appraisal rights as Appendix D.

Q: What happens if I dissent from the merger and exercise my appraisal rights but then withdraw my demand for appraisal or fail to establish or perfect or otherwise lose my appraisal rights?

A: At such time, each of your shares of Century Class A common stock will be converted into $9.16426528 in cash and 0.61222732 shares of Adelphia Class A common stock and each of your shares of Century Class B common stock will be converted into $11.81417001 in cash and 0.63595483 shares of Adelphia Class A common stock.

Q:  When do you expect to complete the merger?

A: We will complete the merger subsequent to the special meetings, subject to the satisfaction of all other closing conditions. Because the merger is subject to governmental approvals, however, we cannot predict the exact timing.

Q:  How do I vote?

A: Just mail your signed proxy card in the enclosed return envelope or, for Century stockholders who have the option of telephone voting, you may vote by telephone using the toll-free telephone number listed on the enclosed instructions. Please vote as soon as possible so that your shares may be voted at your stockholders' meeting. Any registered stockholder present at the special meeting may vote in person. If you plan on voting your shares at the special meeting and your shares are held by a bank, broker or other nominee, you must obtain a legal proxy from that bank, broker or other nominee, otherwise we will not be able to count your vote.

Q: If my shares are held in "street name" by my broker, bank or other nominee will those institutions vote my shares for me?

A: Your broker, bank or other nominee, cannot vote your shares without your instructions. You should instruct your broker, bank or other nominee to vote your shares, following the directions it provides.

Q: If I submit my proxy card, but fail to direct my vote, will my shares be voted?

A: Yes. If you submit a properly executed proxy card to your broker, bank or other nominee but fail to direct how the proxies are to vote your shares of common stock on the merger proposal, your shares of common stock will be voted to approve the merger.

Q:  Can I change my vote?

A: Yes. Only your latest dated vote counts. If you wish to change your vote, simply send in a later dated, signed proxy card and your original vote will be revoked. If the telephone voting option is available to you, and you voted by telephone, you can change your vote by a later dated telephone vote or by a later dated, signed proxy card. Please remember, only your latest dated vote counts. You can also change your vote by attending your stockholders meeting and voting in person.

Q: When will Century Class A common stock cease to trade on the Nasdaq National Market?

A: Century Class A common stock will cease to trade on the Nasdaq National Market at the close of business on the day the merger is completed. Adelphia Class A common stock, which Century stockholders will receive in the merger, currently trades on the Nasdaq National Market and will continue to do so after the merger.

Q:  Who can I call with questions?

A: If you have any questions about the merger or any related transactions, please call Adelphia at (814) 274-9830 or Century at (203) 972-2000. Information regarding Adelphia and the merger is also available on the Adelphia Home Page on the Internet at www.adelphia.net.

    If you would like copies of any of the documents we refer to in this joint proxy statement/prospectus, you should call Adelphia at (814) 274-9830 if the documents relate to Adelphia, or call Century at (203) 972-2000 if the documents relate to Century.

                   WHAT VALUE YOU WILL RECEIVE IN THE MERGER

   Each holder of Century common stock will be entitled in the merger to elect to receive, on a share-by-share basis, either cash or Adelphia Class A common stock. Such elections will be subject to proration as described on pages 71-72 herein. As a result of such proration, a Century stockholder may not receive the exact form of merger consideration elected. The following charts illustrate the approximate value of what a holder of 100 shares of Century Class A common stock or Century Class B common stock will receive in the merger assuming varying values for Adelphia Class A common stock and different percentages of cash and Adelphia Class A common stock. You should bear in mind that the value of Adelphia Class A common stock is subject to fluctuation. This chart uses hypothetical Adelphia Class A common stock prices.

   If You Hold 100 Shares of Century Class A Common Stock And The Value Of A
                   Share Of Adelphia Class A Common Stock Is:

                                                  $50      $60      $70
and you receive:
  100% cash                                       $4,414   $4,414   $4,414
  75% cash/25% Adelphia Class A common stock      $4,276   $4,470   $4,663
  50% cash/50% Adelphia Class A common stock      $4,139   $4,525   $4,911
  25% cash/75% Adelphia Class A common stock      $4,001   $4,581   $5,160
  100% Adelphia Class A common stock              $3,863   $4,636   $5,409

   If You Hold 100 Shares of Century Class B Common Stock And The Value Of A
                   Share Of Adelphia Class A Common Stock Is:

                                                  $50      $60      $70
and you receive:
  100% cash                                       $4,814   $4,814   $4,814
  75% cash/25% Adelphia Class A common stock      $4,664   $4,875   $5,085
  50% cash/50% Adelphia Class A common stock      $4,514   $4,935   $5,356
  25% cash/75% Adelphia Class A common stock      $4,364   $4,996   $5,628
  100% Adelphia Class A common stock              $4,214   $5,056   $5,899

   To find out the current price of a share of Adelphia Class A common stock, please call (814) 274-9830, but remember, the actual amount you will receive will depend on the trading price of a share of Adelphia Class A common stock at the effective time of the merger. See "The Merger--Material Federal Income Tax Consequences," on page 62 for a discussion of the material federal tax consequences relating to the consideration you will receive in the merger.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   1
  The Merger...............................................................   1
  The Companies--Adelphia And Century......................................   1
  Adelphia's Reasons For The Merger........................................   2
  Century's Reasons For The Merger.........................................   2
  Opinions Of Financial Advisors...........................................   2
  The Merger Agreement.....................................................   2
  Market Prices............................................................   8
  Recent Developments......................................................   8

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION....................  10
  Selected Historical Financial Information--Adelphia......................  11
  Selected Historical Financial Information--Century.......................  13
  Selected Pro Forma Condensed Consolidated Financial Information..........  15

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION................  17

RISK FACTORS...............................................................  18
  Risk Factors Relating To The Merger......................................  18
  Risk Factors Relating To Adelphia........................................  21
  Risk Factors Relating To Century.........................................  31

THE COMPANIES..............................................................  38
  Adelphia Communications Corporation......................................  38
  Adelphia Acquisition Subsidiary, Inc. ...................................  39
  Century Communications Corp..............................................  39

THE MERGER.................................................................  41
  Special Meetings To Vote On The Merger...................................  41
  Structure Of The Merger..................................................  41
  Closing Of The Merger....................................................  41
  Background Of The Merger ................................................  42
  Adelphia's Reasons For The Merger........................................  45
  Information And Factors Considered By The Adelphia Board.................  46
  Recommendation Of The Adelphia Board.....................................  47
  Century's Reasons For The Merger.........................................  47
  Information And Factors Considered By The Century Board..................  48
  Recommendation Of The Century Board......................................  50
  Opinion Of Adelphia's Financial Advisor..................................  50
  Opinion Of Century's Financial Advisor...................................  53
  Accounting Treatment.....................................................  59
  Ownership Of Shares After The Merger.....................................  59
  Interests Of Certain Persons In The Merger...............................  59
  Material Federal Income Tax Consequences.................................  62
  Regulatory Matters.......................................................  66
  Appraisal Rights.........................................................  67
  Federal Securities Laws Consequences.....................................  69
  Recent Litigation........................................................  69

THE MERGER AGREEMENT AND RELATED AGREEMENTS................................  70
  The Merger Agreement.....................................................  70
  Related and Other Agreements.............................................  81

                                                                           PAGE
                                                                           ----
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION..........  84

COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF ADELPHIA AND CENTURY......  93
  Voting Requirements For Major Transactions..............................  93
  Cumulative Voting.......................................................  94
  Classified Board Of Directors...........................................  94
  Rights Of Dissenting Stockholders.......................................  94
  Stockholder Consent To Corporate Action.................................  95
  Dividends...............................................................  95
  Bylaws..................................................................  96
  Limitations Of Liability Of Directors And Officers......................  96
  Indemnification Of Directors And Officers...............................  96
  State Takeover Statutes.................................................  96
  Consideration Of Acquisition Proposals..................................  97
  Preferred Stock.........................................................  97
  Preemptive Rights.......................................................  97

THE SPECIAL MEETINGS......................................................  98
  Adelphia Special Meeting................................................  98
  Century Special Meeting.................................................  99

EXPERTS................................................................... 102

LEGAL MATTERS............................................................. 102

SUBMISSION OF STOCKHOLDER PROPOSALS....................................... 102

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS......................... 103

WHERE YOU CAN FIND MORE INFORMATION....................................... 103

APPENDICES
  Appendix A: Agreement And Plan of Merger, as amended.................... A-1

  Appendix B: Opinion of Daniels & Associates, L.P........................ B-1

  Appendix C: Opinion of Donaldson, Lufkin & Jenrette Securities
   Corporation............................................................ C-1

  Appendix D: New Jersey Dissenters' Statute.............................. D-1


                                    SUMMARY

   This summary highlights selected information from this joint proxy statement/prospectus, and may not contain all of the information that is important to you. To better understand the merger, and for a more complete description of the terms of the merger and related matters, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information" on page 103.

The Merger (See Page 41)

   The proposed transaction is a merger of Century with and into a wholly owned Adelphia subsidiary. In the merger, Adelphia will issue approximately 48.7 million shares of its Class A common stock, and pay approximately $826 million in cash. The Adelphia shares to be issued have a market value of approximately $2.7 billion based on Adelphia's closing price of $56.00 per share on August 12, 1999. As a result of the merger, approximately $2.0 billion in Century debt will become part of Adelphia's total indebtedness.

   Each holder of Century Class A common stock will have the right to elect, on a share-by-share basis, to receive either $44.14 in cash or approximately 0.77 of a share of Adelphia Class A common stock for each share of Century Class A common stock held. Each holder of Century Class B common stock will have the right to elect, on a share-by-share basis, to receive either $48.14 in cash or approximately 0.84 of a share of Adelphia Class A common stock for each share of Century Class B common stock held. The elections described above are subject to proration as described on pages 71-72.

The Companies--Adelphia And Century (See Page 38)

Adelphia Communications Corporation
Main at Water Street
Coudersport, Pennsylvania 16915
Tel: (814) 274-9830

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. Adelphia's operations consist of providing telecommunications services primarily over Adelphia's networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. Adelphia owned or managed cable television systems with broadband networks that passed in front of 7,667,162 homes and served 4,970,403 basic subscribers as of March 31, 1999, after giving effect to the merger and the other pending acquisitions described in "Recent Developments." Through its subsidiary, Hyperion Telecommunications, Inc., Adelphia owns and operates a super-regional provider of integrated communications services in the eastern half of the United States. Adelphia currently also owns a 50% voting interest in Olympus Communications, L.P., which is a non-consolidated joint venture that operates a large cable system in Florida. Adelphia expects to acquire the remaining equity interests in Olympus that it currently does not own during the third calendar quarter of 1999. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

Century Communications Corp.
50 Locust Avenue
New Canaan, Connecticut 06840
Tel: (203) 972-2000

   Century is engaged primarily in the ownership and operation of cable television systems with significant concentrations of basic subscribers in California, Colorado and Puerto Rico. In the fall of 1998, Century entered into an agreement with Tele-Communications, Inc. ("TCI") to create an approximately 69.5%-owned joint venture which will operate cable television systems serving approximately 772,000 basic subscribers in the Los Angeles area. As of May 31, 1999, and giving effect to the TCI joint venture as if it had been completed prior to that date, Century owned and operated cable television systems in 25 states and Puerto Rico that passed in front of approximately 2,924,000 homes and served approximately 1,610,000 basic subscribers.

Adelphia's Reasons For The Merger (See Page 45)

   Adelphia believes that the merger is consistent with its growth strategy, and that it presents a rare opportunity to acquire, in a single transaction, sizable and attractive cable television systems. In particular, Adelphia believes that Century is a strong strategic fit with Adelphia because it will provide a strong footprint in additional key markets. In addition, Adelphia believes that the merger will enable Adelphia to continue to implement its clustering strategy commenced many years ago. The merger also will significantly increase Adelphia's market capitalization which, Adelphia believes, will make Adelphia common stock attractive to a new class of investors. Also, Adelphia believes that its knowledge and familiarity with Century will facilitate the integration of the companies.

Century's Reasons For The Merger (See Page 47)

   Century believes that the merger offers its stockholders an attractive premium for their shares, while enabling them to participate in the future growth potential of the combined businesses of Adelphia and Century. Century believes that the combination of the business of Century with the business of Adelphia will result in a company that is better equipped to compete in the changing telecommunications marketplace than either company would be able to alone.

Opinions of Financial Advisors (See Page 50)

 Adelphia

   Adelphia's financial advisor, Daniels & Associates, L.P. ("Daniels"), has given a written opinion to Adelphia's board that, as of March 5, 1999, the merger consideration for the Century common stock, taken as a whole, was fair to Adelphia and its common stockholders from a financial point of view. The opinion is subject to the qualifications and limitations referred to in the opinion. We attach a copy of the Daniels opinion as Appendix B, and we encourage you to read it.

 Century

   In deciding to approve the proposed transactions, the Century board considered the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Century's financial advisor, that, as of the date of the opinion, the merger consideration was fair, from a financial point of view, to the holders of Century Class A common stock (other than stockholders who are affiliates of Century). The opinion is subject to the qualifications and limitations referred to in the opinion. We attach a copy of the DLJ opinion as Appendix C, and we encourage you to read it.

The Merger Agreement (See Page 70)

 General

   We attach a copy of the merger agreement, as amended, which is the legal document that governs the merger, as Appendix A, and we encourage you to read this document. Adelphia has also filed other related agreements as exhibits to Adelphia's registration statement. Please see the section titled "Where You Can Find More Information," on page 103, for instructions on how to obtain a copy of these exhibits.

 Structure of the Merger

   Subject to the terms and conditions of the merger agreement, Century will merge with and into a wholly owned subsidiary of Adelphia. At the effective time of the merger, the separate corporate existence of Century will cease. Adelphia's subsidiary will be the surviving corporation in the merger and will continue its corporate existence as a wholly owned subsidiary of Adelphia. Adelphia's subsidiary is organized under the laws of the state of Delaware.

 Consideration to be Received for Century Common Stock in the Merger

   The merger agreement provides that, at the effective time, each issued and outstanding share of Century Class A common stock (other than shares held by dissenting shareholders and shares held by Century) will, at the election of each holder but subject to proration as described on pages 71-72, be converted into the right to receive:

  . 0.77269147 of a share of Adelphia Class A common stock (the "Century Class A Per Share Stock Amount"); or

  .  $44.14 in cash (the "Century Class A Per Share Cash Amount"), or

  .  a combination of shares of Adelphia Class A common stock and cash;

and that each issued and outstanding share of Century Class B common stock (other than shares held by dissenting stockholders and shares held by Century) will, at the election of each holder but subject to proration as described on pages 71-72, be converted into the right to receive:

  . 0.84271335 of a share of Adelphia Class A common stock (the "Century Class B Per Share Stock Amount"); or

  .  $48.14 in cash (the "Century Class B Per Share Cash Amount"), or

  .  a combination of shares of Adelphia Class A common stock and cash.

 Election; Conversion of Century Shares; Proration

   Each record holder or beneficial owner of Century common stock will be entitled:

  . to elect on a share-by-share basis to receive the Century Class A Per Share Cash Amount or the Century Class A Per Share Stock Amount for each such share of Century Class A common stock,

  . to elect on a share-by-share basis to receive the Century Class B Per Share Cash Amount or the Century Class B Per Share Stock Amount for each such share of Century Class B common stock.

   Notwithstanding a Century stockholder's election, at the effective time of the merger:

  . the aggregate number of shares of Century Class A common stock that may be converted into the right to receive cash in the merger is equal to 20.76% of the number of shares of Century Class A common stock outstanding immediately prior to the effective time (excluding shares held by dissenting stockholders),

  . the aggregate number of shares of Century Class A common stock which may be converted into the right to receive shares of Adelphia Class A common stock in the merger is equal to 79.24% of the number of such shares of Century Class A common stock outstanding immediately prior to the effective time (excluding shares held by dissenting stockholders),

  . the aggregate number of shares of Century Class B common stock that may be converted into the right to receive cash in the merger is equal to 24.54% of the number of shares of Century Class B common stock outstanding immediately prior to the effective time (excluding shares held by dissenting stockholders) and

  . the aggregate number of shares of Century Class B common stock which may be converted into the right to receive shares of Adelphia Class A common stock in the merger is equal to 75.46% of the number of such shares of Century Class B common stock outstanding immediately prior to the effective time (excluding shares held by dissenting stockholders).

   If the aggregate number of shares of Century Class A common stock or Century Class B common stock with respect to which elections have been made exceeds the aggregate number of shares of Century common stock of that class that may be converted into the right to receive a particular form of consideration in the merger, then

  . each share of Century common stock electing to receive the undersubscribed consideration will receive that consideration; and

  . each share of Century common stock electing to receive the oversubscribed consideration will receive a portion of the merger consideration in cash and a portion of the merger consideration in Adelphia Class A common stock.

   For a more complete description of the election process and proration applicable to the merger, see "The Merger Agreement And Related Agreements-- Merger Agreement--Election; Conversion of Century Shares; Proration" on page 71.

 Election Procedure; Exchange of Certificates

   Forms of election are being sent contemporaneously to holders of Century common stock in separate mailings. Elections may be made by holders of shares of Century common stock by delivering the appropriate form of election to American Stock Transfer & Trust Company (the "Exchange Agent"). To be effective, a form of election must be properly completed and received by the Exchange Agent by no later than 5:00 p.m., eastern time, on September 30, 1999 and accompanied by the Century stock certificates as to which the election is being made or an appropriate guarantee of delivery of such certificates. A Century stockholder who does not submit a form of election to the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes such stockholder's form of election and does not re-submit a form of election and other required documents that are timely received by the Exchange Agent), or who submits a form of election without the corresponding certificates or a guarantee of delivery, will be deemed to have made an election to receive Adelphia Class A common stock.

 Registration and Quotation of Adelphia Class A Common Stock

   In the merger agreement, Adelphia has agreed to use its reasonable best efforts to register the shares of Adelphia Class A common stock to be issued as consideration in the merger under the Securities Act, and to use its best efforts to cause such shares to be approved for quotation on the Nasdaq National Market. Such registration and quotation are conditions to the obligations of Century to consummate the merger. The issuances of such shares in the merger has been registered under the Securities Act pursuant to a registration statement which has been declared effective.

 Covenants

   Adelphia and Century have made certain covenants in connection with the merger. Some of these covenants include:

  . Board of Directors. So long as the holders of Century Class B common stock and permitted assignees and transferees (as defined in the merger agreement) continue to own at least 10% of the outstanding Adelphia common stock, they will be entitled to nominate up to three members to Adelphia's board;

  . Citizens Joint Venture. At the effective time of the merger, Adelphia will purchase the 50% interest in the Citizens-Century Cable Television Joint Venture owned by Citizens Cable Company at a price to be agreed upon. Adelphia and Citizens have subsequently agreed on a price of approximately $157.5 million, comprised of approximately $27.7 million in cash, approximately 1.85 million shares of Adelphia Class A common stock and the assumption of indebtedness. After this purchase, Adelphia will own 100% of the Citizens-Century Cable Television Joint Venture and, as a result, its interest in the TCI joint venture will increase to approximately 75%; and

  . Registration and Tag-Along Rights. After the merger, the former holders of Century Class B common stock will have certain registration rights and tag-along rights with respect to the Adelphia Class A common stock received by them in the merger in accordance with a registration rights agreement to be entered into following execution of the merger agreement. These parties have subsequently entered into a separate registration rights agreement and tag-along rights agreement.

 Conditions

   We will complete the merger only if certain conditions are satisfied or waived, including the following:

  .  approval of the merger by each class of Century stockholders;

  . termination of the waiting period under U.S. antitrust laws (which has occurred);

  . the SEC having declared effective Adelphia's registration statement covering the Adelphia Class A common stock that will be issued in the merger (which has occurred);

  . opinions of tax counsel to the effect that the receipt of the Adelphia Class A common stock in the merger should be non-taxable for U.S. federal income tax purposes;

  . as a condition for Adelphia, the receipt of all required consents of governmental authorities except where the failure to obtain any such required consent would not have a material adverse effect. The failure to obtain the required consents of franchising authorities will be deemed not to have a material adverse effect, and will therefore not prevent this condition from being satisfied, unless the required consents that are not obtained cover more than 50% of Century's basic subscribers (except that three franchises to be transferred to TCI in connection with the formation of the TCI joint venture and their approximately 86,000 basic subscribers are excluded from this calculation); and

  . as a condition for Century, approval for quotation on the Nasdaq National Market of the shares of Adelphia Class A common stock to be issued in the merger.

 Termination

   Either Century or Adelphia may terminate the merger agreement if:

  . the merger is not completed by June 5, 2000, unless the failure to complete the merger by that date is due to the breach of any provision of the merger agreement by the party seeking to terminate the merger agreement;

  . a U.S. court or other governmental authority issues a non-appealable, final ruling prohibiting the merger, or any law or regulation makes consummation of the merger illegal; or

  . the other party breaches a representation, warranty, covenant or agreement, or a representation or warranty of the other party becomes untrue, and that prevents satisfaction by June 5, 2000 of certain conditions to the obligations of the party seeking to terminate the merger agreement.

   Century and Adelphia also mutually may agree to terminate the merger agreement prior to completion of the merger.

 Termination Payments

   If the merger agreement were terminated, other than by mutual agreement of the parties and other than by Century because of a breach by Adelphia under certain circumstances, then:

  . Century would be required to reimburse Adelphia for its actual costs and expenses up to $10 million; and

  . Century would be required to pay Adelphia a termination fee of $100 million if Century were to be acquired by a third party, or to enter into an agreement to be acquired by a third party, within 24 months after the termination of the merger agreement.

 Regulatory Matters

   Adelphia and Century have made filings and taken other actions, and will continue to take actions, necessary to obtain certain approvals from governmental authorities in connection with the merger, including U.S. antitrust authorities and the Federal Communications Commission. On March 26, 1999, Adelphia and Century made filings with the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). On April 20, 1999, the waiting period under the HSR Act was terminated. We expect to obtain all required material governmental approvals and complete the merger subsequent to the special meetings, subject to the satisfaction of all other closing conditions. We cannot be certain, however, that we will obtain all required governmental approvals, or that we will obtain these approvals without conditions that would be detrimental to either of us.

 Accounting Treatment

   Adelphia will account for the merger as a purchase in accordance with generally accepted accounting principles.

 Ownership of Shares after the Merger

   After giving effect to the merger, the Citizens acquisition, the FrontierVision acquisition discussed on page 9, the pending Highland Holdings purchase of Adelphia Class B common stock discussed on page 9 and the conversion of Adelphia's Series C cumulative convertible preferred stock and Series D convertible preferred stock into shares of Adelphia Class A common stock, the former holders of Century Class A common stock and Century Class B common stock will hold approximately 39.7% of the outstanding Adelphia Class A common stock. This will represent approximately 16.6% of the total voting power of all outstanding Adelphia shares. The above percentages are as of August 6, 1999, and are based on approximately 122,500,000 shares of Adelphia Class A common stock and 17,006,300 shares of Adelphia Class B common stock outstanding as of that date after giving effect to the transactions described above and assume that all Century stock options will be exercised prior to the merger.

 Interests of Certain Persons in the Transactions

   When considering the recommendations of Century's board, you should be aware that the executive officers and directors of Century have certain interests in the merger that may be different from your interests as stockholders. Some of them have such interests in their capacities as record or beneficial owners of, or holders of the power to vote, shares of Century Class B common stock. The holders of the Century Class B common stock are Dr. Tow, who is the Chairman and Chief Executive Officer of Century, and two trusts established by Dr. Tow and Claire Tow, who is a director of Century and the spouse of Dr. Tow. David Rosensweig, who is a director and the Secretary of Century, is the sole trustee of one of these trusts. The trustees of the other trust are Dr. Tow, Claire Tow and Mr. Rosensweig. The holders of the Century Class B common stock will receive a control premium of approximately 9% (assuming receipt of the cash consideration) for their shares of Century Class B common stock compared to the price being paid for the Century Class A common stock in the merger. The outstanding shares of Century Class B common stock have approximately 93% of the total combined voting power of the outstanding Century Class A common stock and the outstanding Century Class B common stock, represent a majority (approximately 54%) of the total number of outstanding shares of Century Class A common stock and Century Class B common stock and have the power to elect all but one member of the Century board. The holders of the Century Class B common stock will also have the right to nominate up to three directors to Adelphia's board following the merger. Certain directors and officers of Century have been granted options to purchase shares of Century Class A common stock and restricted stock awards of shares of Century Class A common stock which have not yet fully vested. Completion of the merger will cause the unvested portions of these grants to vest early, at the effective time of the merger.

 Votes Required

   Approval of the issuance of shares of Adelphia Class A common stock in the merger requires the favorable vote of holders of a majority of the votes of all outstanding shares of both classes of Adelphia common stock entitled to vote and represented at the meeting, voting together as one class. Certain holders of Adelphia Class B common stock have agreed with Century to vote in favor of matters necessary to approve the merger. See "The Merger Agreement And Related Agreements--The Rigas Class B Voting Agreement" on page 82.

   In order for the merger agreement to be approved by Century's stockholders, each of the following must be voted in favor of approval of the merger agreement:

  . a majority of the votes cast by the holders of Century Class A common stock entitled to vote at the special meeting, and

  . a majority of the votes cast by the holders of Century Class B common stock entitled to vote at the special meeting.

   The holders of all of the shares of Century Class B common stock have agreed to vote their Century Class B shares in favor of the merger. See "The Merger Agreement and Related Agreements--The Class B Voting Agreement" on page 81.

 Voting Agreements

   As noted above, in connection with the execution of the merger agreement, all of the Century Class B stockholders and certain Adelphia Class B stockholders entered into voting agreements to vote their shares of their respective companies' Class B common stock in favor of the merger and each of the other transactions contemplated by the merger agreement. As of August 6, 1999, the Adelphia Class B stockholders who are parties to the voting agreement had the power to vote shares representing approximately 77.1% of the total votes entitled to be cast by the holders of the Adelphia common stock. The Century Class B stockholders have also agreed to vote their Class B shares against any proposal for the acquisition of Century by a third party. These obligations will continue until June 5, 2000, unless the merger agreement terminates prior to that date in accordance with its terms or the merger is consummated. As of August 6, 1999, the Century Class B stockholders had the power to vote shares representing approximately 93% of the total votes entitled to be cast by the holders of Century common stock.

 Material Federal Income Tax Consequences to Century Stockholders

   Century and Adelphia will receive opinions from their respective counsel at the closing of the merger that the merger should be treated as a "reorganization" within the meaning of the Internal Revenue Code. However, the U.S. federal income tax consequences of the merger to you will depend upon the form of consideration you receive in the merger.

   If you receive solely Adelphia Class A common stock (and cash in lieu of a fractional share) in exchange for your Century common stock, then you should not recognize any gain or loss, except possibly with respect to the fractional share. If you receive solely cash, then you will generally recognize gain (and likely will be permitted to recognize loss) equal to the difference between the amount of cash you receive and your basis in your Century common stock. The tax treatment of any gain will depend upon your individual circumstances.

   If you receive a combination of Adelphia Class A common stock and cash (other than cash in lieu of a fractional share) in exchange for your Century common stock, then you should generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend.

Market Prices (See Page 17)

   The shares of Adelphia Class A common stock are quoted on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "ADLAC." The shares of Century Class A common stock are quoted on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "CTYA." On March 4, 1999, the last trading day prior to the public announcement of the proposed merger, Adelphia Class A common stock closed at $57.125 per share and Century Class A common stock closed at $35.375 per share. On August 12, 1999, Adelphia Class A common stock closed at $56.00 per share and Century Class A common stock closed at $42.00 per share.

   You may obtain more recent stock price quotes from most newspapers, the Internet or other financial sources.

Recent Developments

 Hyperion Name Change Announcement

   On July 1, 1999, Adelphia and Hyperion announced their decision to further combine the efforts of both companies and that Hyperion was changing the name under which it will be doing business to Adelphia Business Solutions. The announcement also stated that Hyperion will continue to report its financial results as Hyperion Telecommunications, Inc.

 May 1999 Cable System Swap Agreements

   On May 26, 1999, Adelphia announced that it had agreed to exchange certain cable systems with Comcast Corporation and Jones Intercable, Inc. in a geographic rationalization of the companies' respective markets. As a result of this transaction, Adelphia would add approximately 440,000 subscribers in Los Angeles, California and West Palm/Fort Pierce, Florida. In exchange, Comcast and Jones would receive systems currently owned, managed or under contract to be acquired by Adelphia serving approximately 464,000 subscribers in suburban Philadelphia, Pennsylvania, Ocean County, New Jersey, Ft. Myers, Florida, Michigan, New Mexico and Indiana. All systems involved in the transactions will be valued by agreement between the parties or, following a failure to reach agreement, by independent appraisals, and any difference in relative value will be funded with cash or additional cable systems. The system exchanges are subject to customary closing conditions and regulatory approvals and are expected to close by mid-2000.

 Series D Convertible Preferred Stock Offering

   On April 30, 1999, and in a related transaction on May 14, 1999, Adelphia consummated an offering of 2.875 million shares of 5 1/2% Series D Convertible Preferred Stock, liquidation preference $200 per share. Net proceeds to Adelphia from the convertible preferred stock offering, after deducting expenses, were approximately $557.0 million. Adelphia invested a portion of the net proceeds in cash equivalents and advanced or contributed the remaining net proceeds to certain subsidiaries to repay borrowings under subsidiary credit agreements, all of which, subject to compliance with the terms and maturities of such credit agreements, Adelphia plans to reborrow to fund the merger or one or more of its other pending acquisitions described in this section.

 April 1999 Common Stock Offering

   On April 28, 1999, Adelphia consummated an offering of 8.0 million shares of Class A common stock. Net proceeds to Adelphia from this common stock offering, after deducting expenses, were approximately $485.5 million. Adelphia advanced or contributed the net proceeds to certain subsidiaries to repay borrowings under subsidiary credit agreements, all of which, subject to compliance with the terms and maturities of such credit agreements, Adelphia plans to reborrow to fund the merger or one or more of its other pending acquisitions described in this section.

 April 1999 Senior Notes Offering

   On April 28, 1999, Adelphia consummated an offering of $350 million of 7 7/8% Senior Notes due 2009. Net proceeds from this offering, after deducting offering expenses, were approximately $345 million. The net proceeds were used to repay borrowings under subsidiary credit agreements, all of which, subject to compliance with the terms of and maturities of such credit agreements, may be reborrowed and used for general corporate purposes, including acquisitions, capital expenditures and investments.

 Pending Harron Acquisition

   On April 12, 1999, Adelphia entered into a definitive agreement to purchase the cable television systems owned by Harron Communications Corp. for approximately $1.2 billion in cash. This transaction is subject to customary closing conditions. As of December 31, 1998, Harron had approximately 294,000 basic subscribers after giving effect to recent and pending acquisitions by Harron involving systems with approximately 9,000 basic subscribers. The closing is expected to occur early in the calendar quarter ending December 31, 1999.

 Pending Highland Holdings Purchase of Class B Common Stock

   On April 9, 1999, Adelphia entered into a stock purchase agreement with Highland Holdings, a general partnership controlled by members of the family of John J. Rigas, in which Adelphia agreed to sell to Highland Holdings, and Highland Holdings agreed to purchase a minimum of $250 million and, at the option of Highland Holdings, up to $375 million of Adelphia Class B common stock. The purchase price for the Class B common stock will be $60.76 per share, which is equal to the public offering price in Adelphia's April 28, 1999 public offering of Class A common stock described above less the underwriting discount, plus an interest factor. Closing under this stock purchase agreement is to occur on or prior to January 23, 2000 as determined by Highland Holdings in its discretion.

 Pending FrontierVision Acquisition

   On February 23, 1999, Adelphia entered into a definitive agreement to acquire FrontierVision Partners, L.P. for approximately $2.1 billion. Under that agreement, Adelphia would acquire 100% of FrontierVision in exchange for approximately $550 million in cash and 7.0 million shares of Adelphia Class A common stock. As a result of this acquisition, approximately $1.1 billion of FrontierVision debt would become part of Adelphia's total indebtedness. The transaction is subject to customary closing conditions. As of December 31, 1998, FrontierVision had approximately 700,000 basic subscribers. Adelphia believes that the FrontierVision acquisition will close during the calendar quarter ending September 30, 1999 or shortly thereafter.

 Telesat Stock Repurchase and Pending Acquisition of Olympus Interests

   On January 29, 1999, Adelphia purchased from subsidiaries of Telesat Cablevision, Inc., a subsidiary of FPL Group, Inc., shares of Adelphia's stock owned by such Telesat subsidiaries. Adelphia purchased 1,091,524 shares of Adelphia Class A common stock and 20,000 shares of its Series C cumulative convertible preferred stock which were convertible into an additional 2,358,490 shares of Adelphia Class A common stock. These shares represented 3,450,014 shares of Adelphia Class A common stock on a fully converted basis. Adelphia also agreed to acquire Telesat's equity interests in Olympus Communications, L.P., a joint venture between Adelphia and Telesat. The acquisition is subject to applicable third party approvals and is expected to close during the third calendar quarter of 1999. The aggregate purchase price for these transactions will be approximately $257.2 million.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

 Historical Financial Information

   We are providing or incorporating by reference in this joint proxy statement/prospectus selected historical financial information for Adelphia and Century to help you in your analysis of the financial aspects of the merger.

   We derived this information from the audited and unaudited financial statements of Adelphia and Century for the periods presented. The information is only a summary and you should read it together with the financial information included or incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 103.

 Unaudited Pro Forma Condensed Consolidated Financial Information

   We are also providing unaudited pro forma condensed consolidated financial information in this joint proxy statement/prospectus to show you how Adelphia might have looked if the merger, the pending acquisitions of FrontierVision, Harron and Telesat's interests in Olympus and various financing transactions had been completed on April 1, 1998 for statement of operations purposes and as of March 31, 1999 for balance sheet purposes. See page 84.

   The pro forma financial information was prepared using the purchase method of accounting.

   If Adelphia had actually completed the merger and the acquisitions of FrontierVision, Harron and Telesat's interests in Olympus in prior periods, the acquired companies might have performed differently. You should not rely on the pro forma financial information as an indication of the results that Adelphia would have achieved if the transactions had taken place earlier or the future results that the companies will experience after completion of the transactions.

Selected Historical Financial Information--Adelphia
(Dollars in thousands except per share amounts)

   In the table below, Adelphia provides you with its selected historical consolidated financial data. Adelphia prepared this information using its consolidated financial statements as of the dates indicated and for each of the fiscal years in the four-year period ended March 31, 1998, for the nine-month period ended December 31, 1998 and for the three month periods ended March 31, 1998 and 1999. Adelphia derived the consolidated statement of operations data below for each of the four years in the period ended March 31, 1998, for the nine month period ended December 31, 1998 and the consolidated balance sheet data at March 31, 1995, 1996, 1997 and 1998 and December 31, 1998 from financial statements audited by Deloitte & Touche LLP, independent accountants. Adelphia derived the remaining data from unaudited consolidated financial statements. In the opinion of management, the unaudited data reflect all adjustments (consisting only of normal and recurring adjustments) necessary to fairly present the data for such interim periods.

   When you read the selected historical financial information, you should read along with it the historical financial statements and accompanying notes that Adelphia has included in its December 31, 1998 Transition Report on Form 10-K. You can obtain this report by following the instructions we provide under "Where You Can Find More Information" on page 103.

Statement of Operations Data:

                                                                      Nine Months    Three Months
                                                                         Ended           Ended
                                   Year Ended March 31,               December 31,     March 31,
                          ------------------------------------------  ------------ ------------------
                            1995       1996       1997       1998         1998       1998      1999
                          ---------  ---------  ---------  ---------  ------------ --------  --------
Revenues................  $ 361,505  $ 403,597  $ 472,778  $ 528,442   $ 507,155   $138,537  $206,194
Direct operating and
programming expenses....    106,993    124,116    148,982    167,288     167,963     45,364    67,295
Selling, general and
administrative
expenses................     63,487     68,357     81,763     95,731     107,249     25,646    49,111
Depreciation and
amortization expenses...     97,602    111,031    124,066    145,041     140,823     40,471    56,815
Rate regulation charge..         --      5,300         --         --          --         --        --
                          ---------  ---------  ---------  ---------   ---------   --------  --------
Operating income........     93,423     94,793    117,967    120,382      91,120     27,056    32,973
Priority investment
income from Olympus.....     22,300     28,852     42,086     47,765      36,000     12,000    12,000
Cash interest expense--
 net....................   (169,830)  (183,780)  (190,965)  (209,677)   (167,930)   (52,317)  (64,102)
Noncash interest
expense.................    (14,756)   (16,288)   (41,360)   (37,430)    (23,663)    (7,449)   (7,952)
Equity in loss of joint
ventures................    (44,349)   (46,257)   (59,169)   (79,056)    (58,471)   (19,722)  (18,664)
Hyperion preferred stock
dividends...............         --         --         --    (12,682)    (21,536)    (6,694)   (7,619)
Minority interest in net
losses of subsidiaries..         --         --         --         --      25,772         --    12,914
Gain on sale of
investments.............         --         --     12,151      2,538          --      1,520     2,354
Other income............      1,453         --         --         --       1,113         --        --
                          ---------  ---------  ---------  ---------   ---------   --------  --------
Loss before income taxes
 and extraordinary
 loss...................   (111,759)  (122,680)  (119,290)  (168,160)   (117,595)   (45,606)  (38,096)
Income tax benefit......      5,475      2,786        358      5,606       6,802      6,165     2,897
                          ---------  ---------  ---------  ---------   ---------   --------  --------
Loss before
 extraordinary loss.....   (106,284)  (119,894)  (118,932)  (162,554)   (110,793)   (39,441)  (35,199)
Extraordinary loss on
 early retirement of
 debt...................         --         --    (11,710)   (11,325)     (4,337)        --    (8,589)
                          ---------  ---------  ---------  ---------   ---------   --------  --------
Net loss................   (106,284)  (119,894)  (130,642)  (173,879)   (115,130)   (39,441)  (43,788)
Dividend requirements
 applicable to
 preferred stock........         --         --         --    (18,850)    (20,718)    (6,852)   (6,500)
                          ---------  ---------  ---------  ---------   ---------   --------  --------
Net loss applicable to
 common stockholders....  $(106,284) $(119,894) $(130,642) $(192,729)  $(135,848)  $(46,293) $(50,288)
                          =========  =========  =========  =========   =========   ========  ========
Basic and diluted loss
 per weighted average
 share of common stock
 before extraordinary
 loss...................  $   (4.32) $   (4.56) $   (4.50) $   (6.07)  $   (3.63)  $  (1.51) $  (0.80)
Basic and diluted net
 loss per weighted
 average share of common
 stock..................      (4.32)     (4.56)     (4.94)     (6.45)      (3.75)     (1.51)    (0.97)
Cash dividends declared
 per common share.......         --         --         --         --          --         --        --

Balance Sheet Data:

                                             March 31,
                            ------------------------------------------- December 31, March 31,
                               1995       1996       1997       1998        1998        1999
                            ---------- ---------- ---------- ---------- ------------ ----------
Total assets..............  $1,267,291 $1,367,579 $1,643,826 $2,304,671  $3,294,457  $3,589,780
Total debt................   2,021,610  2,175,473  2,544,039  2,909,745   3,527,452   3,588,073
Investments (a)...........      50,426     74,961    130,005    150,787     229,494     230,187
Redeemable preferred
 stock....................          --         --         --    355,266     376,865     384,527
Convertible preferred
 stock
 (liquidation preference)..         --         --         --    100,000     100,000     100,000

--------
(a)  Represents total investments before cumulative equity in net losses.

Selected Historical Financial Information--Century
(Dollars in thousands except per share amounts)

   In the table below, Century provides you with its selected historical consolidated financial data. Century prepared this information using its consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended May 31, 1999. Century derived the consolidated statement of operations data below for each of the years in the five-year period ended May 31, 1999 and the consolidated balance sheet data at May 31, 1995, 1996, 1997, 1998 and 1999 from financial statements audited by Deloitte & Touche LLP, independent accountants.

   When you read the selected historical financial information, you should read along with it the historical financial statements and accompanying notes that Century has included in its May 31, 1999 Annual Report on Form 10-K. You can obtain this report by following the instructions we provide under "Where You Can Find More Information" on page 103.

Statement of Operations Data:

                                            Year Ended May 31,
                          ----------------------------------------------------------
                             1995        1996        1997        1998        1999
                          ----------  ----------  ----------  ----------  ----------
Revenues................  $  331,439  $  368,669  $  459,646  $  484,736  $  519,584
                          ----------  ----------  ----------  ----------  ----------
Cost of services........      81,521      82,274     100,789     103,932     111,603
Selling, general and
 administrative.........      84,326      85,591     111,467     122,307     115,790
Regulatory restructuring
 charge.................       4,000         --          --          --          --
Depreciation and
 amortization...........     106,289     124,436     159,547     154,029     158,153
Merger costs............         --          --          --          --        7,922
                          ----------  ----------  ----------  ----------  ----------
                             276,136     292,301     371,803     380,268     393,468
                          ----------  ----------  ----------  ----------  ----------
Operating income........      55,303      76,368      87,843     104,468     126,116
Interest expense........     115,644     143,030     157,730     172,608     191,803
Gain on sale of assets..         --          --          --          --        5,646
Other expense (income)..       2,400         550         171      (1,533)        (79)
                          ----------  ----------  ----------  ----------  ----------
Loss from continuing
 operations before
 income tax benefit,
 minority interest and
 extraordinary item.....     (62,741)    (67,212)    (70,058)    (66,607)    (59,962)
Income tax expense
 (benefit)..............       6,395     (22,730)    (23,363)       (624)    (13,453)
                          ----------  ----------  ----------  ----------  ----------
Loss from continuing
 operations before
 minority interest and
 extraordinary item.....     (69,136)    (44,482)    (46,695)    (65,983)    (46,509)
Minority interest in
 income of
 subsidiaries...........      (1,486)     (2,701)     (7,170)    (11,899)    (11,597)
                          ----------  ----------  ----------  ----------  ----------
Loss from continuing
 operations.............     (70,622)    (47,183)    (53,865)    (77,882)    (58,106)
Discontinued operations:
Loss from discontinued
 operations.............     (12,003)    (54,934)    (80,428)    (43,089)        --
Gain on sale of
 discontinued
 operations(1)..........         --          --          --          --      314,290
                          ----------  ----------  ----------  ----------  ----------
(Loss) income before
 extraordinary item.....     (82,625)   (102,117)   (134,293)   (120,971)    256,184
Extraordinary item-loss
 on early retirement of
 debt, net(2)...........         --          --       (7,582)        --          --
                          ----------  ----------  ----------  ----------  ----------
Net (loss) income ......     (82,625)   (102,117)   (141,875)   (120,971)    256,184
Dividend on discontinued
 subsidiary convertible
 redeemable preferred
 stock..................       4,419       4,256       4,850       5,225          --
                          ----------  ----------  ----------  ----------  ----------
Net (loss) income
 applicable to common
 shares.................  $  (87,044) $ (106,373) $ (146,725) $ (126,196) $  256,184
                          ==========  ==========  ==========  ==========  ==========

(Loss) income per common
 share--
 basic & diluted:
Loss from continuing
 operations.............  $     (.87) $     (.70) $     (.78) $    (1.11) $     (.77)
Loss from discontinued
 operations.............        (.14)       (.74)      (1.08)       (.58)        --
Gain on sale of
 discontinued
 operations.............         --          --          --          --         4.18
                          ----------  ----------  ----------  ----------  ----------
(Loss) income before
 extraordinary item.....       (1.01)      (1.44)      (1.86)      (1.69)       3.41
Extraordinary item......         --          --        (0.10)        --          --
                          ----------  ----------  ----------  ----------  ----------
Net (loss) income per
 common share--
 basic & diluted........  $    (1.01) $    (1.44) $    (1.96) $    (1.69) $     3.41
                          ==========  ==========  ==========  ==========  ==========
Weighted average number
 of common shares
 outstanding during the
 period--
 basic & diluted........  86,277,000  73,748,000  74,675,000  74,770,000  75,088,000
                          ==========  ==========  ==========  ==========  ==========

--------
(1) Net of applicable income tax provision of $25,739.
(2) Net of applicable income tax benefit of $5,379.

Balance Sheet Data:

                                                May 31,
                         ----------------------------------------------------------
                            1995        1996        1997        1998        1999
                         ----------  ----------  ----------  ----------  ----------
                            (Dollars in thousands, except per share amounts)
Total assets............ $2,004,417  $2,234,909  $2,154,231  $1,515,182  $1,800,299
Long-term debt..........  1,741,143   2,081,611   2,186,981   2,009,052   2,022,640
Common stockholders'
 deficiency.............   (351,645)   (448,013)   (598,643)   (725,252)   (465,319)

   Included in Total assets at May 31, 1998 were Net assets of discontinued operations of $37,323, which included Total assets of $869,415, Long-term debt of $510,000 and Common stockholders' deficiency of $112,441.

   See Notes 3 and 5 to Century's May 31, 1999 consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended May 31, 1999 regarding recent acquisitions and dispositions and the effect of such acquisitions and dispositions on the comparability of the historical financial statements of Century. You can obtain this report by following the instructions we provide under "Where You Can Find More Information" on page 103.

Selected Pro Forma Condensed Consolidated Financial Information
(Dollars in thousands except per share amounts)

   In the table below, Adelphia provides you with unaudited selected pro forma condensed consolidated financial information as if the merger, the acquisitions of FrontierVision, Harron and Telesat's interests in Olympus and various financing transactions had been completed on April 1, 1998 for statement of operations purposes and as of March 31, 1999 for balance sheet purposes.

   This unaudited selected pro forma condensed consolidated financial information should be read in conjunction with the separate historical financial statements and accompanying notes of Adelphia and Century that are incorporated by reference in this joint proxy statement/prospectus. It is also important that you read the unaudited pro forma condensed consolidated financial information and accompanying discussion included in this joint proxy statement/prospectus starting on page 84 under "Unaudited Pro Forma Condensed Consolidated Financial Information." You should not rely on the unaudited selected pro forma condensed consolidated financial information as an indication of the results of operations or financial position that would have been achieved if the merger, the pending acquisitions of FrontierVision, Harron and Telesat's interests in Olympus and the financing transactions had taken place earlier or of the results of operations or financial position of Adelphia after the completion of such transactions.

Statement of Operations Data:

                                                  Nine Months     Three Months
                                                     Ended           Ended
                                               December 31, 1998 March 31, 1999
                                               ----------------- --------------
Revenues......................................    $1,435,988       $ 540,962
Operating expenses:
 Direct operating and programming.............       515,460         195,732
 Selling, general and administrative..........       295,030         116,883
 Depreciation and amortization................       486,479         179,329
                                                  ----------       ---------
Operating income..............................       139,019          49,018
Interest expense--net.........................      (491,850)       (174,008)
Equity in income (loss) of other joint
 ventures.....................................           114            (988)
Equity in loss of Hyperion joint ventures.....        (9,580)         (3,803)
Minority interest in losses of subsidiaries...        16,438          10,044
Hyperion preferred stock dividends............       (21,536)         (7,619)
Gain on sale of assets........................        12,401           2,315
Other.........................................          (633)          1,145
                                                  ----------       ---------
Loss before income taxes and extraordinary
 loss.........................................      (355,627)       (123,896)
Income tax benefit............................        91,114          28,104
                                                  ----------       ---------
Loss from continuing operations...............      (264,513)        (95,792)
Dividend requirements applicable to preferred
 stock........................................       (44,437)        (14,406)
                                                  ----------       ---------
Loss applicable to common stockholders from
 continuing operations........................    $ (308,950)      $(110,198)
                                                  ==========       =========
Basic and diluted loss from continuing
 operations per weighted average share of
 common stock.................................    $    (2.63)      $   (0.91)
                                                  ==========       =========
Weighted average shares of common stock
 outstanding (in thousands)...................       117,619         120,755
                                                  ==========       =========

Balance Sheet Data:

                                                                   March 31,
                                                                     1999
                                                                  -----------
Assets:
Property, plant and equipment--net............................... $ 3,842,500
Intangible assets--net...........................................   9,551,010
Cash and cash equivalents........................................     172,456
Other assets--net................................................     754,666
                                                                  -----------
  Total assets................................................... $14,320,632
                                                                  ===========
Liabilities, Redeemable Preferred Stock and Stockholders' Equity
 (Deficiency):
Subsidiary debt.................................................. $ 5,493,175
Parent debt......................................................   2,405,917
Deferred income taxes............................................   1,612,923
Other liabilities................................................     501,168
                                                                  -----------
  Total liabilities..............................................  10,013,183
                                                                  -----------
Minority interests...............................................     108,376
                                                                  -----------
Hyperion Redeemable Exchangeable Preferred Stock.................     236,293
                                                                  -----------
Series A Cumulative Redeemable Exchangeable Preferred Stock......     148,234
                                                                  -----------
Stockholders' equity (deficiency):
Convertible preferred stock......................................          30
Common stock.....................................................       1,241
Additional paid-in capital.......................................   5,823,247
Accumulated deficit..............................................  (1,802,660)
Class A Common Stock held in escrow..............................     (58,099)
Treasury stock at cost and other.................................    (149,213)
                                                                  -----------
 Stockholders' equity (deficiency)...............................   3,814,546
                                                                  -----------
  Total.......................................................... $14,320,632
                                                                  ===========

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   The following table sets forth high and low sale prices for a share of Adelphia Class A common stock and for a share of Century Class A common stock for the calendar quarters indicated. None of Adelphia, Century or any of their respective predecessors have paid any cash dividends with respect to their common stock. The prices are as reported on the Nasdaq National Market based on published financial sources. There is no public market for the Adelphia Class B common stock or the Century Class B common stock.

                                  Adelphia Class
                                         A        Century Class A
                                   Common Stock     Common Stock
                                  --------------- ----------------
          Quarter Ended            High    Low      High     Low
--------------------------------- ------ -------- -------- -------
1996:
 March 31                         $8.875 $ 6.25   $10.125  $7.5
 June 30                           7.875   6.5625  10.125   8.25
 September 30                     11       6.5      8.875   6.125
 December 31                      10.25    5.75     7.625   5.125
1997:
 March 31                          7.125   5.375    6.25    3.875
 June 30                           7.75    5        7.125   3.625
 September 30                     12.125   6.75     7.6875  5.125
 December 31                      18.75   12        9.875   7
1998:
 March 31                         30.375  16.375   13       8.9375
 June 30                          37.125  21.5     20      12.375
 September 30                     44      30.4375  28.125  17.875
 December 31                      48.125  29.125   31.75   15.5
1999:
 March 31                         64.375  44.875   47      28.875
 June 30                          87      55.125   60.125  39.125
 September 30 (through 8/12/1999) 69.25   54       49.25   40.625

                                  RISK FACTORS

Risk Factors Relating To The Merger

Adelphia May Not           Integrating the operations of Century with those of
Successfully Integrate     Adelphia after the merger may be difficult and time
Century's Business         consuming. After the merger has been completed,
Operations                 Adelphia may integrate, among other things, the
                           product and service offerings, the product development, sales and marketing, research and development, administrative and customer service functions, and the management information systems of Century with those of Adelphia. The integration of Century will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration processes could have an adverse effect on the revenues, levels of expenses and operating results of the combined company. Adelphia may experience difficulties in the course of the integration process, such as the loss of key personnel. Adelphia may fail to manage this integration effectively or to achieve any of the anticipated benefits that both companies hope will result from this integration.

Adelphia May Need To       Century and its subsidiaries have substantial
Refinance Century          indebtedness. At May 31, 1999, Century and its
Indebtedness               subsidiaries had long-term debt of approximately
                           $2.0 billion and current maturities of $20.1 million, including $1.87 billion principal amount of public indebtedness under nine indentures, $89 million of indebtedness under credit agreements entered into by Century's subsidiaries and various banks and $80 million of indebtedness under a note agreement entered into by a subsidiary of Century.

                           Under the indentures for Century's public notes, the merger will require the Adelphia merger subsidiary to make an offer to purchase the public notes if the merger results in the public notes being downgraded to a specified level by certain national rating agencies. Upon announcement of the merger, certain rating agencies announced that the Century notes were under review with a view to a downgrade to a level which would not require the Adelphia merger subsidiary to make an offer to repurchase such public notes. In the event that the public notes were to be downgraded to a level beyond that announced by the rating agencies upon disclosure of the merger, the Adelphia merger subsidiary that survives the merger, would be required to make an offer to repurchase the public notes at 101% of the amount of the notes. In the event that a significant amount of notes were tendered for repurchase, this could materially decrease Adelphia's liquidity.

                           Without the consent of the lenders to Century's subsidiaries, the merger will violate certain covenants contained in the Century credit agreements. As a result, Adelphia will either secure a waiver from the lenders under these credit agreements or will refinance such credit agreements with new or existing credit facilities. Although Adelphia currently has sufficient liquidity under its existing credit facilities to refinance the borrowings under Century's credit agreements, Adelphia is seeking consents to keep some or all of Century's credit agreements in place. In the event that these consents cannot be obtained upon reasonable terms,

                           Adelphia could seek to refinance some or all of them under one or more new facilities in order to preserve its existing liquidity. There can be no assurance, however, that Adelphia will be able to obtain these consents or refinance these credit agreements under any terms or on terms acceptable to Adelphia. As a result, failure to obtain the required consents or to refinance these credit agreements could materially decrease Adelphia's liquidity.

Value Of Adelphia Stock    The number of shares of Adelphia common stock to be
To Be Received In The      received in the merger for each share of Century
Merger May Fluctuate       common stock is fixed. Therefore, because the
                           market price of Adelphia Class A common stock is subject to fluctuation, the value at the time of the merger of the Adelphia Class A common stock to be received by Century stockholders will depend on the market price of Adelphia Class A common stock at that time. There can be no assurance as to the market value at the time of the merger of the Adelphia Class A common stock to be received by Century stockholders. For historical and current market prices of Adelphia Class A common stock, see
                           "Comparative Per Share Market Price And Dividend
                           Information" on page 17.

Adelphia Expects To        Adelphia expects to incur restructuring and
Incur Potentially          integration costs from integrating Century's
Significant Integration    operations with those of Adelphia. These costs may
Costs In Connection With   be substantial and may include costs for employee
The Merger                 severance, facilities closures, and relocation and
                           disposition of excess equipment. Adelphia has not yet determined the amount of these costs. Adelphia expects to charge these costs to operations in the quarter in which the merger is completed, and this will hurt Adelphia's operating results for that quarter.

The Failure To Satisfy     The merger may not close unless several conditions
Conditions To Completion   are met. These include:
Of The Merger Could
Jeopardize The Merger

                           .  approvals from each class of Century's
                              stockholders and from Adelphia's stockholders; although the Class B stockholders of Century and the controlling stockholders of Adelphia have agreed to vote in favor of the merger, the companies cannot be certain of the ultimate outcome of the required vote of the Class A stockholders of Century;

                           . receipt of all required consents of governmental authorities, except where the failure to obtain any such required consent would not have a material adverse effect; see "The Merger Agreement And Related Agreements--The Merger Agreement--Conditions to Completing the Merger" on page 80;

                           . neither Adelphia nor Century having breached any of its representations, warranties or covenants made in the merger agreement; and

                           .  no law or court order prohibiting the merger.

The Failure To Complete    The failure to complete the merger could be costly
The Merger Could Be        to Century and its stockholders. If the merger
Costly To Century And      agreement were terminated, other than by mutual
Its Stockholders.          agreement of the parties and other than by Century
                           because of a breach by Adelphia under certain circumstances, then Century would be required to reimburse Adelphia for its actual costs and expenses up to $10 million. In addition, Century would be required to pay Adelphia a termination fee of $100 million if Century were to be acquired by a third party, or to enter into an agreement to be acquired by a third party, within 24 months after the termination of the merger agreement. The price of Century common stock also might decline, assuming that current market prices reflect a market assumption that the merger will be completed; and Century would still have to pay its costs related to the merger, such as legal, accounting and financial advisory fees.

Regulatory Agencies May    A condition to Adelphia's obligation to complete
Impose Conditions On       the merger is the receipt of all material required
Consents Relating To The   regulatory consents and approvals relating to the
Merger                     merger. Some local franchise authorities, from
                           which consent to the change of control of Century is required, may impose conditions or obligations regarding their consent to the merger. Depending on the nature of any such conditions or obligations, such conditions or obligations may jeopardize or delay completion of the merger or reduce the anticipated benefits of the merger. See "The
                           Merger--Regulatory Matters--State and Local
                           Governmental Authorities."

 Risk Factors Relating To Adelphia

   Before you approve the merger in which you will receive Adelphia's Class A common stock, you should be aware that there are various risks associated with investing in Adelphia, including those described below. You should carefully consider these risk factors together with all of the other information included in this joint proxy statement/prospectus before you decide to approve the merger.

High Level Of              Adelphia has a substantial amount of debt. Adelphia
Indebtedness               borrowed this money to purchase and to expand its
                           cable systems and other operations and, to a lesser extent, for investments and loans to its affiliates. At March 31, 1999, Adelphia's indebtedness totaled approximately $3.6 billion.
                           This included approximately:

   As of March 31, 1999,   .  $2.1 billion of Adelphia Parent Company public
Adelphia owed                 debt. When we use the term "Adelphia Parent
approximately                 Company" in this joint proxy
$3.6 billion and as of        statement/prospectus, we are referring only to
that date Adelphia would      Adelphia Communications Corporation as a parent
have owed approximately       holding company entity, and not to its
$5.6 billion after the        subsidiaries;
merger, $6.8 billion
after the merger and the   .  $754 million of debt owed by Adelphia's
acquisition of                subsidiaries to banks, other financial
FrontierVision and $7.9       institutions and other persons; and
billion after such
transactions and the       .  $779 million of public debt owed by Hyperion,
acquisitions of Harron        Adelphia's subsidiary which is a super-regional
and Telesat's interests       provider of integrated communications services.
in Olympus. Adelphia's
high level of
indebtedness can have
important adverse
consequences to Adelphia
and to you.

                           Olympus, a non-consolidated joint venture, also had, as of March 31, 1999, approximately
                           $550 million of debt. Olympus will be consolidated with Adelphia upon completion of Adelphia's proposed acquisition of Telesat's equity interests in Olympus. That acquisition is expected to close during the third calendar quarter of 1999.

                           Adelphia is assuming an additional approximately $2.0 billion of debt in connection with the merger. See "Risk Factors Relating To The Merger--Adelphia May Need To Refinance Century Indebtedness."

   Adelphia may need to    On February 23, 1999, Adelphia announced its
refinance significant      proposed acquisition of FrontierVision.
FrontierVision             FrontierVision and its subsidiaries have
indebtedness that it       substantial indebtedness. At March 31, 1999,
will be assuming.          FrontierVision and its subsidiaries had
                           nonaffiliate long-term debt of approximately $1.1 billion, including approximately $668 million owed to banks under a credit agreement and approximately
                           $456 million owed under three indentures for public notes. Adelphia is attempting to secure consents and waivers from the lenders to permit the credit agreement to remain outstanding. As a result of the acquisition by Adelphia, the indentures for the public debt will require FrontierVision to make an offer to repurchase the public notes at 101% of the principal amount of the public notes. If the lenders do not consent to permitting the credit agreement to remain outstanding or a significant amount of the public notes are tendered to FrontierVision for repurchase, then this could materially decrease Adelphia's liquidity.

   Adelphia will need to   Adelphia will need to raise significant funds to
raise significant          pay for the $1.17 billion acquisition of Harron.
financing for the Harron   This may result in a material amount of additional
acquisition.               indebtedness.

                           The indebtedness resulting from the merger and the acquisitions of FrontierVision, Harron and Telesat's interests in Olympus is reflected in Adelphia's unaudited pro forma condensed consolidated financial statements included in this joint proxy statement/prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

   Debt service consumes   Adelphia's high level of indebtedness can have
a substantial portion of   important adverse consequences to Adelphia and its
the cash Adelphia          stockholders. It requires that Adelphia spend a
generates. This could      substantial portion of the cash it gets from its
affect Adelphia's          business to repay the principal and interest on
ability to invest in its   these debts. Otherwise, Adelphia could use these
business in the future     funds for general corporate purposes or for capital
as well as to react to     improvements. Adelphia's ability to obtain new
changes in its industry    loans for working capital, capital expenditures,
or economic downturns.     acquisitions or capital improvements may be limited
                           by its current level of debt. In addition, having such a high level of debt could limit Adelphia's ability to react to changes in its industry and to economic conditions generally. In addition to Adelphia's debt, at March 31, 1999, the Adelphia
                           Parent Company had approximately $148 million and Hyperion had approximately $236 million of redeemable exchangeable preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

   Approximately 35% of    Adelphia's debt comes due at various times up to
Adelphia's debt            the year 2009, including an aggregate of
outstanding at March 31,   approximately $1.3 billion as of March 31, 1999,
1999 must be paid by       which Adelphia must pay by January 1, 2004.
January 1, 2004 and all
of it must be paid by
2009.

                           As discussed above, Century, FrontierVision and Olympus also have a substantial amount of debt. Under their current terms, these debts come due at various times up to the year 2017, including an aggregate of approximately $1.5 billion as of March 31, 1999 (December 31, 1998 as to FrontierVision and May 31, 1998 as to Century), which must be repaid over the next five years.

Adelphia's Business        Adelphia's business requires substantial additional
Requires Substantial       financing on a continuing basis for capital
Additional Financing And   expenditures and other purposes including:
If Adelphia Does Not
Obtain That Financing It   .  constructing and upgrading Adelphia's plant and
May Not Be Able To            networks--some of these upgrades Adelphia must
Upgrade Its Plant, Offer      make to comply with the requirements of local
Services, Make Payments       cable franchise authorities;
When Due Or Refinance
Existing Debt              .  offering new services;

                           .  scheduled principal and interest payments;

                           .  refinancing existing debt; and

                           .  acquisitions and investments.

                           There can be no guarantee that Adelphia will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet its future financing needs.

Adelphia Has Had Large     Adelphia's total convertible preferred stock,
Losses And It Expects      common stock and other stockholders' equity
This To Continue           (deficiency) at March 31, 1999 was a deficit of
                           approximately $728.4 million. Adelphia's continuing net losses, which are mainly due to Adelphia's high levels of depreciation and amortization and interest expense, have created this deficiency.
                           Adelphia's recent net losses applicable to its common stockholders were approximately as follows:

                           . fiscal year ended March 31, 1997--$130.6 million;

                           . fiscal year ended March 31, 1998--$192.7 million;

                           . nine months ended December 31, 1998--$135.8 million; and

                           . three months ended March 31, 1999--$50.3 million.

                           Adelphia expects to continue to incur large net losses for the next several years.

   Adelphia's earnings     Adelphia's earnings could not pay for its combined
have been insufficient     fixed charges and preferred stock dividends during
to pay for its fixed       these periods by the amounts set forth in the table
charges and preferred      below. Combined fixed charges and preferred stock
stock dividends.           dividends included substantial non-cash charges for
                           depreciation, amortization and non-cash interest expense on some of its debts and the non-cash expense of Hyperion's preferred stock dividends:

                                                      Earnings  Non-Cash
                                                     Deficiency Charges
                                                     ---------- --------
                                                       (in thousands)
                 .fiscal year ended March 31, 1997    $ 61,848  $165,426
                 .fiscal year ended March 31, 1998    $113,941  $195,153
                 .nine months ended December 31,
                 1998                                 $116,899  $186,022
                 .three months ended March 31, 1999   $ 42,585  $ 72,386

   If Adelphia cannot      Historically, the cash Adelphia has generated from
refinance its debt         its operating activities and borrowings has been
including debt incurred    sufficient to meet its requirements for debt
in connection with the     service, working capital, capital expenditures and
merger and the pending     investments in and advances to its affiliates, and
acquisitions of            Adelphia has depended on additional borrowings to
FrontierVision, Harron     meet its liquidity requirements. Although in the
and Telesat's interests    past Adelphia has been able both to refinance its
in Olympus or obtain new   debt and to obtain new debt, there can be no
loans, it would likely     guarantee that it will be able to continue to do so
have to consider various   in the future or that the cost to Adelphia or the
financing options.         other terms which would affect it would be as
Adelphia cannot            favorable to Adelphia as current loans and credit
guarantee that any         agreements. Under these circumstances, Adelphia may
options available to it    need to consider various financing options, such as
would enable it to repay   the sale of additional equity or some of its assets
its debt in full.          to meet the principal and interest payments it
                           owes, negotiate with its lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. Adelphia believes that its business will continue to generate cash and that it will be able to obtain new loans to meet its cash needs. However, the covenants in the indentures and credit agreements for Adelphia's current debt provide some limitations on its ability to borrow more money.

Competition                The telecommunications services provided by
                           Adelphia are subject to strong competition and potential competition from various sources.

   Adelphia's cable        Adelphia's cable television systems compete with
television business is     other means of distributing video to home
subject to strong          televisions such as Direct Broadcast Satellite
competition from several   systems, commonly known as DBS systems, and
sources which could        Multichannel Multipoint Distribution systems,
adversely affect revenue   commonly known as wireless cable. Some of the
or revenue growth.         regional Bell telephone operating companies and
                           other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business.

                           In addition, because Adelphia's systems are operated under non-exclusive franchises, other applicants may obtain franchises in Adelphia franchise areas. For example, some regional Bell operating companies and local telephone companies have facilities which are capable of delivering cable television service and could seek competitive franchises.

                           The equipment which telephone companies use in providing local exchange service may give them competitive advantages over Adelphia in distributing video to home televisions. The regional Bell operating companies and other potential competitors have much greater resources than Adelphia and would constitute formidable competition for its cable television business. Adelphia cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on Adelphia's cable television business.

                           Adelphia's cable television systems also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. Adelphia cannot predict the extent to which competition may affect it.

                           Adelphia's cable modem and dial up Internet access business is subject to strong competition and potential competition from a number of sources. With respect to high speed cable modem service, telephone companies are beginning to implement various digital subscriber line services (xDSL) that allow high speed internet access services to be offered over telephone lines. DBS companies offer high speed Internet access over their satellite facilities and other terrestrial based wireless operators (e.g., MMDS) are beginning to introduce high speed access as well. In addition, there are now a number of legislative and FCC initiatives and efforts seeking to require cable television operators to provide open access to their facilities to competitors that want to offer cable modem services. With respect to dial up Internet access services, there are numerous competitive Internet Service Providers (ISPs) in virtually every franchise area. The local telephone exchange company typically offers ISP services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet. Adelphia cannot predict the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on Adelphia's Internet access business.

   Hyperion's operations   In each of the markets served by Hyperion's
are also subject to risk   networks, the competitive local exchange carrier
because Hyperion           services offered by Hyperion compete principally
competes principally       with the services offered by the incumbent local
with established local     telephone exchange carrier company serving that
telephone carriers that    area. Local telephone companies have long-standing
have long-standing         relationships with their customers, have the
utility relationships      potential to subsidize competitive services from
with their customers and   monopoly service revenues, and benefit from
pricing flexibility for    favorable state and federal regulations. The merger
local telephone            of Bell Atlantic and NYNEX created a very large
services.                  company whose combined territory covers a
                           substantial portion of Hyperion's markets. Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion and Adelphia.

                           Adelphia believes that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Hyperion's operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Hyperion's markets to do the following:

                           .  lower their rates substantially;

                           . engage in aggressive volume and term discount pricing practices for their customers; or

                           .  charge excessive fees to Hyperion for
                              interconnection to the incumbent local telephone company's networks.

   If the regional Bell    The regional Bell operating companies can now
telephone companies        obtain regulatory approval to offer long distance
could get regulatory       services if they comply with the interconnection
approval to offer long     requirements of the federal Telecommunications Act
distance service in        of 1996. To date, the FCC has denied the requests
competition with           for approval filed by regional Bell operating
Hyperion's significant     companies in Hyperion's operating areas. However,
customers, some of         approval of such a request could result in
Hyperion's major           decreased market share for the major long distance
customers could lose       carriers which are among Hyperion's significant
market share.              customers. This could have a material adverse
                           effect on Hyperion.

   The regional Bell       Legislation has been introduced in Congress
telephone companies        proposing to relieve the regional Bell operating
continue to seek           companies from the resale and unbundling
legislation that could     requirements of the federal Telecommunications Act
significantly enhance      of 1996 with respect to highspeed data services,
their competitive          and to otherwise facilitate the deployment of such
position against           services. The adoption of such legislation by
Hyperion.                  Congress could have a material adverse effect on
                           Hyperion.

   Potential competitors   Potential competitors for Hyperion include other
to Hyperion's              competitive local exchange carriers, incumbent
telecommunications         local telephone companies which are not subject to
services include the       regional Bell operating companies' restrictions on
regional Bell telephone    offering long distance service, AT&T, MCIWorldCom,
companies, AT&T,           Sprint and other long distance carriers, cable
MCIWorldCom and Sprint,    television companies, electric utilities, microwave
electric utilities and     carriers, wireless telecommunications providers,
other companies that       including cellular and Personal Communications
have advantages over       Services (PCS), and private networks built by large
Hyperion.                  end users. Both AT&T and MCIWorldCom have announced
                           that they have begun to offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. In addition, the long distance carriers could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

                           Many of Hyperion's current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

Adelphia Is Subject To
Extensive Regulation       The cable television industry and the provision of
                           local telephone exchange services are subject to
   Adelphia's cable        extensive regulation at the federal, state and
television and             local levels, and many aspects of such regulation
telecommunications         are currently the subject of judicial proceedings
businesses are heavily     and administrative or legislative proposals. In
regulated as to rates it   particular, the FCC adopted regulations that limit
can charge and other       Adelphia's ability to set and increase rates for
matters. This regulation   its basic service package and for the provision of
could limit Adelphia's     cable television-related equipment. The law permits
ability to increase        certified local franchising authorities to order
rates, cause it to         refunds of rates paid in the previous 12-month
decrease then current      period determined to be in excess of the permitted
rates or require it to     reasonable rates. It is possible that rate
refund previously          reductions or refunds of previously collected fees
collected fees.            may be required in the future. In addition, the FCC
                           has commenced a proceeding to determine whether cable operators will be required to carry the digital signals of broadcast television stations.
                           Such a requirement could require the removal of popular programming services with materially adverse results for cable operators.

                           Adelphia must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal. Similarly, Hyperion is subject to state and local regulations and in some cases must obtain appropriate certifications and/or local franchises to construct facilities and offer services. There can be no assurance that Hyperion's state and local regulators will not impose new and more restrictive requirements as a condition to renew any required certifications and franchises.

                           Proposals are currently before Congress and the FCC to require cable operators to provide equal access over their cable systems to other ISPs. To date, the FCC has declined to impose such requirements. This same "open access" issue is being considered by some local franchising authorities as well. Recently, a federal district court in Portland, Oregon, upheld the authority of the local franchising authority to impose an open access requirement in connection with a cable television franchise transfer and that decision has been appealed to the U.S. Court of Appeals for the Ninth Circuit. If Adelphia is required to provide such open access, it could adversely impact Adelphia's anticipated revenues from high-speed cable modem services and could complicate marketing and technical issues associated with the introduction of such services.

   The federal Telecom-    The federal Telecommunications Act of 1996
munications Act of 1996    substantially changed federal, state and local laws
may have a significant     and regulations governing Adelphia's cable
impact on Adelphia's ca-   television and telecommunications businesses. This
ble television and tele-   law could materially affect the growth and
phone businesses.          operation of the cable television industry and the
                           cable services Adelphia provides. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law. Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts.
                           Adelphia cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on Adelphia.

                           Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Hyperion's markets or potential markets. Furthermore, Adelphia cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Hyperion.

Unequal Voting Rights Of   Adelphia has two classes of common stock--Class A
Stockholders               common stock which carries one vote per share and
                           Class B common stock which carries ten votes per share. The shares that Century's stockholders will receive in the merger are shares of Class A common stock. Under Adelphia's Certificate of
                           Incorporation, the shares of Class A common stock elect only one of Adelphia's eight directors.

Control Of Voting Power    As of June 1, 1999, the Rigas family beneficially
By The Rigas Family        owned shares representing about 42% of the total
                           number of outstanding shares of both classes of
   The Rigas family can    Adelphia's common stock and about 77% of the total
control stockholder        voting power of Adelphia's shares. The public holds
decisions on very          a majority of the outstanding shares of Class A
important matters.         common stock, although the Rigas family also owns
                           about 30% of those shares as of June 1, 1999. The
                           Rigas family owns about 99% of Adelphia's shares of Class B common stock. The Rigas family also owns shares of Adelphia's 8 1/8% Series C cumulative convertible preferred stock which, if converted, would increase its voting power and beneficial ownership. The Rigas family also has agreed to acquire 4,114,549 shares of Class B common stock, and has rights to acquire up to an additional
                           2,057,275 shares of Class B common stock, which if purchased would increase its beneficial ownership and voting power. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect seven of eight Adelphia directors and, if they converted their convertible preferred stock, might be able to elect all eight directors.
                           In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's Certificate of
                           Incorporation and Bylaws, and mergers or other fundamental corporate transactions.

There Are Potential        John J. Rigas and the other executive officers of
Conflicts Of Interest      Adelphia, including other members of the Rigas
Between Adelphia And The   family, own other corporations and partnerships,
Rigas Family               which are managed by Adelphia for a fee. Subject to
                           the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. These activities could present a conflict of interest with Adelphia, such as how much time Adelphia's executive officers devote to Adelphia's business. In addition, there have been and will continue to be transactions between Adelphia and the executive officers or the other entities they own or have affiliations with.
                           Adelphia's public debt indentures contain covenants that place some restrictions on transactions between Adelphia and its affiliates.

Holding Company
Structure And Potential    The Adelphia Parent Company directly owns no
Impact Of Restrictive      significant assets other than stock, partnership
Covenants In Subsidiary    interests and equity and other interests in
Debt Agreements            Adelphia's subsidiaries and in other companies.
                           This creates risks regarding Adelphia's ability to provide cash to the Adelphia Parent Company to repay the interest and principal which it owes, Adelphia's ability to pay cash dividends to its common stockholders in the future, and the ability of Adelphia's subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

   The Adelphia Parent     The public indentures and the credit agreements for
Company depends on its     bank and other financial institution loans of
subsidiaries and other     Adelphia's subsidiaries and other companies in
companies in which it      which Adelphia has invested restrict their ability
has investments to fund    and the ability of the companies they own to make
its cash needs.            payments to the Adelphia Parent Company. These
                           agreements also place other restrictions on the borrower's ability to borrow new funds. The ability of a subsidiary or a company in which Adelphia has invested to comply with debt restrictions may be affected by events that are beyond Adelphia's control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Adelphia's subsidiaries and companies in which Adelphia has invested might not be able to repay in full the accelerated loans.

It Is Unlikely You Will    Adelphia has never declared or paid cash dividends
Receive A Return On Your   on any of its common stock and has no intention of
Shares Through The         doing so in the foreseeable future. As a result, it
Payment Of Cash            is unlikely that you will receive a return on your
Dividends                  shares through the payment of cash dividends.

Future Sales Of Adelphia   Sales, or availability for sale, of a substantial
Common Stock Could         number of shares of Adelphia Class A common stock,
Adversely Affect Its       including sales by any pledgees of such shares,
Market Price               could adversely affect the market price of Adelphia
                           Class A common stock and could impair Adelphia's ability in the future to raise capital through stock offerings.

                           Under various registration rights agreements or arrangements, as of June 1, 1999, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of Class A common stock, consisting of 15,029,119 shares, Class B common stock, consisting of 10,736,544 shares and the equivalent number of shares of Class A common stock into which they may be converted, and Series C cumulative convertible preferred stock, consisting of 80,000 shares and the 9,433,962 shares of Class A common stock into which they may be converted. Among others, Adelphia has registered or agreed to register for public sale the following shares:

                           . for the Rigas family--up to 11,000,000 shares of Class A common stock, 80,000 shares of Series C cumulative convertible preferred stock and the Class A common stock issuable upon conversion of the Series C cumulative convertible preferred stock;


                           . for the selling stockholders receiving shares in Adelphia's acquisition of Verto Communications, Inc.--2,561,024 shares of Class A common stock;

                           .  for Highland Holdings, a Rigas family
                              partnership--4,000,000 shares of Class A common stock purchased by it in connection with the January 14, 1999 equity offering;

                           . for the owners of FrontierVision--7,000,000 shares of Class A common stock in connection with the pending FrontierVision acquisition and 1,000,000 shares held pursuant to an escrow arrangement for the benefit of FrontierVision in certain circumstances if the transaction does not close;

                           .  for the owners of Century--approximately
                              48,700,000 shares of Class A common stock to be issued in the merger;

                           . for Citizens--1,852,302 shares of Class A common stock to be issued in the Citizens acquisition; and

                           .  for TCI Development Corporation (or its
                              successors)--2,250,000 shares of Class A common stock.

                           Approximately 14,904,000 shares of Adelphia Class A common stock and up to 80,000 shares of Adelphia Series C cumulative convertible preferred stock, including the underlying Class A common stock, have been pledged by members of the Rigas family in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

Adelphia's Acquisitions    Because Adelphia is experiencing a period of rapid
And Expansion Could        expansion through acquisition, the operating
Involve Operational        complexity of Adelphia, as well as the
Risks                      responsibilities of management personnel, have
                           increased. Adelphia's ability to manage such expansion effectively will require it to continue to expand and improve its operational and financial systems and to expand, train and manage its employee base.

                           The merger, the FrontierVision and Harron transactions and some of Adelphia's other recent acquisitions involve the acquisition of companies that have previously operated independently. Adelphia may not be able to integrate the operations of these companies without some level of difficulty, such as the loss of key personnel. There is no guarantee that Adelphia will be able to realize the benefits expected from the integration of operations from these transactions. These same risks apply to integration of Century's business after the merger. See "Risk Factors Relating To The Merger--Adelphia May Not Successfully Integrate Century's Business Operations."

                           Because Century, FrontierVision and Harron are in the same industry as Adelphia, they are generally subject to the same risks as Adelphia, such as those relating to competition, regulation, year 2000 issues and technological developments.

Year 2000 Issues Present   The year 2000 issue refers to the potential
Risks To Adelphia's        inability of computerized systems and technologies
Business Operations In     to properly recognize and process dates beyond
Several Ways               December 31, 1999. This could present risks to the
                           operation of Adelphia's business in several ways.
                           Adelphia's computerized business applications that could be adversely affected by the year 2000 issue include:

                           . information processing and financial reporting systems;

                           .  customer billing systems;

                           .  customer service systems;

                           . telecommunication transmission and reception systems; and

                           .  facility systems.

                           System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Although Adelphia is evaluating the impact of the year 2000 issue on its business and is seeking to implement necessary solutions, this process has not been completed.

                           There can be no assurance that the systems of other companies on which Adelphia's systems rely will be year 2000 ready. The systems of other companies also could become incompatible with Adelphia's systems as a result of implementation of year 2000 solutions. Adelphia's failure or a third-party's failure to become year 2000 ready, or its inability to become compatible with third parties with which it has a material relationship, including parties acquired by Adelphia, may have a material adverse effect on Adelphia, including significant service interruption or outages; however, Adelphia cannot currently estimate the extent of any such adverse effects.

Risk Factors Relating To Century

   In considering whether or not to vote in favor of the merger, holders of Century common stock and Adelphia common stock should consider the following risk factors pertaining to Century.

High Level Of              In recent years, Century and its subsidiaries have
Indebtedness               incurred substantial indebtedness in connection
                           with the acquisition, upgrade and extension of
   Century owes            cable television systems. At May 31, 1999, Century
approximately $2.0         and its subsidiaries had long-term debt of
billion.                   approximately $2.0 billion and current maturities
                           of $20.1 million. In addition to an aggregate of $1.87 billion in public debt instruments of Century, certain subsidiaries of Century have entered into credit agreements providing for an aggregate of approximately $1.2 billion of potential borrowing capacity for cable operations.
                           At May 31, 1999, approximately $89 million of that aggregate availability had been drawn down.
                           Approximately $875 million of this borrowing capacity terminates under two credit facilities on August 31, 1999.

   Century's high level    Century's high level of indebtedness can have
of indebtedness can have   important adverse consequences. It requires Century
important adverse          to spend a substantial portion of the cash it gets
consequences.              from its business to repay the principal and
                           interest on these debts. If Century did not have to use these funds to repay these debts, it could use these funds for general corporate purposes. Its ability to obtain new loans for working capital, capital expenditures, acquisitions or capital improvements may be limited by its current level of debt. In addition, having such a high level of debt could limit its ability to react to changes in its industry and to economic conditions generally.

Century Will Require       The cable television business is capital intensive.
Substantial Additional     Century will require additional funds from third
Financing As Well As       party financing and other sources for its working
Refinancing of Existing    capital requirements, capital expenditure needs and
Debt                       debt service obligations.

                           In the past, Century has funded the principal obligations on its long-term debt by refinancing the principal with the issuance of debt securities in the public market and to private institutions as well as internally generated cash flow and the sale of certain business segments. There can be no assurance that Century will continue to be able to obtain financing on satisfactory terms in the future. Principal payments of $20.1 million, $174.6 million and $239.1 million are due under Century's debt instruments beginning in fiscal 2000, 2001 and 2002, respectively. Century will need to refinance certain of such obligations on or before such time. There can be no assurance that Century will be successful in any such refinancing or that the terms of any such refinancing will be favorable to Century. In addition, the indentures for Century's outstanding issues of public notes impose certain restrictions on the incurrence of additional indebtedness.

Century Has Had Large      Century has reported losses from continuing
Losses And Negative        operations applicable to its common stock as
Stockholders' Equity And   follows:
It Expects This To
Continue                   .  fiscal year ended May 31, 1997--$58.7 million;

                           .  fiscal year ended May 31, 1998--$83.1 million;
                              and

                           .  fiscal year ended May 31, 1999--$58.1 million.

                           Century expects losses from continuing operations to continue for the foreseeable future, at least until such time as the operations of its cable television systems can generate sufficient earnings to offset the charges, including depreciation and amortization and interest expense, incurred in connection with such operations and its investments in plant associated with rebuilds and extensions of its cable television systems. Reflecting net losses in prior periods, the common stockholders' deficiency as stated in Century's consolidated balance sheet at May 31, 1999 was $465.3 million. Century's assets, including its cable television franchises, are recorded on its balance sheet at historical cost.

   Century's earnings      Century's earnings from continuing operations could
have been insufficient     not pay for its combined fixed charges from
to pay for its fixed       continuing operations and subsidiary preferred
charges and preferred      stock dividends during these periods by the amounts
stock dividends.           set forth in the table below. Combined fixed
                           charges from continuing operations and subsidiary preferred stock dividends included substantial non-cash charges for depreciation, amortization and non-cash preferred stock dividends:

                                                             Earnings   Non-Cash
                                                             Deficiency  Charges
                                                             ---------- --------
                                                               (in thousands)
                            .  fiscal year ended May 31, 1997   $74,908   $164,397
                            .  fiscal year ended May 31, 1998   $71,832   $159,254
                            .  fiscal year ended May 31, 1999   $59,962   $158,153

Potential Adverse Impact   The credit agreements entered into by subsidiaries
Of Restrictive Covenants   of Century limit the ability of certain
In Subsidiary Debt         subsidiaries of Century to, among other things,
Agreements                 incur additional indebtedness, including
                           intercompany indebtedness, to grant liens on their assets or to pay dividends to Century. These credit agreements also require these subsidiaries to meet certain operating and financial tests, including the maintenance at certain prescribed levels of various financial ratios. A note agreement entered into by a subsidiary of Century imposes similar restrictions and requirements. The indentures governing Century's public notes also contain various restrictive covenants, including: (1) restrictions on mergers, sales and consolidations;
                           (2) restrictions on dividends, redemptions or repurchases of Century's capital stock or the capital stock of any of its affiliates;
                           (3) limitations on transactions with or investments in affiliates; (4) restrictions on the ability to make loans to, or act as guarantor for, certain of its subsidiaries and affiliates; and (5) limitations on the incurrence of additional indebtedness. Century's ability to comply with these covenants may be affected by events beyond its control.

                           In the event of a default under the agreements governing Century's public debt, the holders of such debt or the trustee acting on their behalf could elect to declare all of such debt securities, together with accrued interest, to be due and payable. There can be no assurance that the assets of Century would be sufficient to repay all such outstanding debt.

Competition                The telecommunications services provided by Century
                           are subject to strong competition and potential
   Century's business is   competition from various sources. Century's cable
subject to strong          television systems compete with other means of
competition from many      distributing video to home television such as
sources, including from    Direct Broadcast Satellite Systems, commonly known
companies with much        as DBS systems, and Multichannel Multipoint
greater resources than     Distribution systems, commonly known as wireless
Century. This competition  cable. Some of the regional Bell telephone
could adversely affect     operating companies and other local telephone
revenue or revenue growth. companies are in the process of entering the video-
                           to-home business and several have expressed their intention to enter the video-to-home business.

                           In addition, because Century's cable systems are operated under non-exclusive franchises, other applicants may obtain franchises in Century's franchise areas. For example, some regional Bell operating companies and local telephone companies have facilities which are capable of delivering cable television service and could seek competitive franchises.

                           The equipment which telephone companies use in providing local exchange service may give them competitive advantages over Century in distributing video-to-home televisions.

                           The regional Bell operating companies and other potential competitors have much greater resources than Century and would constitute formidable competition for its cable television business. Century cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on Century's cable television business.

                           Century's cable television service also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. Century cannot predict the extent to which competition may affect it.

                           Century's cable modem and dial up Internet access business is subject to strong competition and potential competition from a number of sources. With respect to high speed cable modem service, telephone companies are beginning to implement various digital subscriber line services (xDSL) that allow high speed internet access services to be offered over telephone lines. DBS companies offer high speed Internet access over their satellite facilities and other terrestrial based wireless operators (e.g., MMDS) are beginning to introduce high speed access as well. In addition, there are now a number of legislative initiatives and efforts at the FCC seeking to require cable television operators to provide open access to their facilities to competitors that want to offer cable modem services. With respect to dial up Internet access services, there are numerous competitive ISPs in virtually every franchise area. The local telephone exchange company typically offers ISP services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet. Century cannot predict the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on Century's Internet access business.

Century Is Subject To      The cable television industry is subject to
Extensive Regulation       extensive regulation at the federal, state and
                           local levels, and many aspects of such regulation
   Century's cable         are currently the subject of judicial proceedings
television business is     and administrative or legislative proposals.
heavily regulated.

   This regulation could   In particular, the FCC adopted regulations that
limit Century's ability    limit Century's ability to set and increase rates
to increase rates, cause   for its basic service packages and for the
it to decrease then        provision of cable television-related equipment.
current rates or require   The law permits certified local franchising
it to refund previously    authorities to order refunds of rates paid in the
collected fees.            previous 12 month period determined to be in excess
                           of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future. In addition, the FCC has commenced a proceeding to determine whether cable operators will be required to carry the digital signals of broadcast television stations. Such a requirement could require the removal of popular programming services with materially adverse results for cable operators.

   Century must comply     Century must comply with the rules of local
with rules of local        franchising authorities to retain and renew its
franchising authorities    cable franchises, among other matters. There can be
in order to retain and     no assurance that the franchising authorities will
renew its cable            not impose new and more restrictive requirements as
franchises.                a condition to franchise renewal.

   The federal Telecom-    The federal Telecommunications Act of 1996
munications Act of 1996    substantially changed federal, state and local laws
may have a significant     and regulations governing Century's cable
impact on Century's ca-    television business. This law could materially
ble television business.   affect the growth and operation of the cable
                           television industry and the cable services Century provides. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result.
                           There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.
                           Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. Century cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on Century.

                           Proposals are currently before Congress and the FCC to require cable operators to provide equal access over their cable systems to other ISPs . To date, the FCC has declined to impose such requirements. This same "open access" issue is being considered by some local franchising authorities as well. Recently, a federal district court in Portland, Oregon, upheld the authority of the local franchising authority to impose an open access requirement in connection with a cable television franchise transfer and that decision has been appealed to the U.S. Court of Appeals for the Ninth Circuit. If Century is required to provide such open access, it could adversely impact Century's anticipated revenues from high-speed cable modem services and could complicate marketing and technical issues associated with the introduction of such services.


   Various other
regulatory developments    Other existing federal regulations, copyright
could also have a          licensing laws and, in many jurisdictions, state
significant impact on      and local franchise requirements, currently are the
Century's business.        subject of a variety of judicial proceedings,
                           legislative hearings and administrative and legislative proposals that could change, in varying degrees, the manner in which cable television systems operate. Century cannot predict at this time either the outcome of these proceedings or their impact upon the cable television industry.
                           Moreover, changes in the regulatory and legislative environment are constantly occurring. Century cannot predict the effect that ongoing or future developments may have on the cable television industry generally or Century specifically.

Control Of Voting Power    As of August 6, 1999, Dr. Tow, Claire Tow and David
By Dr. Tow, Claire Tow     Z. Rosensweig, in his capacity as a trustee of two
And David Rosensweig       trusts established by Dr. Tow and Claire Tow, had
                           the power to vote shares of Century Class A common
   Dr. Tow, Claire Tow     stock and Century Class B common stock which, in
and David Rosensweig can   the aggregate, constituted approximately 93% of the
control stockholder        combined voting power of the Century Class A common
decisions on most          stock and the Century Class B common stock. This
matters.                   voting power gives them the power to elect all but
                           one member of the Century board. It also gives them the power to control the vote on all other matters submitted to a vote of Century's stockholders, except where separate class votes by the holders of the Century Class A common stock and the Century
                           Class B common stock are required by law (as in the case of the merger with Adelphia).

   A change in control     Under certain of the credit agreements entered into
will result in an event    by subsidiaries of Century, an event of default
of default under           occurs if Dr. Tow and members of his immediate
Century's credit           family or the trusts for the benefit of members of
agreements and therefore   his family cease to own, in the aggregate, stock of
will require consent of    Century having at least a majority of the combined
the banks.                 voting power of both classes of Century common
                           stock. The merger would therefore result in an event of default under these agreements. Adelphia intends to obtain consents to or waivers of these defaults or to refinance the indebtedness under such credit agreements. See "Risk Factors Relating
                           To The Merger--Adelphia May Need To Refinance
                           Century Indebtedness" on page 18.

Executive Officers Have
Terminated Employment      Century has employment agreements with the
Agreements                 following executive officers: Dr. Leonard Tow
                           (Chairman and Chief Executive Officer), Bernard P.
                           Gallagher (President and Chief Operating Officer),
                           Scott N. Schneider (Chief Financial Officer, Senior
                           Vice President and Treasurer) and Michael G. Harris
                           (Senior Vice President, Engineering). The terms of these employment agreements expire on June 30, 2003, except that Dr. Tow's agreement continues for an additional five-year advisory period.

                           Each of these employment agreements is terminable by the executive officer upon a "change of control" or a "threatened change of control" of Century. One of the events that is considered to be a threatened change of control under each employment agreement is the acquisition by any person of securities of Century such that the person files or is required to make a filing pursuant to Regulation 13D under the Securities Exchange Act of 1934. Such an event has occurred and, therefore, for purposes of these employment agreements, a "threatened change of control" has occurred. Subsequent to May 31, 1999, each of these executive officers has exercised his right to terminate his employment agreement but has agreed to continue working for Century through the closing of the merger. The decision by any of the executive officers not to continue working for Century may have an adverse effect on Century.

                           Pursuant to each employment agreement, upon such termination, the executive officer is entitled to receive his base salary through the end of the term of his employment agreement, an annual cash bonus for the remainder of the term equal to his most recently awarded cash bonus, continuation of medical, dental, life and disability insurance for the remainder of the term on the same basis as provided while the agreement was in effect and the use of office space for one year. In addition, upon termination, all of his Century stock options vest and become exercisable and the restrictions on all of his shares of restricted stock of Century lapse. As a result, approximately 260,000 options have vested and become exercisable and approximately 599,000 shares of restricted stock have become unrestricted. In addition, Leonard Tow is entitled to receive certain benefits associated with his life insurance arrangement with Century as well as additional benefits associated with and provided to him during the course of his employment, including the right to receive a cash payment from Century equal to the difference of the fair market value and the exercise price of his unexercised options. This cash payment is, in part, in lieu of acceleration of the vesting of a portion of his options which acceleration would otherwise be afforded to him under the merger agreement.

                           Additional information regarding these employment agreements and the compensation received by and payable to the executive officers under them is contained in Century's proxy statement for its 1998 annual meeting of stockholders, which is incorporated by reference herein. For information about how to obtain a copy of the proxy statement, see "Where You Can Find More Information" on page 103.

Holding Company
Structure                  The Century parent company directly owns no
                           significant assets, other than stock in one
   The Century parent      subsidiary. This creates risks regarding its
company depends on its     ability to obtain cash from its subsidiaries to
subsidiaries and other     repay the interest and principal which it owes or
companies in which it      to pay cash dividends to stockholders in the
has investments to fund    future. Century's indentures relating to public
its cash needs.            debt, and the credit agreements of Century's
                           subsidiaries and other companies in which Century has invested restrict their ability and the ability of the companies they own to make payments to the Century parent company.

It Is Unlikely You Will    Century has never declared or paid cash dividends
Receive A Return On Your   on any of its common stock and has no intention of
Century Shares Through     doing so in the foreseeable future. In addition,
The Payment Of Cash        Century's credit agreements and the indentures
Dividends                  relating to its public notes restrict the payment
                           of cash dividends on Century common stock. As a result, it is unlikely that you will receive a return on your Century shares through the payment of cash dividends.

The Year 2000 Issue        Century has undertaken a program to address the
Presents Risks To          year 2000 issue within Century and in the products
Century's Business         and services purchased from its material suppliers.
Operations In Several      Century is in the process of replacing and testing
Ways                       its most critical business systems, signal
                           delivery, accounting, and telephone answering systems, with systems that do not have a year 2000 problem. Century has initiated formal communications with its material suppliers to determine the extent to which Century is vulnerable to those third parties' failure to remediate their own year 2000 issues. Century cannot predict the outcome of other companies' remediation efforts.
                           Century is reliant on outside suppliers for signal delivery, customer billing, payroll and utility services.

                           The failure to address a material year 2000 issue could result in an interruption in, or a failure of, certain normal business activities or operations. The decentralized nature of Century's operations should limit the adverse impact of the failure of any one system on Century as a whole. Nonetheless, Century relies upon an external billing service, utility companies, satellite program service providers, satellite delivery systems, an external payroll service, the United States postal service, the financial service industry and other suppliers outside of its control and there can be no assurance that such suppliers or other third parties will not suffer a year 2000 business disruption. For example, conceivable negative developments would involve a failure of the nation's satellite delivery systems or widespread prolonged utility outages. If either of such developments occurred, Century's operating results would be negatively affected. The extent of the effect would depend upon the geographic scope and duration of the failures or outages.

                           In addition, Century is in the process of upgrading or replacing some of its software to comply with year 2000 readiness. The implementation of software may be accompanied with risks of incompatibilities.

                           Due to the general uncertainty inherent in the year 2000 issue, resulting in part from the uncertainty of the year 2000 readiness of Century's material suppliers and their customers, Century is unable to determine at this time whether the consequences of year 2000 failures will have a material adverse effect on Century's consolidated financial condition or results of operations.

                                 THE COMPANIES

Adelphia Communications Corporation

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. Adelphia's operations consist of providing telecommunications services primarily over Adelphia's networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. As of March 31, 1999, Adelphia owned or managed cable television systems with broadband networks that passed in front of 3,357,400 homes and served 2,380,409 basic subscribers. After giving effect to the merger and other recent and pending acquisitions described in "Summary--Recent Developments," Adelphia owned or managed cable television systems with broadband networks that passed in front of 7,667,162 homes and served 4,970,403 basic subscribers as of March 31, 1999. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   Adelphia owns cable systems in 12 states which are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and New Jersey. These systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of March 31, 1999, the broadband networks for these systems passed in front of 2,230,257 homes and served 1,595,536 basic subscribers.

   Adelphia also provides management and consulting services to other partnerships and corporations engaged in the ownership and operation of cable television systems. John J. Rigas and members of his immediate family, including entities they own or control, have substantial ownership interests in these partnerships and corporations. As of March 31, 1999, the broadband networks for cable systems owned by these Rigas family partnerships and corporations passed in front of 178,021 homes and served 134,015 basic subscribers.

   Adelphia also owns a 50% voting interest and nonvoting preferred limited partnership interests in Olympus Communications, L.P. Olympus is a non-consolidated joint venture with Telesat that operates a large cable system in Florida. Adelphia expects to acquire the remaining equity interests in Olympus that it does not currently own during the third calendar quarter of 1999. As of March 31, 1999, the broadband networks for this system passed in front of 949,122 homes and served 650,858 basic subscribers.

   Through its subsidiary, Hyperion, Adelphia owns a super-regional provider of integrated communications services in the eastern half of the United States. Hyperion provides its customers with alternatives to the incumbent local telephone company for local telephone and telecommunications services. Hyperion's telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of March 31, 1999, Hyperion managed and operated telecommunications networks serving 39 metropolitan statistical areas. Hyperion's Class A common stock is quoted on the Nasdaq National Market under the symbol "HYPT."

   Certain information relating to directors and executive officers, executive compensation, voting securities and the principal holders thereof and certain relationships and related transactions as to Adelphia is set forth or incorporated by reference in Adelphia's December 31, 1998 Transition Report on Form 10-K. All of this information is incorporated herein by this reference. Stockholders desiring copies of such document may contact Adelphia at its address or telephone number indicated under "Where You Can Find More Information."

   Adelphia's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

Adelphia Acquisition Subsidiary, Inc.

   Adelphia Acquisition Subsidiary, Inc. is a Delaware corporation formed by Adelphia on March 5, 1999 solely for the purpose of merging with Century. It is a wholly owned, direct subsidiary of Adelphia. For ease of reference we have referred to this subsidiary as "Merger Sub" in various places in this joint proxy statement/prospectus. The mailing address of Merger Sub's principal executive offices is c/o Adelphia Communications Corporation, Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

Century Communications Corp.

   Century was incorporated in New Jersey on December 5, 1985 as the holding company for a corporation of the same name incorporated in Texas on June 12, 1973. As used in this joint proxy statement/prospectus, unless the context otherwise requires, the term "Century" means Century Communications Corp., a New Jersey corporation, and its subsidiaries, and references to Century's "fiscal year" mean the fiscal year ended May 31.

   Century is engaged primarily in the ownership and operation of cable television systems, with significant concentrations of basic subscribers in California, Colorado and Puerto Rico. Century recently entered into an agreement with TCI to create an approximately 69.5%-owned joint venture which will operate cable television systems serving approximately 772,000 basic subscribers in the Los Angeles area. As of May 31, 1999, giving pro forma effect to the TCI joint venture as if it had been completed prior to that date, Century owned or operated cable television systems in 25 states and Puerto Rico that passed in front of 2,924,000 homes and served 1,610,000 basic subscribers. The TCI joint venture is described in more detail below.

   In addition to the TCI joint venture, certain of Century's other cable systems referred to above are joint ventures owned 50% by Century and 50% by unaffiliated entities. As of May 31, 1999, these 50%-owned systems passed in front of approximately 632,000 homes and served approximately 335,000 basic subscribers.

   One of these joint ventures is the Citizens-Century Cable Television Joint Venture with Citizens Cable Company. This joint venture serves approximately 91,000 basic subscribers in California. At the effective time of the merger, Adelphia will purchase Citizens Cable Company's 50% interest in this venture for a purchase price of approximately $157.5 million, comprised of approximately $27.7 million in cash, approximately 1.85 million shares of Adelphia Class A common stock and the assumption of indebtedness.

   Under the recent agreement with TCI, which was executed on November 18, 1998, Century and TCI agreed to establish a strategic partnership. TCI will contribute to the partnership all the assets related to the businesses of certain cable television systems owned and operated by TCI serving approximately 243,400 customers in the area of southern California. Century will contribute to the partnership all the assets related to the businesses of certain cable television systems owned and operated by Century serving approximately 528,700 customers in the area of southern California, including approximately 94,400 basic subscribers to be acquired in an exchange of cable systems described in the paragraph below and approximately 19,000 basic subscribers related to Century's pending acquisition of the cable television system serving Moreno Valley and certain portions of Riverside County, California. Century will manage the newly combined cable systems in return for a management fee payable by the partnership and Century will own approximately 69.5% of the partnership. Adelphia's interest in the TCI joint venture will increase to approximately 75% when Adelphia acquires, on the effective date of the merger, Citizens Cable Company's 50% interest in the Citizens-Century Cable Television Joint Venture.

   The exchange of cable systems referred to above will involve the exchange of cable systems owned by Century in certain communities in northern California for certain cable systems owned by TCI in southern California, allowing each of them to unify operations in existing service areas. TCI will exchange its East San Fernando Valley cable system serving approximately 94,400 basic subscribers for Century's northern California cable systems, serving approximately 95,900 basic subscribers in its San Pablo, Benicia, Fairfield and Rohnert Park systems.

   The closing of the transaction between Century and TCI is subject to, among other things, each party obtaining the required consents and all appropriate regulatory and other approvals, including from the Federal Communications Commission and local franchising authorities and under the HSR Act. On February 18, 1999, the waiting period under the HSR Act for Century's acquisition terminated. On May 6, 1999, Adelphia also made the necessary filings under the HSR Act with respect to the TCI transaction, and requested early termination. On May 25, 1999, the FTC notified Adelphia that the waiting period under the HSR Act was terminated for Adelphia's acquisition. Century has completed filing the material applications seeking transfer of Century's applicable franchise licenses with the FCC and local franchising authorities. Century cannot assure you that it will obtain the required approvals or that the transaction will be consummated.

   Certain information relating to directors and executive officers, executive compensation, voting securities and the principal holders thereof and certain relationships and related transactions as to Century is set forth or incorporated by reference in Century's Annual Report on Form 10-K for the fiscal year ended May 31, 1999. All of this information is incorporated herein by this reference. Stockholders desiring copies of such document may contact Century at its address or telephone number indicated under "Where You Can Find More Information."

   Century's principal executive offices are located at 50 Locust Avenue, New Canaan, Connecticut 06840 and its telephone number is (203) 972-2000.

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

                                   THE MERGER

Special Meetings To Vote On The Merger

   Adelphia and Century are furnishing this joint proxy statement/prospectus to their stockholders in connection with the solicitation of proxies by Adelphia for use at the Adelphia special meeting and the solicitation of proxies by Century for use at the Century special meeting.

   The Adelphia special meeting will be held at the Coudersport Theatre, Main Street, Coudersport, Pennsylvania, on Friday, October 1, 1999, at 10:00 a.m. local time. At the Adelphia special meeting, Adelphia stockholders will be asked to vote upon the Adelphia merger proposal, which is a proposal to approve, as required by the rules of the Nasdaq National Market, the issuance of shares of Adelphia Class A common stock, par value $0.01 per share, to the holders of Century common stock in connection with the merger.

   The Century special meeting will be held at the law offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 48th Floor, New York, NY 10166, on Friday, October 1, 1999, at 10:00 a.m. local time. At the Century special meeting, Century stockholders will be asked to vote upon the Century merger proposal, which is a proposal to approve and adopt the merger agreement.

Structure Of The Merger

   Century will merge with and into Merger Sub, with Merger Sub being the surviving corporation in the merger and remaining a wholly owned subsidiary of Adelphia.

   In connection with the merger:

  . each share of Century Class A common stock, par value $.01 per share, will, at the election of each holder but subject to proration as described on pages 71-72, be exchanged for 0.77269147 of a share of Adelphia Class A common stock, $44.14 in cash, or a combination of cash and stock;

  . each share of Century Class B common stock, par value $.01 per share, will, at the election of each holder but subject to proration as described on pages 71-72, be exchanged for 0.84271335 of a share of Adelphia Class A common stock, $48.14 in cash, or a combination of cash and stock; and

  . no fractional shares of Adelphia Class A common stock will be issued in the merger. All fractional shares of Adelphia Class A common stock that a holder of shares of Century common stock otherwise would be entitled to receive as a result of the merger will be aggregated. If a fractional share results from such aggregation, in place of the fractional share the holder will be entitled to receive from Adelphia an amount in cash determined by multiplying the closing price of a share of Adelphia Class A common stock on the Nasdaq National Market on the trading day immediately preceding the effective date of the merger by the fraction of a share of Adelphia Class A common stock to which such holder would otherwise have been entitled.

Closing Of The Merger

   The merger will become effective when a Certificate of Merger is filed with the Secretaries of State of each of New Jersey and Delaware. This will take place on the closing date, which will be a date specified by Adelphia and Century (but no later than the second business day) following the satisfaction or waiver of the conditions to the merger (other than those conditions to be satisfied or waived at the closing) or such other date as Adelphia, Century and Merger Sub shall agree upon. The merger will close subsequent to the special meetings, subject to the satisfaction of all other closing conditions. However, delays in obtaining required consents or approvals of governmental authorities could delay closing the merger. Adelphia and Century cannot assure you that these consents and approvals will be obtained or when they will be obtained or that the merger will, in fact, be completed. If the merger does not occur on or before June 5, 2000, the merger agreement may

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

be terminated by either Adelphia or Century, unless the failure to complete the merger by that date is due to the breach of any provision of the merger agreement by the party seeking to terminate the merger agreement. See "The Merger Agreement And Related Agreements--The Merger Agreement--Conditions to Completing the Merger" and "The Merger--Regulatory Matters."

Background Of The Merger

   Century was incorporated in New Jersey in 1985 as the holding company for a corporation of the same name incorporated in Texas in 1973. Over the past 25 years, Century has grown through acquisitions, as well as through upgrading, extending and rebuilding its existing cable television systems, to be the ninth largest operator of cable television systems in the United States, with major clusters located in California, Colorado and Puerto Rico.

   In the last several years, the telecommunications industry, including the cable television industry, has undergone significant changes due to technological advances, expanded service offerings and a new regulatory structure. The federal Telecommunications Act of 1996 fundamentally altered the landscape in the telecommunications industry by establishing a pro-competitive, deregulatory policy framework for both video and telecommunications services. As a result of technological advances and the reduction of regulatory barriers, the traditional services provided by cable television operators are expanding beyond video programming to include enhanced video, high-speed data, Internet access, telephony and other telecommunications services. In addition, in order to gain necessary critical mass and increase the size of subscriber clusters, which promotes efficient operations particularly in major metropolitan areas, the cable television industry has been experiencing a period of unprecedented consolidation characterized by mergers, joint ventures, acquisitions, cable system exchanges and similar transactions.

   Consolidation in the cable industry has accelerated as the largest cable system operators, major telecommunications corporations and others have concluded that cable television networks offer an attractive opportunity to deploy advanced broadband networks capable of delivering new voice and data services to large numbers of consumers and that only the largest of cable operators will be able to obtain critical mass in key markets and have access to the capital necessary to compete effectively. In this environment of rapid consolidation and escalating demands for capital expenditures needed to upgrade plant, Century became increasingly concerned about its ability to grow and gain critical mass as an independent company.

   In the summer of 1998, a major cable system operator approached Century and proposed to acquire Century for consideration consisting of cash and common stock. The proposal included a premium payable for the Century Class B common stock. Representatives of Century and this potential acquiror discussed the terms of a potential transaction, but no agreement was reached and the Century board ultimately determined that it was not in the best interests of Century or its stockholders to proceed with the sale of Century to this operator at that time.

   Later in the summer of 1998, another major cable operator approached Century and proposed to acquire Century for consideration consisting solely of cash. The proposal included a premium payable for the Century Class B common stock. Representatives of Century and this potential acquiror discussed the terms of a potential transaction, but no agreement was reached and again the Century board ultimately determined that it was not in the best interests of Century or its stockholders to proceed with the transaction proposed by that potential acquiror at that time.

   At a meeting held on December 14, 1998, after considering the historically high valuations being offered to the larger cable systems operators in recent acquisition transactions, the impracticability of Century itself growing through the acquisition of a major cable system operator, Century's need to achieve substantially greater size and the need to access additional capital for upgrades and expansions and to deliver enhanced video, high-speed data, telephony and other telecommunications services, as well as the unsolicited offers received earlier in the year, the Century board determined to explore its strategic alternatives and to retain DLJ as its financial advisor. On December 16, 1998, Century publicly announced its board's decisions.


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

   Following the public announcement, representatives of DLJ and Century met to determine the most desirable means of soliciting bids for Century. DLJ and Century identified the most likely strategic buyers of Century, and DLJ sent confidentiality agreements to these potential buyers. DLJ sent a confidential memorandum describing Century and its business to each of the potential buyers who signed a confidentiality agreement.

   During the month of February 1999, four potential buyers, including Adelphia, conducted due diligence with respect to Century and its business. Due diligence generally consisted of review of documents assembled in a data room, management presentations and site visits to Century's three main clusters of cable systems located in Los Angeles, San Juan and Colorado Springs. Members of Adelphia management attended a management presentation given by Century and also made a presentation to Century regarding Adelphia at this time.

   Adelphia's due diligence was supplemented by its knowledge of Century and its management. John J. Rigas, Chairman, CEO and President of Adelphia, and Leonard Tow, Chairman and CEO of Century, have known each other personally and professionally for many years. The two companies' cable television businesses have a similar growth history and generally have been of similar size in terms of number of basic subscribers. As a result, the two companies often have been compared with each other by financial analysts, investors and investment bankers. These continual comparisons have resulted in both Century and Adelphia having a strong familiarity with each other's respective business, management and operations.

   On February 20, 1999, DLJ invited the four potential bidders who had conducted due diligence to submit bids for Century, and distributed two proposed forms of merger agreement to each buyer for its consideration. One form of merger agreement contemplated an all cash transaction. The other form contemplated a combination cash and stock transaction.

   Three bidders, including Adelphia, submitted bids on March 2, 1999, the designated deadline for final bids. All bids contemplated a premium for the Century Class B common stock, and all three bidders required that the holders of the Century Class B common stock agree to vote their shares in favor of the merger. Two bids, one from Adelphia and one from another bidder, were comparable in value. The initial Adelphia bid consisted of a combination of cash, common stock and preferred stock. Another bidder offered cash only. The third bid was below the other two. The three bidders also submitted their proposed changes to the merger agreement.

   After discussions with DLJ concerning the economic terms of the third bidder's proposal, and discussions with Century's counsel, Gibson, Dunn & Crutcher LLP, concerning the third bidder's proposed changes to the merger agreement, Century decided not to pursue further discussions with the third bidder.

   Between March 2, 1999 and March 4, 1999, representatives of DLJ engaged in discussions and negotiations with Adelphia and the other remaining bidder regarding the economic terms of their bids, and Gibson Dunn engaged in discussions and negotiations with counsel for Adelphia and the other remaining bidder regarding their proposed changes to the merger agreement. In addition, Century and Adelphia discussed Century's concern that the Adelphia preferred stock would have to be discounted from its stated value when comparing the two bids under consideration. On March 3, 1999, Adelphia revised its bid to replace the preferred stock with additional shares of Adelphia Class A common stock. On the same day, the other remaining bidder raised the amount of its cash only bid. Each of the revised bids still contemplated a premium for the Century Class B common stock. In addition, counsel for Adelphia and Gibson Dunn reached agreement on most issues raised by Adelphia's suggested revisions in the merger agreement, and counsel for the other remaining bidder and Gibson Dunn continued their negotiations in an attempt to resolve the remaining issues raised by this bidder's suggested revisions to the merger agreement.

   On March 4, 1999, the Century directors met at DLJ's offices with DLJ and Gibson Dunn to consider the two proposals. Initially, the board met without the presence of the directors who are holders of the Century Class B common stock, Dr. Tow, Claire Tow and David Rosensweig (the record holder of certain shares of

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

Class B common stock in his capacity as a trustee of certain trusts established by Dr. and Mrs. Tow), and also without the presence of the other employee directors. At this meeting, representatives of DLJ and Gibson Dunn described the auction process, informed these directors of recent developments and presented the two competitive proposals received. DLJ and Gibson Dunn briefly described the third bidder's proposal. Also at this meeting, these directors discussed the premium offered by all three bidders for the Class B common stock, as well as the voting agreements required by all three bidders.

   At approximately 10:30 a.m. and again at approximately 1:45 p.m., the entire Century board convened to discuss the proposed sale of Century. Representatives of DLJ presented an extensive discussion of the auction process to date, reviewed recent developments, presented the two bids still under consideration and compared the economic values of these two bids. Gibson Dunn presented a detailed comparison of the two forms of merger agreement under consideration and reviewed the fiduciary duties of the Century board under the circumstances. The Century board discussed the terms and conditions of the two remaining bids, instructed DLJ to confirm that the two bids were the best and final bids from each bidder and instructed Gibson Dunn to continue any negotiations necessary to finalize the merger agreement with each bidder. The Century board also considered whether Century should remain independent and attempt to compete with the major cable systems operators on a stand-alone basis.

   Also on March 4, 1999, beginning at approximately 4:00 p.m., the Adelphia board met to review the proposed transaction with Century. At previous Adelphia board meetings, Adelphia's growth strategy had been discussed. At this meeting, Adelphia management noted that the possibility of a transaction with Century had been previously discussed from time to time at the board level, and that it appeared that there was the potential for a transaction with Century at this time, although an auction was ongoing. The process established by Century and DLJ was discussed, particularly Adelphia's participation in the process to date. It was noted that Adelphia management was very familiar with Century and its cable television systems.

   Adelphia's management also presented to the Adelphia board information regarding Century and its cable television systems, certain terms of the transaction based on discussions to date, the effects of the transaction on Adelphia and its stockholders and bondholders, the possible reactions from the marketplace to a transaction on the proposed terms, the other pending Adelphia transactions and other matters. Daniels advised the board that it had been involved with management in evaluating the transaction, and made a detailed, preliminary presentation regarding the fairness, from a financial point of view, of the proposed transaction to Adelphia and its stockholders. Adelphia's legal counsel reviewed with the board the merger agreement and the other transaction documents. Toward the end of the meeting, Adelphia management informed the board that, in response to a request from DLJ as to the status of its offer, management was now planning to increase Adelphia's offer to a combination of cash and Adelphia Class A common stock, with each outstanding share of Century Class A common stock to receive approximately $9.16 in cash and approximately .61 of a share of Adelphia Class A common stock and each outstanding share of Century Class B common stock to receive approximately $11.81 in cash and approximately .64 of a share of Adelphia Class A common stock. The value of this bid was approximately $44.29 for each outstanding share of Century Class A common stock and approximately $48.30 for each outstanding share of Century Class B common stock, based on the closing price of the Adelphia Class A common stock of $57.375 on March 3, 1999. No formal board action was taken at this meeting, although the Adelphia board instructed management to continue its discussions with Century.

   DLJ spoke with Adelphia regarding its best and final proposal and Adelphia responded with the increased offer discussed above. DLJ also spoke with the financial advisor to the other remaining bidder, which confirmed that the bid previously received from the other remaining bidder was its best and final bid.

   The Adelphia board then met again on March 4, 1999 at approximately 8:30 p.m. At that time, management updated the board as to the status of matters. Daniels made a full presentation regarding its financial analysis of Adelphia's proposal. Salomon Smith Barney Inc., which also was very familiar with Adelphia, the proposed transaction with Century and the cable television industry, made a presentation regarding the proposed transaction, although no formal opinion was presented. Daniels then delivered to the

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

Adelphia board its oral opinion, later confirmed in writing, that, as of such date and based upon and subject to certain matters set forth in the opinion, the proposed transaction was fair, from a financial point of view, to Adelphia and its stockholders. Based on Daniels' opinion and the other information presented or known to the Adelphia board, the board concluded that the merger and related transactions were fair to and in the best interests of Adelphia and its stockholders, and unanimously (with one director being absent) voted to approve the merger, to authorize the executive officers to execute the merger agreement and related documents and to recommend that the Adelphia stockholders vote in favor of the issuance of the Adelphia Class A common stock in the merger.

   The entire Century board re-convened at approximately 9:30 p.m. to consider the Adelphia proposal and the other remaining proposal. Representatives of DLJ compared the economic values of these two bids, and Gibson Dunn again reviewed the terms and conditions of the two merger agreements. The Century board considered the premium proposed to be paid to the holders of the Century Class B common stock and the voting control and majority position of the holders of the Century Class B common stock. The Century board determined that such premium was consistent with recent comparable cable acquisitions and an acceptable control premium to be paid to such holders. DLJ rendered its oral opinion to the Century board, which oral opinion was later confirmed in writing, that the consideration to be received by the holders of the Century Class A common stock (other than holders who are affiliates of Century) pursuant to the Adelphia proposal would be fair to such holders from a financial point of view. After extended discussion, the Century board unanimously determined to accept the Adelphia offer and that the merger with Adelphia was in the best interests of Century and its stockholders.

   After these board of director meetings had concluded, early on the morning of March 5, 1999 the parties executed the merger agreement and related voting agreements and issued a joint press release announcing the execution of the merger agreement.

   On July 12, 1999, the merger agreement was amended to provide, among other things, for the election procedures described in this joint proxy statement/prospectus. See "The Merger Agreement and Related Agreements--The Merger Agreement--Consideration to be Received for Century Common Stock in the Merger" on page 70. Prior to such amendment, the merger agreement did not include the election procedures but, rather, provided that at the effective time of the merger, each outstanding share of Century Class A common stock would be converted into approximately $9.16 in cash and approximately 0.61 of a share of Adelphia Class A common stock and each outstanding share of Century Class B common stock would be converted into approximately $11.81 in cash and approximately 0.64 of a share of Adelphia Class A common stock. The amendment did not change the aggregate merger consideration being paid by Adelphia for the outstanding shares of Century common stock.

Adelphia's Reasons For The Merger

   The following sets forth Adelphia's principal reasons for the merger.

   The merger is consistent with Adelphia's growth strategy. Adelphia believes that growth will allow it to continue to remain competitive in today's telecommunications marketplace. The merger and other pending acquisitions are the result of the implementation of this strategy.

   The Adelphia board believes that the merger presents a rare opportunity to acquire, in a single transaction, sizable and attractive cable television systems. The addition of these properties will enhance the ability of Adelphia to compete in the telecommunications industry today and in the future.

   In particular, Century is a strong strategic fit with Adelphia. Century provides Adelphia with a strong footprint in additional key markets that overlay well with the markets addressed by Adelphia and Hyperion. This will allow Adelphia and Hyperion to offer video, Internet and telephone services in these new markets.

   In addition, the merger will allow Adelphia to continue to implement its clustering strategy commenced many years ago. Along with the acquisitions of FrontierVision, Harron and Telesat's interests in Olympus, the

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

merger will provide Adelphia with over 4.8 million basic subscribers, with over 90% of all basic subscribers residing in eleven clusters averaging over 400,000 basic subscribers. Adelphia will have premier clusters of basic subscribers with favorable demographics in Los Angeles, south Florida, New England, Ohio/Kentucky and western New York.

   The merger will significantly increase Adelphia's market capitalization which should make Adelphia stock attractive to a new class of investors. If the merger and other pending acquisitions are consummated, Adelphia will become the sixth largest cable operator in the United States with a market capitalization in excess of $7 billion. This should improve the liquidity and trading characteristics of the Adelphia stock with the potential to translate into better value recognition for Adelphia's stockholders, including former Century stockholders who will receive Adelphia stock in the merger.

   Dr. Tow and John Rigas and the other Century and Adelphia senior management have known each other for many years and share a similar management style and a common vision for the industry and the combined companies. This should facilitate the integration of the companies.

Information And Factors Considered By The Adelphia Board

   In connection with its approval of the merger and recommendation that stockholders approve the Adelphia merger proposal, the Adelphia board considered the following factors:

  .  the reasons described under "Adelphia's Reasons For The Merger;"

  . the terms and conditions of the merger agreement and related agreements, including, among other things,

    -- the merger consideration, including the fact that fluctuations in the price of the Adelphia Class A common stock will affect the consideration to be received by holders of Century common stock in the merger,

    -- the agreement of certain stockholders of Century to vote in favor of the merger as described under "The Merger Agreement And Related Agreements--Related Agreements--The Class B Voting Agreement,"

    -- the limitations upon the interim business operations of Century pending the closing of the merger,

    -- the conditions to consummation of the merger, and

    -- the circumstances under which the merger agreement could be terminated, including the termination fees associated therewith;

  . the familiarity of the Adelphia board with the business, properties and prospects of Century, including the opportunities and alternatives available to Adelphia if the merger is not undertaken;

  . the business rationale for the merger, including the strategic fit between Adelphia and Century and the belief that the combination of Adelphia and Century has the potential to enhance stockholder value;

  . the expected tax treatment of the merger for U.S. federal income tax purposes;

  . the accounting treatment of the merger, including the goodwill that will be recorded on the financial statements of Adelphia;

  . the presentations by Adelphia's management and Adelphia's financial, legal and other advisors regarding the merger;

  . the opinion of Daniels to the effect that, as of March 5, 1999 and based upon and subject to certain matters stated in their opinion, the merger consideration was fair to Adelphia and its common stockholders from a financial point of view (a copy of the Daniels opinion, setting forth the

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

     assumptions made and limitations on the review undertaken in rendering such opinion, is attached as Appendix B to this joint proxy statement/prospectus and is described under "Opinion of Adelphia's Financial Advisor");

  . the interests of the executive officers and directors of Century in the merger, including the matters described under "Interests Of Certain Persons In The Merger;" and

  . the impact of the merger on the customers and employees of each of Adelphia and Century.

   The Adelphia board also considered the following potential adverse consequences of the merger:

  . the challenges and potential costs of combining the businesses of two major companies and the attendant risks of not achieving the expected operating efficiencies or improvements in earnings, and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;

  . the assumption of the Century debt and the potential need to refinance it; and

  .  the risk that the merger will not be consummated.

   The foregoing discussion of the information and factors considered by the Adelphia board is not intended to be exhaustive but includes the material factors that the board considered.

   In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Adelphia board did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, other than as described above, the Adelphia board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to Adelphia, but, rather, conducted an overall analysis of the factors described above, including thorough discussions with Adelphia's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Adelphia board may have given different weight to different factors. The Adelphia board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

Recommendation Of The Adelphia Board

   For the reasons discussed above, the Adelphia board has unanimously approved the Adelphia merger proposal and recommends that Adelphia stockholders vote "FOR" approval of the Adelphia merger proposal.

Century's Reasons For The Merger

   The following sets forth Century's principal reasons for the merger.

   As discussed above, in the last several years the cable television industry has undergone significant changes due to technological advances, expanded service offerings and a new regulatory structure. As a result of technological advances and the reduction of regulatory barriers, the traditional services provided by cable television operators have been expanding rapidly. In addition, the cable television industry has been experiencing a period of unprecedented consolidation in order to gain necessary critical mass and increase the size of subscriber clusters.

   Century took various steps to try to meet the demands for new services and counter increasing competitive pressures. Century refocused its business and energies on its cable television business, selling its interests in Centennial Cellular Corp., a wireless telephony company, and two Australian pay television companies. To increase its customer base and increase its presence in its key markets in southern California, since May 31, 1996 Century has made several small acquisitions of cable systems serving an aggregate of approximately 37,500 basic subscribers in California and entered into a definitive agreement to establish a strategic partnership

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

with TCI. Under the terms of the partnership, TCI and Century each will contribute to the partnership all of their assets related to the businesses of certain cable television systems in southern California. Century will manage the partnership's newly-combined cable systems, which will serve approximately 772,000 basic subscribers, and will own approximately 69.5% of the partnership. In connection with the formation of the partnership, Century and TCI also agreed to exchange certain cable television systems owned by Century in northern California for certain cable systems owned by TCI in southern California.

   Century also has undertaken various projects to expand the operations of certain cable television systems into adjacent and previously unbuilt areas and to rebuild and upgrade existing cable systems. Century also has been considering the further upgrade of its cable television distribution systems in certain markets to expand its capability for the delivery of enhanced video, voice and data transmission.

   As Century implemented the steps described above, consolidation in the cable industry accelerated as the largest cable system operators, major telecommunications corporations and others concluded that cable television networks offered an attractive opportunity to deploy advanced broadband networks capable of delivering new voice and data services to large numbers of consumers and that only the largest of cable operators would be able to obtain critical mass in key markets and have access to the capital necessary to compete effectively. In this environment of rapid consolidation and escalating demands for capital expenditures needed to upgrade plant, Century became increasingly concerned about its ability to grow and gain critical mass as an independent company. As a result, as noted above in "Background Of The Merger," Century engaged DLJ as its financial advisor to explore its strategic alternatives, including a sale of the Company.

   Adelphia was identified by DLJ and Century as one of the most likely strategic buyers of Century, and DLJ sent a confidential memorandum describing Century and its business to Adelphia as well as to other potential buyers who executed a confidentiality agreement.

   Century viewed favorably the merger consideration offered by Adelphia, particularly in comparison to the consideration received in various recent comparable merger transactions as described under "Opinion Of Century's Financial Advisor" and in comparison to the merger consideration offered by the other bidders. The Century board also viewed as a positive the ability of the Century stockholders to share in the future appreciation of the combined companies.

   Century thus concluded that the merger with Adelphia offers Century's stockholders an attractive premium for their shares, while enabling them to participate in the future growth potential of the combined businesses of Adelphia and Century. Century believes that the combination of the business of Century with the business of Adelphia will result in a company that is better able to compete in the changing telecommunications marketplace than either company would be able to alone.

Information And Factors Considered By The Century Board

   In connection with its approval of the merger and its recommendation that Century stockholders approve the merger, the Century board considered the following information and factors:

  . the factors described under "Background Of The Merger" and "Century's Reasons For The Merger;"

  . the consideration to be received by the holders of the Century common stock in the merger, including the premium to be received by the holders of the Century Class B common stock and the voting control and majority position of the holders of the Century Class B common stock, and the relationship of that consideration to the consideration received in various comparable merger transactions;

  . the opportunities and alternatives available to Century if the merger with Adelphia were not to be undertaken, including the proposals of the other bidders as well as the possibility of remaining independent;

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

  . the business rationale for the merger, including the strategic fit between Century and Adelphia, the anticipated impact of the proposed transaction on the combined company's future performance and the Century board's belief that the combination of Century and Adelphia has the potential to enhance the value of the Adelphia common stock to be received by Century stockholders in the merger;

  . Century's familiarity with, and its evaluation of, the business, properties and prospects of Adelphia;

  . the terms and conditions of the merger agreement and related agreements, including

    -- the representations, warranties and covenants of Century and Adelphia in the merger agreement,

    -- the conditions to consummation of the merger,

    -- the circumstances under which the merger agreement could be terminated, and

    -- the agreements of the controlling stockholders of both Century and Adelphia to vote in favor of the merger;

  . historical information regarding Century's and Adelphia's businesses, financial performance and condition, operations, technologies, managements and competitive positions;

  . current financial market conditions and historical market prices, volatility and trading information with respect to the Century common stock and the Adelphia common stock;

  . the detailed financial analyses and pro forma and other information relating to the two companies presented by DLJ;

  . the opinion of DLJ to the effect that, as of March 5, 1999 and based upon and subject to certain matters stated in their opinion, the merger consideration to be received by the holders of Century's Class A common stock (other than holders who are affiliates of Century) pursuant to the merger agreement was fair to such holders from a financial point of view (a copy of the DLJ opinion, setting forth the assumptions made and limitations on the review undertaken in rendering such opinion, is attached as Appendix C to this joint proxy statement/prospectus and is described under "Opinion Of Century's Financial Advisor");

  . the fact that fluctuations in the price of the Adelphia Class A common stock will affect the value of the consideration to be received by holders of Century common stock in the merger;

  . the impact of the merger on the respective customers and employees of Century and Adelphia;

  . the interests of the executive officers and directors of Century in the merger, including the matters described under "Interests of Certain Persons In The Merger;" and

  . the expected tax treatment of the merger for U.S. federal income tax purposes.

   The Century board also considered the following potential adverse consequences of the merger:

  . the risk that the merger may not be consummated, including the termination fee that might be payable by Century upon a termination of the merger agreement;

  . the effect of the public announcement of the merger on Century's sales, operating results and stock price and its ability to attract and retain key management, sales and marketing and technical personnel;

  . the risk that the potential benefits sought in the merger might not be fully realized;

  . the possibility of substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

  . the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company.

   The foregoing discussion of the information and factors considered by the Century board is not intended to be exhaustive but includes the material factors that the board considered.

   In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Century board did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, other than as described above, the Century board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to Century. The board conducted an overall analysis of the factors described above, including thorough discussions with Century's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Century board may have given different weight to different factors. The Century board considered all these factors as a whole and considered the factors in their entirety to be favorable to and to support its determination.

Recommendation Of The Century Board

   For the reasons discussed above, the Century board has unanimously approved and deemed advisable the Century merger proposal and recommends that Century stockholders vote "FOR" approval of the Century merger proposal.

Opinion Of Adelphia's Financial Advisor

   Daniels has acted as financial advisor to Adelphia in connection with the merger. Daniels was selected by Adelphia based on Daniels' experience, expertise and familiarity with Adelphia and its business in particular, as well as with the cable and communications industries in general. Daniels is a leading media and communications investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes. In addition to acting as Adelphia's financial advisor in connection with the merger, Daniels has provided certain investment banking and brokerage services to Adelphia from time to time, including in connection with its pending acquisition of FrontierVision.

   In connection with Daniels engagement, Adelphia requested that Daniels evaluate the fairness of the value to be paid by Adelphia in the merger from a financial point of view. On March 4, 1999, Daniels rendered to the Adelphia board its oral opinion (which was subsequently confirmed in a written opinion dated March 5, 1999) that, as of such date, and based upon and subject to certain matters stated in such opinion, the merger value was fair to Adelphia from a financial point of view.

   The full text of Daniels' written opinion to the Adelphia board dated March 5, 1999, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken in rendering such opinion, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. Stockholders are urged to read this opinion carefully and in its entirety. Daniels' opinion is directed to the Adelphia board and relates only to the fairness of the merger from a financial point of view to Adelphia and its common stockholders. It does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Adelphia special meeting. The summary of the opinion of Daniels set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Daniels reviewed the merger agreement and certain publicly available business and financial information relating to Adelphia and Century. Daniels also reviewed certain other information relating to Adelphia and Century, including financial forecasts, provided to or otherwise discussed with Daniels by Adelphia and Century, and met with the management of both Adelphia and Century to discuss the businesses and prospects of Adelphia and Century. Daniels also considered certain financial and stock market data of Adelphia and Century, and compared those data with similar data for other publicly held companies in businesses similar to Adelphia and Century, and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected. Daniels also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Daniels deemed relevant.

   In connection with its review, Daniels did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, Daniels assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Adelphia and Century as to the future financial performance of Adelphia and Century and the potential strategic benefits and synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Daniels was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Adelphia or Century, nor was Daniels furnished with any such evaluation or appraisals. In addition, Daniels' opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Daniels on the date of its opinion. Daniels did not express any opinion as to the actual value of Adelphia Class A common stock pursuant to the merger or the prices at which such securities will trade subsequent to the merger. Although Daniels evaluated the merger from a financial point of view to Adelphia, Daniels was not requested to, and did not recommend, the specific consideration payable in the merger, which consideration was determined through negotiations between Adelphia and Century. No other limitations were imposed by Adelphia on Daniels with respect to the investigations made or procedures followed by Daniels in rendering its opinion.

   In preparing its opinion to the Adelphia board, Daniels performed a variety of financial and comparative analyses, including those described below. The summary below describes the material analyses performed by Daniels but does not purport to be a complete description of the analyses underlying the opinion of Daniels. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Daniels made qualitative judgments as to the significance and relevance of each analysis and factor considered. Accordingly, Daniels believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinions. In its analyses, Daniels made numerous assumptions with respect to Adelphia, Century, industry performance, regulatory, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Adelphia and Century. No company, transaction or business used in such analyses as a comparison is identical to Adelphia, Century or the merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex consideration and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The opinion and financial analysis of Daniels was only one of many factors considered by the Adelphia board in its evaluation of the merger and should not be viewed as determinative of the views of the Adelphia board or Adelphia's management with respect to the merger.

   The following is a summary of the material financial analyses reviewed by Daniels in their presentation to the Adelphia board with regard to its oral opinion on March 4, 1999.

   Selected Companies Analysis. Comparable company analysis is used to compare a company's performance relative to comparable publicly-traded peers. Daniels reviewed selected financial and operating results for several public cable companies that were deemed to have similar characteristics to Adelphia and Century. However, because of the inherent differences in size, focus and characteristics of Adelphia and Century and the selected comparable companies, Daniels used its own qualitative judgment concerning these differences in order to obtain a comparable measure of public market valuation. Daniels compared certain financial, market and operating information of Adelphia and Century with corresponding data of the following selected publicly traded companies in the cable industry: Cox Communications, Inc., Comcast Corporation, MediaOne Group Inc., Cablevision Systems Corporation and TCA Cable, Inc. (together, the "Selected Companies"). Daniels calculated adjusted market values (equity market value plus total debt, preferred stock and minority interests, less cash and cash equivalents and the estimated value of the non-consolidated cable and the non-cable assets) as multiples of estimated calendar 1998, 1999 and 2000 cable-only earnings before interest, taxes, depreciation and amortization ("EBITDA"), based on publicly available research analyst estimates. The range of cable-only EBITDA multiples for the Selected Companies in calendar 1998 was 15.7 to 23.9, compared with 16.8 for Century (at the merger valuation as of March 4, 1999), and in calendar 1999 was
14.0 to 19.6, compared with 14.3 for Century (at the merger valuation as of March 4, 1999).

   Selected Transactions Analysis. Using publicly available information, Daniels performed an analysis of financial statistics, including estimates of EBITDA multiples and prices paid per subscriber in comparable sale or merger situations. As no company utilized in this analysis was identical to Century and because of the variability and related significance of different business lines outside of the core cable business, Daniels focused its analysis of comparable transactions on the estimates of valuation attributable to the cable business only. Daniels reviewed the implied transaction multiples paid in the following recent or pending selected merger and acquisition transactions in the cable industry (acquiror/target): Cox/Prime South Diversified, Inc., Vulcan Ventures, Inc./Marcus Cable Company LLC, Vulcan Ventures, Inc./InterMedia Partners I and IV, TCI/InterMedia Partners IV, Comcast Corporation/Prime Cable, Adelphia Communications Corporation/FrontierVision, Charter Communications/Interlink/Rifkin Acquisition Partners, Comcast Corporation/Greater Media, Charter Communications/Greater Media and Charter Communications/Renaissance Media (the "Selected Transactions"). Daniels calculated adjusted transaction values, the amount paid in the transaction for the equity of the target, plus total debt, preferred stock and minority interests, less cash and cash equivalents and the estimated value of the non-consolidated cable and the non-cable assets (the "Transaction Value"), in the Selected Transactions:

  .  as a multiple of the then estimated current-year cable-only EBITDA; and

  .  on a per subscriber basis.

   The Transaction Values of the Selected Transactions ranged from 12.5 to 16.0 current-year cable-only EBITDA and from $2,588 to $3,653 per subscriber. Daniels calculated that the Transaction Value for the merger was 14.3 estimated calendar 1999 EBITDA as estimated by Century management and Adelphia management. The Transaction Value for the merger was $3,600 per estimated 1999 subscriber (consolidated and non-consolidated).

   No transaction utilized in this comparable transaction analysis is identical to the merger and the amount of information available with respect to these transactions varies widely. In evaluating these transactions, Daniels made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters in general. Accordingly, an analysis of the results of this review is not strictly a mathematical exercise.

   Discounted Cash Flow Analysis for Century. Daniels estimated the present value of the future stand-alone, unlevered free cash flows that could be produced by Century, based on internal estimates of the management of Century as adjusted based on discussions with the management of Century. Based on this analysis, the net present value of Century ranged from approximately $5.8 billion to $6.2 billion. This compares with the value for Century in the merger of approximately $5.7 billion, based on the closing price of Adelphia Class A common stock on March 4, 1999.

   Certain Other Factors and Comparative Analyses. In its presentation to the Adelphia board, Daniels reviewed certain other factors and other comparative analyses, including, among other things, (a) the historical stock price performance of Adelphia, Century, the S&P 500, and indexes composed of selected companies in the cable industries, (b) the premium paid by Adelphia for Century Class A common stock and Century Class B common stock in relation to the public trading prices of Century Class A common stock prior to announcement of the merger in comparison to historical averages for other merger and acquisition transactions, (c) the premium paid by Adelphia for Century Class A common stock in relation to Century Class B common stock in comparison to other selected merger and acquisition transactions, and (d) the implied total debt and preferred stock leverage of Adelphia prior to and pro forma for the merger.

   Under the terms of their engagement, Adelphia has agreed to pay Daniels for its advisory services in connection with the merger an aggregate fee of $3 million. For the opinion, and included in the aggregate fee, Adelphia has agreed to pay Daniels $1 million, of which $500,000 became payable upon execution of the engagement agreement and $500,000 will be payable upon closing. The remaining $2 million of the aggregate fee is also payable upon closing. Adelphia also has agreed to reimburse Daniels for reasonable out-of-pocket expenses incurred by Daniels in performing its services, and to indemnify Daniels against certain liabilities, including liabilities under the U.S. federal securities laws arising out of this engagement.

   Daniels has in the past provided various financial services to Adelphia, and brokerage services to Adelphia, Century and certain of their respective affiliates, in each case unrelated to the merger, for which services Daniels has received compensation.

Opinion Of Century's Financial Advisor

   In its role as financial advisor to Century, DLJ was asked by Century to render an opinion to the Century board as to the fairness to the holders of Century Class A common stock (other than stockholders who are affiliates of Century), from a financial point of view, of the merger consideration (as contemplated by the merger agreement as of such date) to be received by such holders for their shares of Century Class A common stock. DLJ was not asked to consider, and it did not consider, the fairness of the merger consideration to holders of Century Class A common stock who are affiliates of Century. On March 4, 1999, DLJ delivered to the Century board its oral opinion, which oral opinion was confirmed in writing in the DLJ opinion, that, as of such date, and based on and subject to the assumptions, limitations and qualifications as set forth in such opinion, the merger consideration to be received by holders of the Century Class A common stock (other than stockholders who are affiliates of Century), was fair to such holders from a financial point of view.

   The full text of the DLJ opinion is attached as Appendix C to this joint proxy statement/prospectus. The summary of the DLJ opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the DLJ opinion. Holders of the Century Class A common stock are urged to read the DLJ opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by DLJ in connection with such opinion.

   The DLJ opinion was prepared for the Century board and was directed only to the fairness from a financial point of view, as of the date thereof, to the holders of the Class A common stock (other than stockholders who are affiliates of Century) of the merger consideration to be received by such holders. The DLJ opinion does not address the relative merits of the merger or of any other business strategies being considered by the Century board, nor does it address the Century board's decision to proceed with the merger. The DLJ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the merger. DLJ expressed no opinion in the DLJ opinion as to the prices at which Adelphia Class A common stock will actually trade at any time.

   Century selected DLJ as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in the media and communications industries and is familiar with Century and its businesses. DLJ was not retained as an advisor to or agent of the stockholders of Century or any other person. The type and amount of consideration in the merger was determined in arm's-length negotiations between Century and Adelphia, as part of an auction process. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In arriving at the DLJ opinion, DLJ reviewed a draft dated March 4, 1999 of the merger agreement and the schedules thereto and reviewed financial and other information that was publicly available or furnished to DLJ by Century and Adelphia, including information provided during discussions with management of Century and Adelphia. Included in the information provided to DLJ by Century were certain financial and operations forecasts for the fiscal periods ending May 31, 1999 and May 31, 2000. In addition, DLJ compared certain financial and securities data of Century and Adelphia with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Century Class A common stock and Adelphia Class A common stock, reviewed prices and premiums paid in certain other business combinations, and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering the DLJ opinion.

   In rendering the DLJ opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all the financial and other information that was available to DLJ from public sources, that was provided to DLJ by Century, Adelphia or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial analyses and forecasts supplied to DLJ by Century, DLJ assumed that they were reasonably prepared on a basis reflecting reasonable estimates and judgments of the management of Century. The DLJ opinion states that as Century is aware, Adelphia did not make available to DLJ Adelphia's projections of expected future performance. DLJ assumed that no requisite regulatory consent or approval for the merger will impose any condition, including any divestiture requirement, that will have a material adverse effect on the contemplated benefits of the merger. DLJ did not assume any responsibility for making an independent evaluation of Century's or Adelphia's assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ relied as to certain legal matters relating to the merger agreement and transactions contemplated thereby on advice of counsel to Century.

   The DLJ opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to DLJ as of, the date thereof. The DLJ opinion states that, although subsequent developments may affect the DLJ opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

   The following is a summary of the material analyses which DLJ presented to the Century board at two board meetings on March 4, 1999 in connection with the rendering of the DLJ opinion. Prior to reviewing such analyses, DLJ reviewed with the Century board the results of efforts by Century and its advisors to solicit indications of interest and proposals from third parties with respect to a purchase of Century.

   Valuation Multiples Analysis. Using financial forecasts provided by Century, DLJ analyzed the enterprise value (as defined below) of Century, based on the merger consideration for the Century Class A common stock and the Century Class B common stock, as a multiple of Century's estimated fiscal 1999 and 2000 EBITDA and EBITDA before corporate overhead ("System Cash Flow") as well as the estimated calendar year 1999 EBITDA and System Cash Flow, each on a pro rata basis to reflect Century's less than wholly owned interest in certain of its cable operations. The estimated calendar year 1999 EBITDA and System Cash Flow were derived by DLJ based on the fiscal 1999 and 2000 forecasts provided by Century. Based on these assumptions, DLJ calculated an enterprise value of approximately $4.6 billion using the blended price per share of $46.47 to be received by holders of the Century Class A common stock and the Century Class B common stock, based on the closing price of $57.375 per share of Adelphia Class A common stock on March 3, 1999. Enterprise value is defined as the value of fully-diluted common equity plus long-term debt and preferred stock, if any, minus cash, the proceeds, if any, from the exercise of outstanding options and warrants and the value of certain other assets and investments. Where appropriate, enterprise value is adjusted on a pro rata basis to reflect less than wholly owned operations and on a pro forma basis to reflect pending acquisitions, divestitures, joint ventures or other transactions. In particular, for purposes of this analysis, Century's enterprise value, EBITDA, System Cash Flow and basic subscribers have been adjusted on a pro forma basis to reflect Century's estimated pro rata share of its interests in the pending joint venture with TCI. DLJ's analysis of enterprise value as a multiple of each of fiscal 2000 estimated System Cash Flow and fiscal 2000 estimated EBITDA yielded multiples of 14.8x and 16.5x, respectively, before the impact of any synergies to be realized by the combined company following the merger.

   DLJ then performed a sensitivity analysis of the valuation multiples using enterprise values based on assumed share prices received for Century Class A common stock and Century Class B common stock ranging from $40.00 per share to $48.00 per share. DLJ's analysis of enterprise value as a multiple of each of fiscal 2000 estimated System Cash Flow and fiscal 2000 estimated EBITDA yielded a range of multiples of 13.2x to 15.2x and 14.7x to 16.9x, respectively. Enterprise value per cable system subscriber ranged from $3,259 to $3,751.

   Historical Stock Price Analysis. DLJ performed a comparative historical analysis of indexed closing prices for the period from March 3, 1997 to March 3, 1999 for Century, Adelphia, the S&P 400 index and a comparable company index (the "Cable Composite Index"), which included Comcast Corporation, Cox Communications Inc., Cablevision Systems Corporation, Jones Intercable Inc., TCA Cable TV Inc., TCI and MediaOne Group, Inc. (the "Comparable Cable Companies"). Since March 3, 1997, the Century Class A common stock reached a high of $36.25 per share and a low of $9.63 per share. On March 3, 1999, the closing price of Century Class A common stock was $35.25. Since March 3, 1997, the Cable Composite Index has outperformed the S&P 400 index.

   DLJ also performed a comparative historical analysis of Adelphia's closing prices for the period from March 3, 1997 to March 3, 1999 and of the S&P 400 index relative to the Cable Composite Index. Since March 3, 1997, the Adelphia Class A common stock reached a high of $62.13 per share and a low of $5.00 per share. On March 3, 1999, the closing price of Adelphia Class A common stock was $57.375.

   This analysis also indicated that both of the Adelphia Class A common stock and the Century Class A common stock outperformed the Cable Composite Index during the period from March 3, 1997 to March 3, 1999.

   Cable Industry Performance. DLJ's analysis of cable industry performance consisted of a historical analysis of the respective enterprise values of companies, based on recent stock prices, consisting of the Comparable Cable Companies and Adelphia (collectively, the "Cable Industry Companies") as a multiple of their respective forward EBITDA for each of December 31, 1996, December 31, 1997, December 31, 1998 and March 3, 1999. Forward EBITDA refers to EBITDA obtained from research analyst reports for the calendar year following the current calendar year. The analysis indicated that the enterprise value for the respective Cable Industry Companies, as a multiple of their respective forward EBITDA, more than doubled over the past two years.

   The following table sets forth the ranges, average and median of the enterprise values as a multiple of forward EBITDA for the Cable Industry
Companies:

                                Enterprise Value As a Multiple of Forward EBITDA
                                ------------------------------------------------
                                 12/31/96   12/31/97     12/31/98      3/3/99
                                ----------  ---------   ----------- ------------
Range..........................  4.9x-8.2x  8.6x-13.6x  10.8x-18.5x  10.8x-19.1x
Average........................       6.8x       10.5x        14.5x        15.4x
Median.........................       7.5x       10.3x        14.1x        15.5x

   Public Comparables Analysis. DLJ analyzed selected historical and projected operating information, stock market data and financial ratios for the Comparable Cable Companies.

   DLJ compared the enterprise value of each of the Comparable Cable Companies to certain selected financial data. In examining these Comparable Cable Companies, DLJ analyzed the enterprise value, based on recent stock prices, of the companies as a multiple of each company's respective calendar year 1999 estimated EBITDA and calendar year 2000 estimated EBITDA and the enterprise value per cable system subscriber. DLJ compared the foregoing data of the Comparable Cable Companies to similar data for Century and Adelphia based on their respective closing prices for Class A common stock on March 3, 1999. Calendar year 1999 estimated EBITDA and calendar year 2000 estimated EBITDA were obtained from research analyst reports. The following table summarizes DLJ's analysis:

                                                    Range       Median Average
                                              ----------------- ------ -------
Enterprise Value as a Multiple of Calendar
 Year
  1999 Estimated EBITDA:
  Comparable Cable Companies.................    10.8x-19.1x    15.5x   15.4x
  Century....................................       14.2x
  Adelphia...................................       13.6x
Enterprise Value as a Multiple of Calendar
 Year
  2000 Estimated EBITDA:
  Comparable Cable Companies.................    9.8x-17.3x     14.2x   13.9x
  Century....................................       12.3x
  Adelphia...................................       11.8x
Enterprise Value Per Subscriber:
  Comparable Cable Companies................. $2,492.2-$4,277.2
  Century....................................     $2,966.7
  Adelphia...................................     $2,300.1

   DLJ then calculated implied per share values of Century Class A common stock by applying Century's calendar year 1999 and 2000 estimated EBITDA to the high, median, average and low multiples derived from its analysis of the Comparable Cable Companies. For purposes of the DLJ analyses, the per share values of Century Class A common stock were calculated based on the outstanding shares of Century Class A common stock, as of February 11, 1999, on a fully diluted basis. Century's calendar year 1999 and 2000 EBITDA were derived by DLJ based on the fiscal 1999 and 2000 forecasts provided by Century. DLJ calculated the ranges, median and average of implied per share values of Century Class A common stock as follows:

                                                    Century Class A Common Stock
                                                      Implied Per Share Value
                                                    ----------------------------
                                                        Range     Median Average
                                                    ------------- ------ -------
Based on Calendar Year 1999
  Estimated EBITDA................................. $23.89-$52.08 $39.60 $39.55
Based on Calendar Year 2000
  Estimated EBITDA................................. $25.43-$54.80 $42.59 $41.54

   M&A Comparables Analysis. DLJ reviewed 24 selected acquisitions or proposed acquisitions involving cable systems companies (collectively, the "M&A Comparable Companies"). In examining these acquisitions, DLJ calculated the enterprise value of the acquired company in each of these transactions as a multiple of forward EBITDA and per cable system subscriber. Forward EBITDA for purposes of this analysis refers to the fiscal or calendar year following the fiscal or calendar year in which an announcement of an acquisition was made as obtained by DLJ from various publicly available sources. DLJ's analysis of enterprise values as a multiple of forward EBITDA and per cable system subscriber of the M&A Comparable Companies yielded the following:

                                      Enterprise Value As a    Enterprise Value
                                    Multiple of Forward EBITDA  Per Subscriber
                                    -------------------------- -----------------
Range..............................         9.5x-14.6x         $1,186.8-$3,840.1
Median.............................              12.0x
Average............................              12.1x

   DLJ then calculated implied per share value of Century Class A common stock by applying Century's calendar year 1999 estimated EBITDA to the high, median, average and low forward EBITDA multiples derived from its analysis of the M&A Comparable Companies. The following table summarizes the results of this analysis:

                                                    Century Class A Common Stock
                                                      Implied Per Share Value
                                                    ----------------------------
                                                        Range     Median Average
                                                    ------------- ------ -------
Based on Forward EBITDA............................ $19.28-$36.60 $27.98 $28.07

   Comparable Premiums Paid Analysis. DLJ determined the implied premium over the common stock trading prices for one day, one week and four weeks prior to the announcement date of acquisitions announced since January 1, 1995 with a transaction value from $3.0 billion to $5.0 billion based on information obtained from the Securities Data Corporation. The following table sets forth the ranges, median and average of premiums for the selected transactions over the common stock trading prices for one day, one week and four weeks prior to the announcement date:

                                                      Comparable Premiums Paid
                                                      --------------------------
                                                        Range     Median Average
                                                      ----------  ------ -------
1-Day Prior.......................................... 4.8%-100.7%  32.3%  35.5%
1-Week Prior......................................... 0.1%-111.9%  37.9%  41.1%
4-Weeks Prior........................................ 1.6%-103.2%  41.7%  44.0%

   DLJ then calculated implied value per share of Century Class A common stock by applying premiums derived from its analysis of comparable premiums paid to the Century Class A common stock share price one day, one week and four weeks prior to December 16, 1998, the date Century publicly announced that Century's board determined to explore strategic alternatives available to Century and had engaged DLJ to assist it in exploring these various available strategic alternatives. The following table sets forth the results of this analysis:

                                                 Century Class A Common Stock
                                               Implied Per Share Value Based on
         Century Class A Share Price               Comparable Premiums Paid
         ---------------------------          ------------------------------------
                                                   Range       Median   Average
                                              --------------- -------   ----------
1-Day Prior........................... $25.88   $27.12-$51.93   $34.23   $35.06
1-Week Prior.......................... $25.50   $25.53-$54.04   $35.17   $35.97
4-Weeks Prior......................... $21.00   $21.33-$42.67   $29.75   $30.24

   Pro Forma Trading Analysis. Based on the historical financial information provided by Adelphia and financial forecasts obtained from research analyst reports, and assuming that the Adelphia Class A common stock price remained constant, DLJ analyzed certain pro forma effects on the enterprise value to EBITDA multiples and leverage ratios of Adelphia of the proposed merger with Century. The following table summarizes the results of such analysis:

                                      Adelphia Pro Forma Data Based On:
                               ------------------------------------------------
                                                  Calendar Year  Calendar Year
                               1998 Third Quarter 1999 Estimated 2000 Estimated
                               Annualized EBITDA      EBITDA         EBITDA
                               ------------------ -------------- --------------
Enterprise Value
  As a Multiple of EBITDA.....    13.9x-14.6x      14.2x-14.9x    12.3x-12.9x
Ratio of Total
  Debt to EBITDA..............        7.0x             7.2x           6.2x
Ratio of Total
  Debt and Preferred Stock to
   EBITDA.....................        7.7x             7.8x           6.8x

   Pro Forma Valuation Sensitivity Analysis. DLJ performed a pro forma implied per share valuation analysis of the Adelphia Class A common stock using Adelphia's calendar year 1999 estimated EBITDA after giving effect to the proposed merger with Century and based upon multiples ranging from 11.0x to 16.0x. This analysis yielded pro forma implied per share values for the Adelphia Class A common stock ranging from $32.90 to $64.23. Based on these values of shares of Adelphia Class A common stock and the cash consideration to be received by holders of the Century Class A common stock, this analysis yield implied per share values of the Century Class A common stock ranging from $29.31 to $48.49.

   The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentations made by DLJ to the Century board on March 4, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the merger and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusions, DLJ considered the results of the analyses in light of each other and ultimately reached each opinion based on the results of all analyses undertaken in connection with such opinion taken together as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Century that, with respect to the DLJ opinion, it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

   Pursuant to the terms of an engagement agreement dated December 16, 1998, Century agreed to pay (a) a retainer fee of $100,000, payable upon the execution of the DLJ engagement letter; (b) a fairness opinion fee of $2.5 million, of which $1.5 million was payable at the time DLJ notified the Century board that it was prepared to deliver the DLJ opinion (irrespective of the conclusion reached therein) and $1 million was payable upon the earlier to occur of (x) delivery of the update of the DLJ opinion, in connection with obtaining stockholder approval of the merger, and (y) mailing to stockholders of Century of this joint proxy statement/prospectus; and (c) a transaction fee equal to (1) 0.30% of the total transaction value (as defined below) of Century from $3,775 million to $3,850 million; (2) 0.35% of the total transaction value of Century from $3,850 million to $3,925 million; (3) 0.40% of the total transaction value of Century from $3,925 million to $4,010 million; and (4) 0.50% of $4,010 million in the case of the total transaction value of Century in excess of $4,010 million, plus 5.0% of the total transaction value in excess of $4,010 million, less the DLJ retainer fee and the fairness opinion fee described above. Under the DLJ engagement letter, DLJ is not entitled to receive a transaction fee if the total transaction value of Century does not equal or exceed $3,775 million. For purposes of the DLJ engagement letter, transaction value is defined as the aggregate value of outstanding common stock of Century (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding), plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the merger, less the value of cash and cash equivalents of Century, upon consummation of the merger.

   In addition, Century agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with the engagement, including liabilities under U.S. federal securities laws. DLJ and Century management negotiated the terms of the fee arrangement, and the Century board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the merger.

   In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Century and Adelphia for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Century or Adelphia securities. DLJ has performed investment banking and other services in the past for Century and has been compensated for such services. Specifically, DLJ acted as Century's financial advisor in connection with the merger of Centennial Cellular Corp., a subsidiary of Century, with CCW Acquisition Corporation for which DLJ received usual and customary fees. DLJ has also performed investment banking and other services for Adelphia in the past and has been compensated for such services.

Accounting Treatment

   The merger will be accounted for under the purchase method of accounting, with Adelphia treated as the acquirer. As a result, Adelphia will record the assets and liabilities of Century at their estimated fair values and will record as goodwill the excess of the purchase price over such estimated fair values. The operating results of Century will be combined with the results of Adelphia from the date of the merger. As a result, Adelphia's earnings for 1999 will not include Century's 1999 earnings prior to the merger. See "Unaudited Pro Forma Condensed Consolidated Financial Information" for a description of the adjustments expected to be recorded to Adelphia's financial statements.

Ownership Of Shares After The Merger

   After giving effect to the merger, the Citizens acquisition, the FrontierVision acquisition discussed on page 9, the pending Highland Holdings purchase of Adelphia Class B common stock discussed on page 9 and the conversion of Adelphia's Series C cumulative convertible preferred stock and Series D convertible preferred stock into shares of Adelphia Class A common stock, the former holders of Century Class A common stock and Century Class B common stock will hold approximately 39.7% of the outstanding Adelphia Class A common stock. This will represent approximately 16.6% of the total voting power of all outstanding Adelphia shares. The above percentages are as of August 6, 1999, and are based on approximately 122,500,000 shares of Adelphia Class A common stock and 17,006,300 shares of Adelphia Class B common stock outstanding as of that date after giving effect to the transactions described above and assume that all Century stock options will be exercised prior to the merger.

Interests Of Certain Persons In The Merger

   Members of Century's management and the Century board have certain interests in the merger that may be different from, or in addition to, the interests of Century stockholders generally. Some of them have such interests in their capacities as record or beneficial owners of, or holders of the power to vote, shares of Century Class B common stock. The holders of the Century Class B common stock are Dr. Tow, who is the Chairman and Chief Executive Officer of Century, and two trusts established by Dr. Tow and Claire Tow, who is a director of Century and the spouse of Dr. Tow. David Rosensweig, who is a director and the Secretary of Century, is the sole trustee of one of these trusts. The trustees of the other trust are Dr. Tow, Claire Tow and Mr. Rosensweig. The Century board was aware of all of these interests and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

 Adelphia Board

   The merger agreement provides that, from and after the effective time of the merger, so long as the current Century Class B stockholders and their permitted assignees and transferees (as defined in the merger agreement) own at least 10% of the outstanding Class A common stock of Adelphia, they will be entitled to nominate up to three members to Adelphia's board.

 Control Premium to Class B Stockholders

   The merger agreement provides that each share of Century Class A common stock will, at the election of each holder but subject to proration as described on pages 71-72, be converted into the right to receive $44.14 in cash, 0.77269147 of a share of Adelphia Class A common stock or a combination of cash and stock, whereas each share of Century Class B common stock will be converted into approximately $48.14 in cash, 0.84271335 of a share of Adelphia Class A common stock or a combination of cash and stock. The difference in the consideration to be received by the holders of the Century Class A common stock and the holders of the Century Class B common stock constitutes approximately a 9% premium, (assuming receipt of the cash consideration), payable to the holders of Century Class B common stock. The outstanding shares of Century Class B common stock have approximately 93% of the total combined voting power of the outstanding Century Class A common stock and the outstanding Century Class B common stock and represent a majority (approximately 54%) of the total number of outstanding shares of Century Class A common stock and Century Class B common stock. This gives the holders of the Century Class B common stock the power to elect all but one member of the Century board. It also gives them the power to control the vote on all other matters submitted to a vote of Century's stockholders, except where separate class votes by the holders of the Century Class A common stock and the Century Class B common stock are required by law (as in the case of the merger with Adelphia). The Century board considered the premium payable to the holders of the Century Class B common stock in connection with its decision to approve the merger agreement and determined that such premium was an acceptable control premium to such holders.

 Adelphia Stock Ownership After the Merger

   After giving effect to the merger, the Citizens acquisition, the FrontierVision acquisition, the pending Highland Holdings purchase of Adelphia Class B common stock and the conversion of Adelphia's Series C cumulative convertible preferred stock and Series D convertible preferred stock into shares of Adelphia Class A common stock, Dr. Tow and Claire Tow will beneficially own approximately 27,244,000 shares of Adelphia Class A common stock, representing approximately 22.2% of the outstanding Adelphia Class A common stock and approximately 9.3% of the voting power of all outstanding Adelphia common stock. Dr. Tow and Claire Tow each disclaim beneficial ownership of some of these shares. After giving effect to the above transactions, the directors and executive officers of Century (including Dr. Tow and Claire Tow) will beneficially own in the aggregate 28,162,000 shares of Adelphia Class A common stock, representing approximately 23% of the outstanding Adelphia Class A common stock and approximately 9.6% of the voting power of all outstanding Adelphia common stock assuming that all of the shares of Century Class A common stock that they hold will be converted into Adelphia Class A common stock subject to the proration procedures described below. These percentages are based on share ownership of Century's directors and executive officers as of August 6, 1999 and on approximately 122,500,000 shares of Adelphia Class A common stock outstanding as of that date after giving effect to the above transactions. These percentages assume that Dr. Tow, Claire Tow and the directors and executive officers will receive Adelphia Class A common stock for 79.24% of the shares of Century Class A common stock beneficially owned by them and cash for 20.76% of the shares of Century Class A common stock beneficially owned by them. These percentages also assume that all Century stock options will be exercised prior to the merger.

 Century Options

   As of August 6, 1999, the directors and executive officers of Century held options to purchase an aggregate of 179,100 shares of Century Class A common stock that vest over time and will not yet be exercisable as of the effective time of the merger. Under the merger agreement, however, each option to purchase shares of Century Class A common stock will become fully vested and exercisable at the effective time of the merger. These options will then, like all other outstanding Century options, at the option of the holder, either be exercised or assumed by Adelphia. Based on the closing price of Adelphia Class A common stock of $56.00 on August 12, 1999, the aggregate value of the shares under options that accelerate as a result of the merger is approximately $7.8 million. In addition, certain executive officers of Century have terminated their employment agreements with Century. As a result of such termination, all Century options held by each such executive have vested and become exercisable. See "Risk Factors Relating to Century-- Executive Officers Have Terminated Employment Agreements" on page 36.

 Century Restricted Stock Awards

   As of August 6, 1999, the executive officers of Century held an aggregate of 2,600 restricted shares of Century Class A common stock received pursuant to Century's 1992 Management Equity Incentive Plan that vest over time and will still be restricted as of the effective time of the merger. Pursuant to the merger agreement, however, all restricted shares of Century Class A common stock will become fully vested and will cease to be restricted at the effective time of the merger. Based on the closing price of Adelphia Class A common stock of $56.00 on August 12, 1999, the aggregate value of the restricted shares, the vesting of which accelerate as a result of the merger, is approximately $112,500. In addition, as a result of the termination by certain executive officers of Century of their employment agreements discussed above, all restricted stock held by each executive has become unrestricted. See "Risk Factors Relating to Century--Executive Officers Have Terminated Employment Agreements" on page 36.

 Indemnification

   The merger agreement provides that the present and former directors, officers, employees and agents of Century and any of its subsidiaries will be indemnified by Adelphia against all liabilities resulting from actions or omissions arising out of such persons' services on behalf of Century or its subsidiaries occurring at or prior to the effective time of the merger (including the merger). The merger agreement provides that Adelphia will pay the expenses of such persons in connection with any matter as to which they are entitled to indemnification as such expenses are incurred. In addition, Adelphia has agreed that all existing rights to indemnification under Century's certificate of incorporation, bylaws or otherwise in favor of such persons will remain in effect for a period of six years from the effective time of the merger. Adelphia has also agreed that it will cause Merger Sub to maintain in effect for not less than six years after the effective time directors' and officers' liability insurance covering Century's directors and officers similar in scope and coverage to that maintained by Adelphia for its directors and officers.

 Other Matters

   Century, Adelphia and Dr. Tow have agreed that Century will sell its 5,139,156 shares of Citizens Utilities Company, the parent company of Citizens Cable Company, to Dr. Tow at the effective time of the merger at fair market value, based on the closing market price of such shares on the date the merger agreement was signed. Based on that closing market price ($7.75), the aggregate purchase price will be approximately $39.8 million. As of August 6, 1999, these shares constituted approximately 2% of the outstanding stock of Citizens Utilities Company. Dr. Tow also is the Chairman and Chief Executive Officer of Citizens Utilities Company.

   In addition, Adelphia has agreed to purchase from Citizens Cable Company its 50% interest in the Citizens-Century Cable Television Joint Venture, which serves approximately 91,000 basic subscribers in California. This purchase will take place at the effective time of the merger. The purchase price for this interest will be approximately $157.5 million, comprised of approximately $27.7 million in cash, approximately 1.85 million shares of Adelphia Class A common stock and the assumption of indebtedness.

   David Rosensweig, a director of Century and Secretary of Century, is a member of the law firm of Leavy Rosensweig & Hyman, which acts as general counsel to Century and which performed and continues to perform legal services for Century in connection with the merger. During fiscal 1999, Century paid a total of approximately $1.7 million to Leavy Rosensweig & Hyman for legal services and disbursements. Mr. Rosensweig has or shares the power to vote 23,350,964 shares of Century Class B common stock in his capacity as a trustee of two trusts established by Dr. Tow and Claire Tow.

Material Federal Income Tax Consequences

 Generally

   The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to Century stockholders. The following discussion does not deal with all federal income tax considerations that may be relevant to certain Century stockholders in light of their particular circumstances, such as stockholders: who are dealers in securities; who are banks, insurance companies, or tax-exempt organizations; who are subject to alternative minimum tax; who hold their shares as part of a hedge, straddle, or other risk reduction transaction; who are foreign persons; who dissent from the merger; or who acquired their Century common stock through stock option or stock purchase programs or otherwise as compensation. In addition, it does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase Century common stock in anticipation of the merger.

   Century stockholders are urged to consult their own tax advisors regarding the tax consequences to them of the merger based on their own circumstances, including the applicable federal, state, local, and foreign tax consequences to them of the merger.

   The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this joint proxy statement/prospectus, all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Century, Adelphia, and/or their respective stockholders.

   Neither Century nor Adelphia has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Gibson, Dunn & Crutcher LLP, counsel to Century, will render its opinion to Century at the closing of the merger, and Buchanan Ingersoll Professional Corporation, counsel to Adelphia, will render its opinion to Adelphia at the closing of the merger, that:

  . the merger should constitute a "reorganization" under Section 368(a) of the Internal Revenue Code; and

  . each of Century, Merger Sub, and Adelphia should be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

   As a condition to the closing of the merger, each counsel must render an opinion to the effect of the points listed above. The opinions that are to be rendered at the closing of the merger will be based upon the assumption that the merger will take place in the manner described in the merger agreement. The opinions of counsel will also assume the truth and accuracy of certain factual representations that have been made by Century and Adelphia and which are customarily given in transactions of this kind.

 Consequences to Century Stockholders

   The tax consequences of the merger to a particular Century stockholder will depend upon the form of consideration received by that stockholder. Based on the assumption that the merger will constitute a reorganization, and subject to the limitations and qualifications referred to in this discussion, the following U.S. federal income tax consequences will result from the merger:

  . A Century stockholder who exchanges his or her shares of Century common stock solely for Adelphia Class A common stock (and cash in lieu of a fractional share) should not recognize any gain or loss, except with respect to the fractional share.

  . A Century stockholder who exchanges his or her shares of Century common stock solely for cash will generally recognize gain (and, as is more fully described below, likely will be permitted to recognize loss) equal to the difference between the amount of cash received and the stockholder's basis in his or her Century common stock.

  . A Century stockholder who exchanges his or her shares of Century common stock for Adelphia Class A common stock and cash (other than cash in lieu of a fractional share) will generally recognize gain in an amount equal to the lesser of:

    . the difference between (i) the fair market value of all property (Adelphia Class A common stock and cash) received in the exchange and (ii) the stockholder's basis in the Century common stock; and

    .  the amount of cash received in the exchange.

     A Century stockholder who exchanges his or her shares of Century common stock for Adelphia Class A stock and cash will not be permitted to recognize a loss in the exchange.

  . The total initial tax basis of the Adelphia Class A common stock received by a Century stockholder in the merger will be equal to the total tax basis of the Century common stock exchanged for the Adelphia stock, decreased by the amount of cash (other than cash in lieu of a fractional share) received in the exchange (if any), and increased by the amount of gain recognized in the exchange (if any).

  . A Century stockholder who receives cash in lieu of a fractional share of Adelphia Class A common stock will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of a fractional share and (ii) the stockholder's basis allocated to the fractional share, determined in the manner described in the preceding point.

  . The holding period of the Adelphia Class A common stock received by a Century stockholder in the merger will include the period for which the Century common stock was held, provided that such Century common stock was held as a capital asset at the time of the merger.

 Stockholder Receiving Adelphia Class A Common Stock and Cash--Character of
 Gain

   The gain recognized by a Century stockholder receiving a combination of Adelphia Class A common stock and cash in the merger may be characterized as either capital gain or ordinary income, depending upon that stockholder's particular situation. In determining the character of the gain recognized by a Century stockholder receiving both Adelphia Class A common stock and cash, the Internal Revenue Service will (i) treat each Century stockholder as having exchanged his or her Century common stock solely for Adelphia Class A common stock and then (ii) treat each recipient of Adelphia Class A common stock as having sold back a portion of that stock to Adelphia in exchange for cash. The exchange of stock for cash in this fashion is known as a "redemption." Gain recognized by a stockholder in a redemption will be treated as a capital gain if, after giving effect to the constructive ownership rules of the Internal Revenue Code, either:

  . the stockholder's receipt of cash is "substantially disproportionate" to the stockholder's equity interest in Adelphia; or

  .  the redemption is "not essentially equivalent to a dividend."

In addition, to receive capital gain treatment, a Century stockholder must have held his or her Century common stock as a capital asset immediately before the merger. This capital gain would be treated as long-term capital gain if the Century stockholder's holding period for the Century common stock was more than one year at the effective time of the merger.

   Both of the two alternative tests given above are designed to determine whether a stockholder experiences a significant decrease in corporate voting power as a result of a partial redemption of his or her share holdings. In making this determination, the constructive ownership rules of the Internal Revenue Code must be taken into account. Under these rules, a former Century stockholder is treated as owning, in addition to the Adelphia Class A common stock he or she receives, or is treated as having received, in the merger, those shares of Adelphia Class A common stock that are held or controlled by certain related individuals or entities. Specifically:

  . An individual stockholder is treated as owning the shares owned, directly or indirectly, by his or her spouse, children, grandchildren, and parents.

  . A stockholder who is a partner in a partnership, a shareholder of an S corporation, or a beneficiary of an estate or trust, is treated as owning those shares owned, directly or indirectly, by the relevant entity, in proportion to his or her interest in the relevant entity.

  . A stockholder who is considered the "owner" of any portion of a so-called "grantor trust" is treated as owning those shares owned, directly or indirectly, by that portion of the trust.

  . A stockholder who owns, directly or indirectly, 50% or more of the value of the stock of a corporation is treated as owning those shares owned, directly or indirectly, by the corporation, in proportion to his or her ownership of the corporation.

  . A stockholder that is a partnership or an S corporation is treated as owning those shares owned, directly or indirectly, by its owners.

  . A stockholder that is an estate is treated as owning those shares owned, directly or indirectly, by its beneficiaries.

  . A stockholder that is a trust is generally treated as owning those shares owned, directly or indirectly, by its beneficiaries, other than any beneficiary whose interest in the trust is (i) contingent and (ii) worth no more than 5% of the value of the trust property, computed actuarially.

  . A stockholder that is a corporation, other than an S corporation, is treated as owning those shares owned, directly or indirectly, by its shareholders who own, directly or indirectly, 50% or more of the value of the stock of the corporation.

  . A person who has an option to acquire Adelphia stock (or any option to acquire such an option) is treated as owning that stock.

   Once a stockholder computes the total number of shares that he or she is treated as owning, after giving effect to the constructive ownership rules, the stockholder must determine whether the deemed redemption satisfies the requirements of either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test.

   To qualify as "substantially disproportionate" with respect to a particular stockholder, a redemption must meet three requirements, in each case taking into account the constructive ownership rules described above. The three requirements are that, immediately after the redemption:

  . the stockholder must own less than 50% of the total voting power of the outstanding Adelphia common stock;

  . the stockholder must own less than 80% of the percentage of voting power of the Adelphia common stock he or she owned or was treated as owning before the redemption; and

  . the stockholder must own less than 80% of the percentage of Adelphia common stock (measured by fair market value) he or she owned or was treated as owning before the redemption.

   If a stockholder fails any part of this test, the redemption may still qualify as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of the stockholder's proportionate interest in Adelphia. This is a highly subjective standard. Accordingly, neither Century, Adelphia, nor their respective counsel can provide any substantial assurance that a particular redemption will qualify as a meaningful reduction. However, based on a published ruling of the Internal Revenue Service, a stockholder with a relatively minimal interest in Adelphia and no ability to exercise any substantial measure of control over Adelphia's corporate affairs should be treated as having experienced a meaningful reduction of his proportionate interest in Adelphia as a result of the deemed redemption.

   If the deemed redemption of Adelphia Class A common stock in exchange for cash fails to satisfy both the "substantially disproportionate" test and the "not essentially equivalent to a dividend" test with respect to a particular Century stockholder, then the gain recognized by that stockholder will be characterized as a distribution with respect to the stock. Such a distribution will be treated as a dividend to the extent of the stockholder's allocable share of Century's accumulated earnings and profits. A dividend payment received by a stockholder is generally treated as ordinary income for federal income tax purposes. If the amount of the distribution exceeds the stockholder's allocable share of Century's accumulated earnings and profits, then the excess will be treated as capital gain. A corporate stockholder that receives a dividend may be eligible to claim a dividends-received deduction, and may be subject to the "extraordinary dividend" provisions of the Internal Revenue Code.

 Stockholder Receiving Solely Cash--Character of Gain and Recognition of Loss

   The character of income, gain, or loss if any, recognized by a Century stockholder receiving solely cash in exchange for his or her Century common stock is determined under an analysis similar to that described above, except that the Internal Revenue Service may treat the stockholder's Century common stock as having been redeemed by Century immediately before the merger, rather than as having been exchanged for Adelphia common stock and then redeemed by Adelphia immediately after the merger. In either case, if the deemed redemption satisfies either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test with respect to a particular Century stockholder, or if the deemed redemption results in a complete termination of the stockholder's interest in the relevant entity, after giving effect to the constructive ownership rules, then any gain recognized by the stockholder will be treated as a capital gain (provided that the stockholder held his or her Century common stock as a capital asset immediately before the merger), and the stockholder will be permitted to recognize loss.

   If the deemed redemption fails all three of these tests with respect to a particular Century stockholder, then the stockholder would not be permitted to recognize loss, and the full amount of cash received by that stockholder could be characterized as a distribution with respect to stock, and thus be treated as a dividend to the extent of the stockholder's allocable share of Century's current and accumulated earnings and profits. In such an event, however, the stockholder might nonetheless assert successfully that these three tests are inapplicable and that he or she is entitled to receive capital gain (or capital loss) treatment. Because of this complexity and uncertainty, Century stockholders receiving solely cash in the merger are especially urged to consult their own tax advisors with regard to their individual tax consequences.

 Withholding

   Payments in respect of Century common stock or a fractional share of Adelphia Class A common stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply to a payment made to a stockholder who completes and signs the substitute Form W-9 that is included as part of the transmittal letter, or who otherwise proves to Adelphia and its exchange agent that it is exempt from backup withholding.

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 Reporting and Recordkeeping

   A Century stockholder who exchanges shares of Century common stock in the merger for Adelphia Class A common stock, or for a combination of Adelphia Class A common stock and cash, is required to retain records of the transaction, and to attach to his or her federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include (i) the stockholder's tax basis in the Century common stock surrendered and (ii) the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the Adelphia Class A common stock received in exchange therefor.

 Consequences to Century and Adelphia

   Assuming that the merger qualifies as a reorganization, neither Century nor Adelphia will recognize gain or loss solely as a result of the merger.

 Caveat

   Opinions of counsel are not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each Century stockholder would be required to recognize gain or loss equal to the difference between (i) the fair market value of all property (Adelphia Class A common stock and cash) received in the exchange and (ii) the stockholder's tax basis in the Century common stock surrendered therefor. In such an event, a Century stockholder's total initial tax basis in the Adelphia Class A common stock received would be equal to its fair market value, and the stockholder's holding period for the Adelphia Class A common stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if the Century stockholder's holding period for the Century common stock was more than one year.

   The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Century stockholder. Holders of Century common stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of foreign, state, local, and other tax laws.

Regulatory Matters

 HSR Act and Antitrust

   Adelphia and Century have observed the notification and waiting period requirements of the HSR Act and the rules and regulations promulgated thereunder. The HSR Act provides for an initial 30-calendar-day waiting period following the filing with the U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") of certain Notification and Report Forms by the parties to the merger. The HSR Act further provides that, if, within the initial 30-calendar-day waiting period, the FTC or the Antitrust Division issues a request for additional information or documents, the waiting period will be extended until 11:59 p.m. on the 20th day after the date of substantial compliance by the filing parties with such request. Only one such extension of the initial waiting period is permitted under the HSR Act; however, the filing parties may voluntarily extend the waiting period. The HSR Act also provides the FTC and the Antitrust Division with the option of terminating the waiting period before the end of the 30 calendar days.

   On March 26, 1999, Adelphia and Century filed the Notification and Report Forms with the Antitrust Division and the FTC for review in connection with the merger. On April 20, 1999, the FTC notified the parties that the waiting period under the HSR Act was terminated.

   Notwithstanding termination of the waiting period, the FTC, the Antitrust Division and others could take action under the antitrust laws to challenge the merger, including seeking to enjoin the consummation of the

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merger, seeking the divestiture by Adelphia of all or part of the stock or assets of Century or of other business conducted by Adelphia, or seeking to subject Adelphia or Century to certain operating conditions, before or after the merger is completed. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Adelphia will prevail.

   The obligations of Adelphia and Century to consummate the merger are subject to the condition that the merger not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity after the parties have used their reasonable best efforts to prevent the same, nor shall there have been any statute, rule or regulation enacted or deemed applicable to the merger by any governmental entity that prevents its consummation.

 Federal Communications Commission

   In addition, Adelphia and Century are required to obtain certain approvals from the FCC. On July 9, 1999, Adelphia and Century filed the remaining required applications with the FCC seeking approvals of the transfers of control to Adelphia of the FCC licenses and authorizations held by certain Century subsidiaries. In evaluating such applications, the FCC will consider whether Adelphia is qualified to control such licenses and authorizations and whether the public interest, convenience and necessity will be served by such transfer of control. As required, the FCC is seeking public comments on the applications.

 State and Local Governmental Authorities

   The merger is also subject to certain state and local governmental approvals or actions. Century and Adelphia have filed applications in connection with the merger with three state commissions and the franchising authority in Puerto Rico, and with approximately 115 local franchising authorities. The filings seek the level of review appropriate under each state's laws or local franchise authority's franchise agreement. Where approval or consent is required for transfers of control of cable television franchises, Adelphia and Century believe that the appropriate governing legal standard is the legal, technical and financial qualifications of the company acquiring control. However, certain franchising authorities have stated that they will consider additional factors. As of August 5, 1999, approval had been obtained or deemed obtained under federal law, or was not required, for systems representing approximately 54% of the total Century basic subscribers.

   Pursuant to the merger agreement, it is a condition to Adelphia's obligation to consummate the merger that all required consents of governmental authorities shall have been obtained prior to the effective time, except where the failure to obtain any such required consent would not have a material adverse effect. The failure to obtain the required consents of franchising authorities will be deemed not to have a material adverse effect, and will therefore not prevent this condition from being satisfied, unless the required consents that are not obtained cover more than 50% of Century's basic subscribers (except that three franchises to be transferred to TCI in connection with the formation of the TCI joint venture and their approximately 86,000 basic subscribers are excluded from this calculation). As a result of the foregoing, this condition has been satisfied.

Appraisal Rights

 Century Stockholders

   Record holders of Century common stock that follow the appropriate procedures are entitled to dissenters rights under Sections 14A:11-1 through 14A:11-11 of the New Jersey Business Corporation Act (the "New Jersey Dissenters' Statute") in connection with the merger.

   The following discussion of the applicable provisions of the New Jersey Dissenters' Statute is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of the New Jersey Dissenters' Statute, which is reprinted in its entirety and attached as Appendix D to this joint proxy statement/prospectus. A person having a beneficial interest in shares of Century common stock that are held of

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record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner if such person wishes to perfect any dissenters' rights such person may have.

   This discussion and Appendix D should be reviewed carefully by any stockholder of Century who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so, because failure to strictly comply with any of the procedural requirements of the New Jersey Dissenters' Statute may result in a termination or waiver of dissenters' rights under the New Jersey Dissenters' Statute.

   Under the New Jersey Dissenters' Statute, each Century stockholder has the right to dissent from the merger and demand payment of the fair value of his or her shares of Century common stock. If a stockholder elects to dissent, the stockholder must file with Century a written notice of dissent stating that such stockholder intends to demand payment for his or her shares if the merger is consummated. Such written notice of dissent must be filed with Century before the vote of Century stockholders on the merger. Upon making such demand, the dissenting stockholder will cease to have any of the rights of a stockholder except the right to be paid the fair value of his or her shares and other rights of a dissenting stockholder under the New Jersey Dissenters' Statute. The "fair value" of the shares as used in the New Jersey Dissenters' Statute is determined as of the day prior to the Century stockholder meeting being held to vote upon the merger.

   Within 10 days after the effective date of the merger, Merger Sub will give written notice of the effective date of the merger by certified mail to each stockholder who filed a written notice of dissent, except for any stockholder who voted for or consented in writing to the merger. Within 20 days after the mailing of such notice, the dissenting stockholder may make written demand on Merger Sub for payment of the fair value of his or her shares.

   Not later than 20 days after demanding payment for his or her shares, the dissenting stockholder must submit any certificate(s) representing his or her shares to Merger Sub for notation that such demand has been made. Such certificate(s) will then be returned to the stockholder. No later than 10 days after the expiration of the 20 day period in which a stockholder may make written demand for the fair value of his or her shares, Merger Sub will mail to each dissenting stockholder Century's financial statements as of the latest available date. Merger Sub may accompany such mailing with a written offer to pay each dissenting stockholder a specified price deemed by Merger Sub to be the fair value of such stockholders' shares. If, not later than 30 days after the expiration of the 10 day period in which Merger Sub sends out mailings to dissenting stockholders, the fair value of the shares is agreed upon between any dissenting stockholder and Merger Sub, payment shall be made upon surrender of any certificate(s) representing such shares.

   If the fair value of the shares is not agreed upon within the 30 day period, the dissenting stockholder may serve upon Merger Sub a written demand that it commence an action in the Superior Court of New Jersey for the determination of the fair value of the shares. Such demand must be served by the stockholder not later than 30 days after the expiration of the 30 day period in which the stockholder and Merger Sub could not agree upon the fair value of the shares. Such action must be commenced by Merger Sub not later than 30 days after receipt of such demand. If Merger Sub fails to commence the action within the 30 day period, a dissenting stockholder may do so in the name of Merger Sub, not later than 60 days after the expiration of the 30 day period in which Merger Sub was required to commence such an action.

   All dissenting stockholders must be made parties to the action and the court shall render judgment for the fair value of their shares. The judgment shall include an allowance for interest at such rate as the court finds equitable, from the date of the dissenting stockholder's demand for payment to the day of payment, unless the court finds that the refusal of any dissenting stockholder to accept an offer of payment made by Merger Sub was arbitrary, vexatious or otherwise not in good faith. The costs and expenses of bringing the appraisal action will be determined by the court and will be apportioned and assessed as the court may find equitable upon the parties or any of them. In addition, reasonable fees and expenses of counsel may be assessed against Merger

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Sub if the court finds that the offer of payment made by Merger Sub was not made in good faith or if no such offer was made.

   The right of a dissenting stockholder to be paid the fair value of his or her shares will terminate if he or she fails to strictly comply with any of the requirements described above or in any of the following circumstances:

  . if the dissenting stockholder's demand for payment is withdrawn with the written consent of Century or, after the merger, Merger Sub;

  . if the fair value of the shares is not agreed upon and no action for the determination of fair value by the Superior Court of New Jersey is commenced within the appropriate time period;

  . if the Superior Court of New Jersey determines that the stockholder is not entitled to payment for his or her shares;

  .  if the merger is abandoned; or

  . if a court having jurisdiction permanently enjoins or sets aside the merger.

   If the right of a dissenting stockholder to be paid the fair value of his or her shares terminates for any of the reasons described above, then such dissenting stockholder shall receive $9.16426528 in cash and 0.61222732 shares of Adelphia Class A common stock for each share of Century Class A common stock and $11.81417001 in cash and 0.63595483 shares of Adelphia Class A common stock for each share of Century Class B common stock.

 Adelphia Stockholders

   Under Delaware law, Adelphia stockholders will not be entitled to appraisal rights in connection with the merger.

Federal Securities Laws Consequences

   All shares of Adelphia Class A common stock that will be issued in the merger will be freely transferable, except for certain restrictions on "affiliates" of Century. Shares of Adelphia Class A common stock received in the merger by persons who are deemed to be affiliates of Century may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of Adelphia) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Century are Dr. Tow, Claire Tow and their affiliates. The merger agreement requires Century to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of Adelphia Class A common stock issued to them in the merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

   This joint proxy statement/prospectus does not cover resales of Adelphia Class A common stock to be received by affiliates of Century in the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

Recent Litigation

   On or about March 10, 1999, a lawsuit was commenced by the filing of a class action complaint by one of the holders of Century Class A common stock on behalf of himself and all others similarly situated naming the holders of Century Class B common stock and all of Century's directors as defendants for alleged breaches of fiduciary duty in connection with the approval of the merger consideration. The complaint was filed in the Superior Court in the State of Connecticut under the caption Robert Lowinger v. Century Communications Corp., et. al. Century and Adelphia were also named as defendants for allegedly aiding and abetting in the foregoing alleged breaches of fiduciary duty. The complaint seeks damages in an unspecified amount and such other relief as may be appropriate. On July 21, 1999, the court granted the defendants' motion for extension of time to answer or otherwise respond to the complaint to the earlier of November 15, 1999 or twenty days after the effective date of the merger.

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                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

   The following is a description of the material terms of the merger agreement and certain related agreements. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. Copies of the related agreements are included as exhibits to the registration statement of Adelphia of which this joint proxy statement/prospectus is a part and are incorporated herein by reference. To receive copies of the exhibits, see "Where You Can Find More Information" on page 103. The following description does not purport to describe all of the terms of the merger agreement or the related agreements. All stockholders are urged to read these agreements in their entirety.

The Merger Agreement

 Structure of the Merger

   Subject to the terms and conditions of the merger agreement, Century will merge with and into Merger Sub. The separate corporate existence of Century will cease. Merger Sub will be the surviving corporation in the merger and will continue its corporate existence as a wholly owned subsidiary of Adelphia and will be governed by the laws of the state of Delaware. The certificate of incorporation and the bylaws of Merger Sub at the effective time of the merger will become the certificate of incorporation and the bylaws of the surviving corporation. The directors and officers of Merger Sub at the effective time of the merger will become the directors and officers of the surviving corporation.

 Closing

   The merger will become effective at the closing, which will take place on the date specified by Adelphia and Century (but no later than the second business day) following the satisfaction or waiver of the conditions to the merger (other than those conditions to be satisfied or waived at the closing) or on such other date as Adelphia, Century and Merger Sub shall agree.

 Consideration to be Received for Century Common Stock in the Merger

   The merger agreement provides that, at the effective time, each issued and outstanding share of Century Class A common stock (other than shares held by dissenting stockholders and shares held by Century) will, at the election of each holder but subject to proration as described on pages 71-72, be converted into the right to receive:

  . 0.77269147 of a share of Adelphia Class A common stock (the "Century Class A Per Share Stock Amount"); or

  .  $44.14 in cash (the "Century Class A Per Share Cash Amount"), or

  .  a combination of shares of Adelphia Class A common stock and cash;

and that each issued and outstanding share of Century Class B common stock (other than shares held by dissenting stockholders and shares held by Century) will, at the election of each holder but subject to proration as described on pages 71-72, be converted into the right to receive:

  . 0.84271335 of a share of Adelphia Class A common stock (the "Century Class B Per Share Stock Amount"); or

  .  $48.14 in cash (the "Century Class B Per Share Cash Amount"), or

  .  a combination of shares of Adelphia Class A common stock and cash.

   As of the effective time, all shares of Century Class A and Century Class B common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing Century Class A or Century Class B common stock will cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate, in accordance with the procedures set forth herein, the consideration set forth above, and each share of Century Class A or Century Class B

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common stock held by Century or any wholly owned subsidiary of Century will be canceled without consideration.

 Election; Conversion of Century Shares; Proration

   Election Generally. Each record holder or beneficial owner of Century common stock will be entitled:

  . to elect on a share-by-share basis to receive the Century Class A Per Share Cash Amount or the Century Class B Per Share Cash Amount for each such share of Century Class A or Century Class B common stock (each a "Cash Election"),

  . to elect on a share-by-share basis to receive the Century Class A Per Share Stock Amount or the Century Class B Per Share Stock Amount for each such share of Century Class A or Century Class B common stock (each a "Stock Election").

   All elections must be made on the form of election furnished (or a facsimile thereof). A holder of Century common stock need not elect to receive the same form of merger consideration with respect to all shares of Century Class A or Class B common stock held by or on behalf of such holder.

   Limitations. Notwithstanding a Century stockholder's election at the effective time of the merger (i) the aggregate number of shares of Century Class A common stock that may be converted into the right to receive cash in the merger is equal to 20.76% of the number of shares of Century Class A common stock outstanding immediately prior to the effective time (excluding shares held by dissenting stockholders), (ii) the aggregate number of shares of Century Class A common stock which may be converted into the right to receive shares of Adelphia Class A common stock in the merger is equal to 79.24% of the number of such shares of Century Class A common stock outstanding immediately prior to the effective time (excluding shares held by dissenting stockholders), (iii) the aggregate number of shares of Century Class B common stock that may be converted into the right to receive cash in the merger is equal to 24.54% of the number of shares of Century Class B common stock outstanding immediately prior to the effective time (excluding shares held by dissenting stockholders) and (iv) the aggregate number of shares of Century Class B common stock which may be converted into the right to receive shares of Adelphia Class A common stock in the merger is equal to 75.46% of the number of such shares of Century Class B common stock outstanding immediately prior to the effective time (excluding shares held by dissenting stockholders).

 Proration

   Cash Oversubscription. If the aggregate number of shares of Century Class A common stock or Century Class B common stock with respect to which Cash Elections have been made exceeds the aggregate number of shares of Century common stock of that class that may be converted into the right to receive cash in the merger, then:

  . each such share of Century common stock with respect to which a Stock Election was made will be converted into the right to receive the Century Class A Per Share Stock Amount or the Century Class B Per Share Stock Amount, as the case may be; and

  . each share of Century Class A common stock with respect to which a Cash Election was made will be converted into the right to receive (1) the amount in cash, without interest, equal to the product of (a) $44.14 and
     (b) a fraction, the numerator of which will be the aggregate number of shares of Century Class A common stock that may be converted into the right to receive cash in the merger, and the denominator of which will be the aggregate number of shares of Century Class A common stock with respect to which Cash Elections were made (the "Century Class A Cash Fraction"), and (2) the number of shares of Adelphia Class A common stock equal to the product of (a) the Century Class A Per Share Stock Amount and (b) a fraction equal to one minus the Century Class A Cash Fraction; and

  . each share of Century Class B common stock with respect to which a Cash Election was made will be converted into the right to receive (1) the amount in cash, without interest, equal to the product of

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     (a) $48.14 and (b) a fraction, the numerator of which will be the aggregate number of shares of Century Class B common stock that may be converted into the right to receive cash in the merger, and the denominator of which will be the aggregate number of shares of Century Class B common stock with respect to which Cash Elections were made (the "Century Class B Cash Fraction"), and (2) the number of shares of Adelphia Class A common stock equal to the product of (a) the Century Class B Per Share Stock Amount and (b) a fraction equal to one minus the Century Class B Cash Fraction.

   Stock Oversubscription. If the aggregate number of shares of Century Class A common stock or Century Class B common stock with respect to which Stock Elections have been made exceeds the aggregate number of shares of Century common stock of that class that may be converted into the right to receive shares of Adelphia Class A common stock in the merger, then:

  . each share of Century common stock with respect to which a Cash Election was made will be converted into the right to receive the Century Class A Per Share Cash Amount or the Century Class B Per Share Cash Amount, as the case may be; and

  . each share of Century Class A common stock with respect to which a Stock Election was made will be converted into the right to receive (1) the number of shares of Adelphia Class A common stock equal to the product of (a) 0.77269147 and (b) a fraction, the numerator of which will be the aggregate number of shares of Century Class A common stock which may be converted into the right to receive shares of Adelphia Class A common stock in the merger, and the denominator of which will be the aggregate number of shares of Century Class A common stock with respect to which Stock Elections were made (the "Century Class A Stock Fraction"), and
     (2) the amount in cash, without interest, equal to the product of (a) the Century Class A Per Share Cash Amount and (b) a fraction equal to one minus the Century Class A Stock Fraction; and

  . each share of Century Class B common stock with respect to which a Stock Election was made will be converted into the right to receive (1) the number of shares of Adelphia Class A common stock equal to the product of (a) 0.84271335 and (b) a fraction, the numerator of which will be the aggregate number of shares of Century Class B common stock which may be converted into the right to receive shares of Adelphia Class A common stock in the merger, and the denominator of which will be the aggregate number of shares of Century Class B common stock with respect to which Stock Elections were made (the "Century Class B Stock Fraction"), and
     (2) the amount in cash, without interest, equal to the product of (a) the Century Class B Per Share Cash Amount and (b) a fraction equal to one minus the Century Class B Stock Fraction.

   No Oversubscription. If there is neither a cash oversubscription nor a stock oversubscription, then

  . each share of Century Class A common stock or Class B common stock with respect to which a Cash Election was made (or deemed to have been made) will be converted into the right to receive the Century Class A Per Share Cash Amount or the Century Class B Per Share Cash Amount, as the case may be; and

  . each share of Century Class A common stock or Century Class B common stock with respect to which a Stock Election was made (or deemed to have been made) will be converted into the right to receive the Century Class A Per Share Stock Amount or the Century Class B Per Share Stock Amount, as the case may be.

   Potential Value Fluctuation of Merger Consideration. The value of the consideration that a Century stockholder receives in the merger may depend on the value of shares of Adelphia Class A common stock, which will fluctuate, as well as on the percentage of Century stockholders that elect to receive shares of Adelphia Class A common stock versus cash in the merger. Since the value of the cash portion of the merger consideration for the Century Class A common stock is fixed at $44.14, it is expected that, if the value of 0.77269147 shares of Adelphia Class A common stock exceeds $44.14 (which will occur if the market value of

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an Adelphia Class A share is more than $57.125), holders of more than 79.24% of the shares of Century Class A common stock will elect to receive shares of Adelphia Class A common stock in the merger and, consequently, those Century stockholders that elect to receive shares of Adelphia Class A common stock will receive a combination of shares of Adelphia Class A common stock and cash in respect of each share of Century Class A common stock. Additionally, since the value of the cash portion of the merger consideration for the Century Class B common stock is fixed at $48.14, it is expected that if the value of 0.84271335 shares of Adelphia Class A common stock exceeds $48.14 (which will occur if the market value of an Adelphia Class A share is more than $57.125), holders of more than 75.46% of the shares of Century Class B common stock may elect to receive shares of Adelphia Class A common stock in the merger and, consequently, those Century stockholders that elect to receive shares of Adelphia Class A common stock may receive a combination of shares of Adelphia Class A common stock and cash in respect of each share of Century
Class B common stock.

   The following tables illustrate the approximate value of the consideration that a Century stockholder with 100 shares of Century Class A or Century Class B common stock, depending on whether such stockholder makes a Stock Election or a Cash Election, receives assuming varying values for shares of Adelphia Class A common stock and different percentages of Century stockholders electing to receive shares of Adelphia Class A common stock (and assuming no dissenting shares). You should bear in mind that, notwithstanding the foregoing, (1) the price of shares of Adelphia Class A common stock is subject to change, and (2) neither Adelphia nor Century can predict the percentage of Century stockholders that will make Stock Elections or Cash Elections.

                                        If the value of an Adelphia share is:
                                   -----------------------------------------------
                                       $50     $60     $70     $50     $60     $70
                                      then the approximate value of the aggregate
                                      merger consideration that a holder of 100
                                   shares of Century Class A common stock receives
and stock elections are made for:                     will be:
---------------------------------  -----------------------------------------------
                                   if such holder makes a  if such holder makes a
                                   stock election for all   cash election for all
                                         100 shares              100 shares
                                   ----------------------- -----------------------
 all shares of Century Class A
  common stock..................   $ 3,978 $ 4,590 $ 5,202   n/a     n/a     n/a
 75% of the shares of Century
  Class A common stock..........   $ 3,863 $ 4,636 $ 5,409 $ 4,321 $ 4,452 $ 4,583
 50% of the shares of Century
  Class A common stock..........   $ 3,863  $4,636  $5,409  $4,092  $4,544  $4,996
 25% of the shares of Century
  Class A common stock..........   $ 3,863  $4,636  $5,409  $4,016  $4,575  $5,133
 no shares of Century Class A
  common stock..................     n/a     n/a     n/a    $3,978  $4,590  $5,202

                                        If the value of an Adelphia share is:
                                   -----------------------------------------------
                                       $50     $60     $70     $50     $60     $70
                                     then the approximate value of the aggregate
                                      merger consideration that a holder of 100
                                   shares of Century Class B common stock receives
and stock elections are made for:                     will be:
---------------------------------  -----------------------------------------------
                                   if such holder makes a  if such holder makes a
                                   stock election for all   cash election for all
                                         100 shares              100 shares
                                   ----------------------- -----------------------
 all shares of Century Class B
  common stock..................   $ 4,361 $ 4,997 $ 5,633   n/a     n/a     n/a
 75% of the shares of Century
  Class B common stock..........   $ 4,214 $ 5,056 $ 5,899 $ 4,803 $ 4,818 $ 4,834
 50% of the shares of Century
  Class B common stock..........   $ 4,214  $5,056  $5,899  $4,508  $4,937  $5,366
 25% of the shares of Century
  Class B common stock..........   $ 4,214  $5,056  $5,899  $4,410  $4,977  $5,544
 no shares of Century Class B
  common stock..................     n/a     n/a     n/a    $4,361  $4,997  $5,633

   Election Procedure; Exchange of Certificates. A green form of election is being sent contemporaneously to holders of Century Class A common stock and a blue form of election is being sent contemporaneously to holders of Century Class B common stock in separate mailings. Elections may be made by holders of shares of Century common stock by delivering the appropriate form of election to the Exchange Agent. To be effective, a form of election must be properly completed and submitted in the return envelope for holders of Century Class A common stock and in the return envelope for holders of Century Class B common stock and must be received by the Exchange Agent by no later than 5:00 p.m., eastern time, on September 30, 1999 (the "Election Deadline"), and accompanied by (a) the certificates as to which the election is being made or (b) an appropriate guarantee of delivery of such certificates as set forth in such form of election from a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, provided that such certificates are in fact delivered to the Exchange Agent within three (3) Nasdaq National Market trading days after the date of execution of such guarantee of delivery (a "Guarantee of Delivery"). Failure to deliver certificates covered by any Guarantee of Delivery within three (3) Nasdaq National Market trading days after the date of execution of such Guarantee of Delivery will be deemed to invalidate any otherwise properly made Cash Election or Stock Election. Adelphia has the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether any form of election has been properly completed, signed and submitted or revoked and to disregard immaterial defects in the form of election. The good faith decision of Adelphia (or, if so delegated, the Exchange Agent) in such matters will be conclusive and binding. Neither Adelphia nor the Exchange Agent is under any obligation to notify any person of any defect in a form of election submitted to the Exchange Agent. The Exchange Agent will also make all computations contemplated by the merger agreement, and all such computations will be conclusive and binding on the holders of shares of Century common stock in the absence of manifest error. Any form of election may be changed or revoked prior to the Election Deadline. In the event a form of election is revoked prior to the Election Deadline, Adelphia will, or will cause the Exchange Agent to, cause the certificates covered by such form of election to be promptly returned without charge to the person submitting the form of election upon written request to that effect from such person. A form of election and Letter of Transmittal may be changed if the record holder effectively revokes such holder's form of election and Letter of Transmittal in accordance with the procedures described herein and a new form of election and Letter of Transmittal and the related share of Century Class A or Century Class B common stock certificate(s) (or a Guarantee of Delivery) for such record holder is received by the Exchange Agent at or prior to the Election Deadline. Century stockholders who do wish to revoke and resubmit should take into account the time required to receive and resubmit certificates, which may or may not be sufficient to allow for the receipt of returned certificates and the resubmission of certificates by the applicable deadline.

   A Century stockholder who does not submit a form of election to the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes such stockholder's form of election and does not re-submit a form of election and other required documents that are timely received by the Exchange Agent), or who submits a form of election without the corresponding certificates or a Guarantee of Delivery, will be deemed to have made a Stock Election. If any form of election is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the Century stockholder submitting such form of election, the purported Cash Election or Stock Election set forth therein will be deemed to be of no force and effect, and the Century stockholder making such purported Cash Election or Stock Election will be deemed to have made a Stock Election.

   Century and Adelphia intend to mail, approximately 10 days prior to the ultimate deadline for making Elections, forms of election to persons who have become Century stockholders following the Record Date. Forms of election are also available from the Information Agent and the Exchange Agent upon request.

 Treatment of Fractional Shares

   Upon surrender of certificates representing Century common stock after the merger, holders of Century common stock will be paid cash instead of any fractional shares of Adelphia Class A common stock they would otherwise receive. All fractional shares of Adelphia Class A common stock that a holder of shares of Century common stock otherwise would be entitled to receive as a result of the merger will be aggregated. If a fractional share results from such aggregation, the amount of cash to be received instead of the fractional share will be equal to:

  .  the fraction of a share that would otherwise be received, multiplied by

  . the closing price of a share of Adelphia Class A common stock on the Nasdaq National Market on the trading day immediately preceding the effective date of the merger.

 Treatment of Century Stock Options and Century Restricted Stock in the Merger

   At the effective time of the merger, all outstanding options to acquire Century Class A common stock will become vested and exercisable. Each option will, at the election of the holder, either be:

  . exercised immediately prior to the effective time of the merger, and each share of Century Class A common stock to which the holder of such option is entitled upon such exercise will, like all other shares of Century Class A common stock, be converted into the right to receive cash and Adelphia Class A common stock as described above; or

  . assumed by Adelphia and become an option to purchase Adelphia Class A common stock.

   If an option is assumed by Adelphia, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in accordance with Section 424 of the Internal Revenue Code.

   At the effective time of the merger, all outstanding shares of restricted stock of Century will become vested and unrestricted and will have the right to receive the same consideration in the merger as other shares of Century Class A common stock, as described above.

 Registration and Quotation of Adelphia Class A Common Stock

   In the merger agreement, Adelphia has agreed to use its reasonable best efforts to register the shares of Adelphia Class A common stock to be issued as consideration in the merger under the Securities Act, and to use its best efforts to cause such shares to be approved for quotation on the Nasdaq National Market. Such registration and quotation are conditions to the obligations of Century to consummate the merger. The issuance of such shares in the merger has been registered under the Securities Act pursuant to a registration statement which has been declared effective.

 Representations and Warranties

   Under the merger agreement, Century has made certain customary representations and warranties to Adelphia and Merger Sub as to Century, including:

  . Corporate Existence. The due incorporation and qualification to do business of Century;

  . Corporate Authorization. The due authorization, execution and delivery of the merger agreement and its enforceability against Century;

  . Governmental Authorization. The receipt of all required consents from governmental authorities and the taking of all other actions required by governmental authorities;

  . Non-Contravention. No conflict with or violation of Century's Certificate of Incorporation or Bylaws, any of Century's material agreements or applicable law;

  .  Capitalization. The capital structure of Century;

  . Significant Subsidiaries. The ownership, organization and existence of all significant subsidiaries of Century;

  . SEC Filings. The due filing of reports and other documents by Century with the SEC and the accuracy of the information contained therein;

  . Financial Statements. That the financial statements provided to Adelphia fairly represent Century's financial position and results of operations;

  . Disclosure Documents. The compliance with SEC requirements of this joint proxy statement/prospectus and the accuracy of the information contained herein;

  . Absence of Certain Changes or Events. The absence of certain material changes to the capital stock, indebtedness, financial or other condition, business, key personnel, property or results of operations of Century since May 1998;

  . Litigation. The absence of any undisclosed pending or threatened litigation;

  . Taxes. The making of required tax filings and tax payments and the absence of asserted tax deficiencies;

  . Employee Benefit Plans. The identification and delivery of all employee benefit plans relating to Century; the absence of any material liabilities or instances of noncompliance with applicable law; no benefit plan of Century has a material accumulated funding deficiency; and the fair market value of the assets of each benefit plan would exceed the liabilities of the plan if the plan were to terminate at the closing of the merger;

  . Brokers. Fees payable to brokers or investment bankers in connection with the merger;

  . Compliance with Applicable Law. Substantial compliance with applicable laws; Century has obtained all necessary licenses, permits and franchises; and Century is in material compliance with all permits;

  . Environmental Matters. The absence of any material environmental contamination, the absence of any threatened or pending proceeding, investigation, claim or notice alleging liability relating to environmental matters, and the absence of knowledge of any material violation of environmental laws, including laws related to the protection of public health and safety; and

  . Opinion of Financial Advisor. Century has received a fairness opinion from DLJ regarding the consideration to be received by holders of Century common stock in the merger.

   Under the merger agreement, Adelphia and Merger Sub have each made certain customary representations and warranties to Century, including:

  . Corporate Existence. The due incorporation and qualification to do business of each of Adelphia and Merger Sub;

  . Corporate Authorization. The due authorization, execution and delivery of the merger agreement and its enforceability against each of Adelphia and Merger Sub;

  . Governmental Authorization. The receipt of all required consents from governmental authorities and the taking of all other actions required by governmental authorities;

  . Non-Contravention. No conflict with or violation of the Certificate of Incorporation or bylaws of either Adelphia or Merger Sub, or either of Adelphia or Merger Sub's respective material agreements or applicable law;

  .  Capitalization. The capital structure of each of Adelphia and Merger
     Sub;

  . Significant Subsidiaries. The ownership, organization and existence of all significant subsidiaries of Adelphia;

  . SEC Filings. The due filing of reports and other documents by Adelphia and Hyperion with the SEC and the accuracy of the information contained therein;

  . Financial Statements. The financial statements provided to Century fairly represent Adelphia's financial position and results of operations;

  . Disclosure Documents. The compliance with SEC requirements of this joint proxy statement/prospectus and the accuracy of the information contained herein;

  . Absence of Certain Changes or Events. The absence of certain material changes to the capital stock, indebtedness, financial or other condition, business, key personnel, property or results of operations of either Adelphia or Merger Sub since March 1998;

  . Litigation. The absence of any undisclosed pending or threatened litigation;

  . Brokers. Fees payable to brokers or investment bankers in connection with the merger;

  . Compliance with Applicable Laws. Substantial compliance with applicable laws and that Adelphia has obtained all necessary licenses, permits and franchises;

  . Interested Stockholders. Neither Adelphia, Merger Sub nor any of their respective affiliates are "Interested Stockholders" under the New Jersey Business Corporation Act;

  . Merger Sub. The existence of Merger Sub for the sole purpose of engaging in the transactions contemplated by the merger agreement; and

  . Opinion of Financial Advisor. Adelphia has received a fairness opinion from Daniels regarding the consideration to be received by holders of Century common stock in the merger.

   The representations and warranties contained in the merger agreement will not survive beyond the effective date of the merger.

 Covenants Regarding Conduct of Business Before the Merger

   Century has agreed to do certain things before the merger occurs, and to refrain from doing certain other things. These duties include:

  . Not to Interfere. Not to take or agree to take any action that would interfere with or materially delay the consummation of the transactions contemplated by the merger agreement, cause any representation to be untrue or result in any closing condition not being satisfied;

  . Ordinary Course. To conduct its business in the ordinary course consistent with past practice;

  . Preserve Business and Retain Employees. To use reasonable efforts to preserve intact its business organizations and relationships with third parties and to retain its officers, key employees and other employees; and

  . Restrictions on Conduct of Business. Not to do any of the following, subject to various specified exceptions: amend its charter or bylaws, issue stock or options, pay dividends, make distributions, redeem shares, increase compensation or benefits, pay benefits that are not required, grant severance or termination pay, establish new benefit plans, acquire or sell assets outside the ordinary course, incur or guarantee indebtedness or make loans or investments.

 Other Covenants

   Century has made the following additional covenants in the merger agreement:

  .  No Shop. To refrain from:

    . directly or indirectly soliciting, initiating or knowingly encouraging any inquiries or the making of any proposal regarding any acquisition of Century by a person other than Adelphia,

    . providing information to or negotiating, exploring or otherwise engaging in discussions with any third party regarding the sale of Century to such third party, or

    . entering into any agreement requiring it to fail to consummate the merger with Adelphia.

    In addition, the Century board may not withdraw its approval or recommendation of the merger or approve or recommend any acquisition of Century by a third party.

  . Rule 145 Agreements. To use reasonable efforts to obtain agreements from all "affiliates" of Century regarding the restrictions under Rule 145 under the Securities Act on the resale of the Adelphia Class A common stock that they will receive in the merger in exchange for their Century common stock.

   Adelphia, Merger Sub and the surviving corporation have made the following covenants in the merger agreement:

  . D&O Liability. To retain existing indemnification rights in favor of current and former directors, officers, employees and agents of Century for at least six years after the closing of the merger, to indemnify such persons to the fullest extent permitted by law with respect to all matters occurring prior to the closing of the merger, and to maintain directors' and officers' liability insurance similar in scope and coverage to present insurance for at least six years following the closing of the merger;

  . Continuation of Benefits. To provide, for at least one year after the closing of the merger, employee benefits to Century's current employees that in the aggregate are not materially less favorable than current benefits or, at Adelphia's option, that are no less favorable than those applicable to similarly situated employees of Adelphia;

  . Service Credit. To give Century's current employees credit for eligibility and vesting purposes for service with Century for purposes of Adelphia's benefit plans;

  . Quotation on the Nasdaq National Market. To use best efforts to cause the Adelphia Class A common stock to be issued in the merger to be approved for quotation on the Nasdaq National Market;

  . Not to Interfere. To not take or agree to take any action that would interfere with or materially delay the consummation of the merger, cause any representation of Adelphia or Merger Sub to be untrue or result in any closing condition not being satisfied; and

  . Performance By Merger Sub. To cause Merger Sub to perform its obligations under the merger agreement and consummate the merger in accordance with its terms.

   Additionally, Adelphia, Merger Sub and Century have made the following covenants in the merger agreement:

  . Reasonable Best Efforts. Each party will use reasonable best efforts to take all actions necessary or advisable to ensure satisfaction of the closing conditions and consummate the transactions contemplated by the merger agreement;

  . Registration Statement. Adelphia will promptly prepare and file a registration statement with the SEC with respect to the shares of Adelphia Class A common stock to be issued as merger consideration and use reasonable best efforts to cause the registration statement to be declared effective by the SEC as promptly as practicable;

  . Stockholder Meeting. Century will give notice of and hold a meeting of the stockholders of Century to consider and vote upon the approval and adoption of the merger agreement and the merger;

  . Proxy Statement. Adelphia and Century will prepare a joint proxy statement pertaining to the merger and that Century's board will recommend to the stockholders of Century that the merger and merger agreement be approved and adopted;

  . Consents. Each party will use its reasonable best efforts to obtain all necessary consents as promptly as practicable;

  . Press Releases. Neither party will issue any press release or public announcement concerning the merger agreement without the other's consent, except as required by law after notice to the other party;

  . Notices. Each party will promptly notify the other of occurrences likely to cause any representation to be untrue, any covenant not to be complied with or any condition not to be satisfied, or of any failure to comply with any covenant or satisfy any condition;

  . Antitrust Laws. Adelphia and Century will each file all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act, and that Adelphia will use its best efforts to resolve any objections to the transaction asserted under antitrust laws, including by taking such actions as may be required by governmental authorities or as may be required by courts to avoid injunctions (including opposing by all appropriate legal means any claim raised in any suit challenging the merger as violating any antitrust law and, if necessary, agreeing to hold separate or to divest any of its businesses, product lines or assets);

  . Access. Adelphia and Century will each give the other party access to books and records, furnish reasonably requested financial and operating data and instruct its advisors to cooperate with the other party's investigation;

  . Tax-Free Reorganization. Each party will use best efforts to cause the merger to qualify as a tax-free reorganization;

  . Dissenters' Rights. In connection with any exercise of dissenters' rights Adelphia will have the right to direct all negotiations and proceedings relating to appraisal demands, including veto rights over settlements;

  . Registration and Tag-Along Rights. After the merger, the former holders of Century Class B common stock will have certain registration and tag-along rights with respect to the Adelphia Class A common stock received by them in the merger in accordance with a registration rights agreement to be entered into following execution of the merger agreement. These parties have subsequently entered into a separate registration rights agreement and tag-along rights agreement. See "Related Agreements-- Registration and Tag-Along Rights Agreements;"

  . Board of Directors. So long as the holders of Century Class B common stock and their permitted assignees and transferees (as defined in the merger agreement) continue to own at least 10% of the outstanding common stock of Adelphia, they shall be entitled to nominate up to three members to Adelphia's board; and

  . Citizens Joint Venture. At the effective date of the merger, Adelphia will purchase the 50% interest in the Citizens-Century Cable Television Joint Venture owned by Citizens Cable Company at a price to be agreed upon. Adelphia and Citizens have subsequently agreed on a purchase price of approximately $157.5 million, comprised of approximately $27.7 million in cash, approximately 1.85 million shares of Adelphia Class A common stock and the assumption of indebtedness. After this purchase, Adelphia will own 100% of the Citizens-Century Cable Television Venture and as a result an approximately 75% interest in the TCI joint venture.

 Conditions to Completing the Merger

   Neither Adelphia nor Century is required to complete the merger unless certain events have occurred. These events include:

  . the expiration or termination of any waiting period required by the HSR Act (this occurred on April 20, 1999);

  . the approval of the merger agreement and the merger by Century's stockholders;

  . the registration statement with respect to the shares of Adelphia Class A common stock to be issued as consideration in the merger shall have been declared effective (this occurred on August 12, 1999); and

  . the consummation of the merger shall not have been enjoined and shall not be prohibited by law.

   Adelphia and Merger Sub are not required to complete the merger unless certain events have occurred. These events include:

  . the accuracy of Century's representations and warranties under the merger agreement;

  . Century's performance in all material respects of all covenants to be performed by Century under the merger agreement at or prior to the effective time of the merger;

  . the receipt prior to the effective time of all required consents of governmental authorities, except where the failure to obtain any such required consent would not have a material adverse effect. The failure to obtain the required consents of franchising authorities will be deemed not to have a material adverse effect, and therefore will not prevent this condition from being satisfied, unless the required consents that are not obtained cover more than 50% of Century's basic subscribers (except that three franchises to be transferred to TCI in connection with the formation of the TCI joint venture and their approximately 86,000 basic subscribers are excluded from this calculation); and

  . the receipt by Adelphia of an opinion of Buchanan Ingersoll Professional Corporation dated the effective date of the merger to the effect that the merger is a tax-free reorganization.

   Century is not required to complete the merger unless certain events have occurred. These events include:

  . the accuracy of Adelphia and Merger Sub's respective representations and warranties under the merger agreement;

  . Adelphia and Merger Sub's respective performance in all material respects of all covenants to be performed by them under the merger agreement at or prior to the effective time of the merger;

  . the approval of the quotation on the Nasdaq National Market of the Adelphia Class A common stock to be issued as consideration in the merger; and

  . the receipt by Century of an opinion of Gibson, Dunn & Crutcher LLP dated the effective date of the merger to the effect that the merger is a tax-free reorganization.

 Termination of the Merger Agreement

   Either Century or Adelphia may terminate the merger agreement at any time prior to the merger, before or after it has been approved by either of their respective stockholders. This termination may occur in the following ways:

  .  Century and Adelphia both decide to terminate it;

  . Either of Century or Adelphia decides to terminate it, without the permission of the other party, because:

    . the merger has not been completed by June 5, 2000, unless the failure to complete the merger by that date is due to the breach of any provision of the merger agreement by the party seeking to terminate the merger agreement;

    . the other party has breached a representation, warranty, covenant or agreement such that certain conditions to the obligations of the party seeking to terminate the merger agreement are incapable of satisfaction by June 5, 2000; or

    . a United States court or other governmental authority has issued a non-appealable, final ruling prohibiting the merger, or any law or regulation makes consummation of the merger illegal.

   If the merger agreement is terminated, neither party will have any liability to the other except liability for breaches of the merger agreement, and each party will pay its own fees and expenses, except as follows. If the merger agreement is terminated other than:

    .  by mutual agreement of the parties, or

    . by Century because of a breach by Adelphia under certain circumstances,

Century would be required to reimburse Adelphia for its actual costs and expenses in connection with the merger, in an amount not to exceed $10 million. If Century were to be acquired by a third party, or to enter into an agreement to be acquired by a third party, within 24 months after termination, Century would have to pay Adelphia a termination fee of $100 million.

 Amendment

   The merger agreement may be amended by the parties at any time before or after the stockholders have approved the merger. Any amendment which by law requires the approval of the stockholders of either Adelphia or Century will require their subsequent approval before being effective.

Related And Other Agreements

 The Class B Voting Agreement

   Concurrently with the execution of the merger agreement, Adelphia and all of the Century Class B stockholders (Dr. Tow and two trusts established by Dr. Tow and Claire Tow) entered into the Class B Voting Agreement. Under the Class B Voting Agreement, each Class B stockholder agreed to vote all of its shares of Century Class B common stock, or to cause such shares to be voted, in favor of the merger, the approval and adoption of the merger agreement and each of the other transactions contemplated by the merger agreement.

   In addition, each Class B stockholder agreed in the Class B Voting Agreement as follows:

  .  to vote against any other merger or reorganization transaction;

  . to vote against any amendment to Century's Certificate of Incorporation or Bylaws or any other proposal that would impede or prevent the merger or change the voting rights of any class of capital stock of Century;

  . to not, directly or indirectly, sell, pledge, encumber, grant a proxy or enter into any voting or similar agreement with respect to, transfer or otherwise dispose of, or agree to transfer, any of the shares that are subject to the voting agreement;

  . to not convert any of their shares of Century Class B common stock into shares of Century Class A common stock;

  . to not solicit or knowingly encourage any competing proposal to acquire Century; and

  . to not otherwise take any action that would interfere with the merger or the performance of such stockholder's obligations under the voting agreement.

   The Class B Voting Agreement will terminate on the first to occur of (i) the effective date of the merger, (ii) the termination of the merger agreement pursuant to its terms, or (iii) June 5, 2000.

 The Rigas Class B Voting Agreement

   Concurrently with the execution of the merger agreement, Century and certain Adelphia Class B stockholders entered into the Rigas Class B Voting Agreement. Pursuant to the Rigas Class B Voting Agreement, each of John J. Rigas, Michael
J. Rigas, Timothy J. Rigas and James P. Rigas agreed to vote all of his shares of Adelphia Class B common stock, or to cause such shares to be voted, in favor of approval of each proposal necessary to effect the merger and each of the other transactions contemplated by the merger agreement. As of August 6, 1999, the above mentioned members of the Rigas family beneficially owned shares representing approximately 77.1% of the total voting power of the Adelphia common stock.

   In addition, each of the above mentioned members of the Rigas family agreed in the Rigas Class B Voting Agreement as follows:

  . to vote against any amendment to Adelphia's Certificate of Incorporation or Bylaws or any other proposal that would impede or prevent the merger or change the voting rights of any class of capital stock of Adelphia;

  . to not, directly or indirectly, sell, pledge, encumber, grant a proxy or enter into any voting or similar agreement with respect to, transfer or otherwise dispose of, or agree to transfer, any of the shares that are subject to the voting agreement;

  . to not convert any of their shares of Adelphia Class B common stock into shares of Adelphia Class A common stock; and

  . to not otherwise take any action that would interfere with the merger or the performance of such stockholder's obligations under the voting agreement.

   The Rigas Class B Voting Agreement will terminate on the first to occur of
(i) the effective date of the merger, (ii) the termination of the merger agreement pursuant to its terms, or (iii) June 5, 2000.

 Registration and Tag-Along Rights Agreements

   Pursuant to agreements among Adelphia, John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, the holders of the Century Class B common stock and Claire Tow, Adelphia and the Rigas family have granted each of the holders of Century Class B common stock and Claire Tow, certain rights with respect to the Adelphia Class A common stock that they will receive in exchange for their Century Class B common stock in the merger, including the following:

  . the right to make two "demand" registrations of their shares, whereby Adelphia would be obligated to register such shares under the Securities Act;

  . certain rights to "piggyback" or include their shares in any registration of shares under the Securities Act undertaken by Adelphia, other than in connection with a merger or other business combination or an employee benefit plan; and

  . certain proportionate "tag-along" or participation rights in sales of shares of Adelphia common stock by any such member of the Rigas family.

   These rights are subject to various qualifications, limitations and restrictions as set forth in the agreements.

 Sale of System

   On July 12, 1999, Dr. Tow and Adelphia signed a term sheet pursuant to which Dr. Tow will purchase from Adelphia not less than 51% and up to 99% of an Adelphia wholly-owned limited partnership that owns a cable television system in Martha's Vineyard, Massachusetts. The purchase price will be an amount equal to the product of $23 million and the percentage ownership interest in the Martha's Vineyard partnership that Dr. Tow acquires. The closing of the sale, which will occur on or after the date of the merger, is conditioned, among other things, upon the receipt by the Adelphia board of directors of a fairness opinion. The closing of the merger is not conditioned upon the closing of the Martha's Vineyard sale.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   The unaudited pro forma financial information presented on the following pages is derived from the historical financial statements of Adelphia Communications Corporation and subsidiaries ("Adelphia"), FrontierVision Partners, L.P. and subsidiaries ("FrontierVision"), Century Communications Corp. and subsidiaries ("Century"), Harron Communications Corp. and subsidiaries ("Harron") and Olympus Communications, L.P. and subsidiaries ("Olympus"). The unaudited pro forma condensed consolidated balance sheet information as of March 31, 1999 gives pro forma effect to: (i) the securities offerings completed by Adelphia after March 31, 1999, (ii) the merger and the pending acquisitions by Adelphia of FrontierVision, Harron and the interests in Olympus held by subsidiaries of FPL Group ("Telesat"), and (iii) the intended sale by Adelphia of Class B common stock to Highland Holdings (an entity controlled by members of the family of John J. Rigas, principal shareholders of Adelphia) to be completed prior to closing all such acquisitions, as if all such transactions had been consummated on March 31, 1999. The unaudited pro forma condensed consolidated statements of continuing operations information for the nine months ended December 31, 1998 and the three months ended March 31, 1999 have been presented as if: (i) the financing and securities offerings of Adelphia and its 66% owned subsidiary, Hyperion Telecommunications, Inc. ("Hyperion") completed after April 1, 1998, including the securities offerings completed by Adelphia after March 31, 1999, (ii) the merger and the pending acquisitions by Adelphia of FrontierVision, Harron and Telesat's interests in Olympus, and (iii) the intended sale by Adelphia of Class B common stock to Highland Holdings to be completed prior to closing the merger and such acquisitions, had all been consummated on April 1, 1998.

   The unaudited pro forma financial information gives effect to the merger and the pending acquisitions by Adelphia of FrontierVision, Harron and Telesat's interests in Olympus under the purchase method of accounting and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial information presented on the following pages. The allocations of the purchase prices for the merger and the pending acquisitions of FrontierVision, Harron and Telesat's interests in Olympus are based on preliminary estimates and are subject to final allocation adjustments.

   The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical revenues for any future price changes or any adjustments to selling and marketing expenses for any future operating changes.

   The unaudited pro forma financial information is not necessarily indicative of the financial position or operating results that would have occurred had the stock repurchase, the merger, the pending acquisitions and the securities offerings been consummated on the dates for which such transactions are being given effect. The pro forma adjustments reflecting the consummation of the stock repurchase, the merger, the pending acquisitions and the securities offerings are based upon the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial statements.

   The unaudited pro forma condensed consolidated financial information presented on the following pages should be read in conjunction with the audited and unaudited historical financial statements (including the notes thereto) of Adelphia, Century and Olympus, which are contained in their respective Reports on Form 10-K and Quarterly Reports on Form 10-Q and of FrontierVision and Harron, which are included in Adelphia's Current Report on Form 8-K filed June 22, 1999. For information on how to obtain these reports, see "Where You Can Find More Information" on page 103.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                March 31, 1999
                            (Dollars in thousands)

                                                                                      Adelphia      Olympus   FrontierVision
                                                                                      Pro Forma    Pro Forma    Pro Forma
                          Adelphia     Olympus   FrontierVision  Century*    Harron  Adjustments  Adjustments  Adjustments
                             (a)         (a)          (a)          (a)        (a)        (b)          (c)          (d)
                         -----------  ---------  -------------- ----------  -------- -----------  ----------- --------------
Assets:
Property, plant
and equipment--
net..............        $ 1,418,808  $ 369,050    $  344,548   $  564,415  $136,530 $       --    $  16,630    $      --
Intangible
assets--net......          1,156,471    571,335       802,581      462,356    82,574         --       72,845      959,557
Cash and cash
equivalents......            169,652      2,801        13,715      628,162     4,677  1,417,900     (108,000)    (550,000)
Investment in and
amounts due from
Olympus..........            340,330         --            --           --        --         --     (340,330)          --
Other assets--
net..............            504,519     39,200        41,573      144,531   137,419      5,000       11,772           --
                         -----------  ---------    ----------   ----------  -------- ----------    ---------    ---------
 Total assets....        $ 3,589,780  $ 982,386    $1,202,417   $1,799,464  $361,200 $1,422,900    $(347,083)   $ 409,557
                         ===========  =========    ==========   ==========  ======== ==========    =========    =========
Liabilities,
Redeemable
Preferred Stock
and
Stockholders'/
Partners' Equity
(Deficiency):
Subsidiary debt..        $ 1,532,156  $ 550,097    $1,369,132   $2,037,582  $293,804 $ (345,000)   $      --    $(240,565)
Parent debt......          2,055,917         --            --           --        --    350,000           --           --
Deferred income
taxes............            106,983     41,037        11,161        3,278     9,626         --           --           --
Other
liabilities......            204,068    540,460        50,881      147,658    19,646         --     (473,846)      14,679
                         -----------  ---------    ----------   ----------  -------- ----------    ---------    ---------
 Total
 liabilities.....          3,899,124  1,131,594     1,431,174    2,188,518   323,076      5,000     (473,846)    (225,886)
                         -----------  ---------    ----------   ----------  -------- ----------    ---------    ---------
Minority
interests........             34,488         --            --       73,888     1,000         --           --           --
                         -----------  ---------    ----------   ----------  -------- ----------    ---------    ---------
Hyperion
Redeemable
Exchangeable
Preferred Stock..            236,293         --            --           --        --         --           --           --
                         -----------  ---------    ----------   ----------  -------- ----------    ---------    ---------
Series A
Cumulative
Redeemable
Exchangeable
Preferred Stock..            148,234         --            --           --        --         --           --           --
                         -----------  ---------    ----------   ----------  -------- ----------    ---------    ---------
Stockholders'/Partners'
equity
(deficiency):
Convertible
preferred stock..                  1         --            --           --        --         29           --           --
Common stock.....                542         --            --        1,090       482        142           --           70
Additional paid-
in capital.......          1,281,070         --            --      181,103    13,017  1,417,729      (22,445)     406,616
Retained earnings
(accumulated
deficit).........         (1,802,660)        --            --     (497,864)   23,625         --           --           --
Class A common
stock held in
escrow...........            (58,099)        --            --           --        --         --           --           --
Treasury stock,
at cost and
other............           (149,213)        --            --     (147,271)       --         --           --           --
Partners'
deficiency.......                 --   (149,208)     (228,757)          --        --         --      149,208      228,757
                         -----------  ---------    ----------   ----------  -------- ----------    ---------    ---------
 Stockholders'/Partners'
 equity
 (deficiency)....           (728,359)  (149,208)     (228,757)    (462,942)   37,124  1,417,900      126,763      635,443
                         -----------  ---------    ----------   ----------  -------- ----------    ---------    ---------
 Total...........        $ 3,589,780  $ 982,386    $1,202,417   $1,799,464  $361,200 $1,422,900    $(347,083)   $ 409,557
                         ===========  =========    ==========   ==========  ======== ==========    =========    =========
                           Century      Harron
                          Pro Forma    Pro Forma    Pro Forma
                         Adjustments  Adjustments    Adelphia
                             (e)          (f)      Consolidated
                         ------------ ------------ -------------
Assets:
Property, plant
and equipment--
net..............        $  805,941   $  186,578   $ 3,842,500
Intangible
assets--net......         4,323,765    1,119,526     9,551,010
Cash and cash
equivalents......          (826,000)    (580,451)      172,456
Investment in and
amounts due from
Olympus..........                --           --            --
Other assets--
net..............                --     (129,348)      754,666
                         ------------ ------------ -------------
 Total assets....        $4,303,706   $  596,305   $14,320,632
                         ============ ============ =============
Liabilities,
Redeemable
Preferred Stock
and
Stockholders'/
Partners' Equity
(Deficiency):
Subsidiary debt..        $       --   $  295,969   $ 5,493,175
Parent debt......                --           --     2,405,917
Deferred income
taxes............         1,100,000      340,838     1,612,923
Other
liabilities......                --       (2,378)      501,168
                         ------------ ------------ -------------
 Total
 liabilities.....         1,100,000      634,429    10,013,183
                         ------------ ------------ -------------
Minority
interests........                --       (1,000)      108,376
                         ------------ ------------ -------------
Hyperion
Redeemable
Exchangeable
Preferred Stock..                --           --       236,293
                         ------------ ------------ -------------
Series A
Cumulative
Redeemable
Exchangeable
Preferred Stock..                --           --       148,234
                         ------------ ------------ -------------
Stockholders'/Partners'
equity
(deficiency):
Convertible
preferred stock..                --           --            30
Common stock.....              (603)        (482)        1,241
Additional paid-
in capital.......         2,559,174      (13,017)    5,823,247
Retained earnings
(accumulated
deficit).........           497,864      (23,625)   (1,802,660)
Class A common
stock held in
escrow...........                --           --       (58,099)
Treasury stock,
at cost and
other............           147,271           --      (149,213)
Partners'
deficiency.......                --           --            --
                         ------------ ------------ -------------
 Stockholders'/Partners'
 equity
 (deficiency)....         3,203,706      (37,124)    3,814,546
                         ------------ ------------ -------------
 Total...........        $4,303,706   $  596,305   $14,320,632
                         ============ ============ =============

-----
*As of February 28, 1999.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 March 31, 1999
                (Dollars in thousands, except per share amounts)

(a) Represents historical amounts.

(b) Represents the net effects of: (i) sale on April 28, 1999 of $350,000 of 7 7/8% Senior Notes due 2009 with net proceeds of approximately $345,000, which were used to repay subsidiary debt, (ii) sale on April 28, 1999 of 8,000,000 shares of Adelphia Class A common stock with net proceeds of approximately $485,500, which Adelphia intends to use to fund one or more of the pending acquisitions, (iii) sale on April 30, 1999 and May 14, 1999 of an aggregate 2,875,000 shares of Adelphia 5 1/2% Series D convertible preferred stock with net proceeds of approximately $557,000, which Adelphia intends to use to fund one or more of the pending acquisitions and (iv) receipt of net proceeds from the intended offering of $375,000 of Adelphia Class B common stock to Highland Holdings (which is the maximum commitment) at an assumed price of $60.76 per share.

(c) Represents the net effects of Adelphia's purchase of Telesat's interests in Olympus for $108,000 and the associated preliminary adjustments to the historical balance sheet of Olympus recorded in conjunction with applying purchase accounting including an initial allocation of $20,206 and $80,822 to Property, plant and equipment--net and Intangible assets--net, respectively. The purchase by Adelphia of Telesat's interests in Olympus will result in the consolidation of Olympus with Adelphia; accordingly, this also includes elimination of all significant intercompany accounts and transactions.

(d) Represents the net effects of: (i) issuance of 7,000,000 shares of Adelphia Class A common stock at $58.10 per share (the average of the closing prices of Adelphia Class A common stock for the three trading days before and three trading days after the date of the acquisition agreement), (ii) $550,000 cash portion of the acquisition, (iii) preliminary adjustments recorded in conjunction with applying purchase accounting including an initial allocation of $959,557 to Intangible assets--net, (iv) the elimination of $240,565 of affiliate debt not assumed in the acquisition and (v) certain other working capital adjustments.

(e) Represents the net effects of: (i) issuance of approximately 48,700,000 shares of Adelphia Class A common stock at $56.30 per share (the average of the closing prices of Adelphia Class A common stock for the three trading days before and three trading days after the date of the merger agreement),
    (ii) $826,000 cash portion of the acquisition, (iii) preliminary estimate of deferred tax liability impact due to the merger and (iv) preliminary adjustments recorded in conjunction with applying purchase accounting including an initial allocation of $805,941 and $4,323,765 to Property, plant and equipment--net and Intangible assets--net, respectively.

(f) Represents the net effects of: (i) approximately $1,170,000 acquisition price funded with cash and through additional borrowings under Adelphia's subsidiaries' credit facilities, net of repayment of existing Harron subsidiary debt, (ii) non-cable television assets excluded from the acquisition, (iii) preliminary adjustments recorded in conjunction with applying purchase accounting including an initial allocation of $194,764 and $1,119,526 of the purchase price to Property, plant and equipment--net and Intangible assets--net, respectively and (iv) preliminary estimate of deferred tax liability impact due to acquisition.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF CONTINUING OPERATIONS

                      Nine Months Ended December 31, 1998
               (Dollars in thousands, except per share amounts)

                                                                                Adelphia       Olympus      FrontierVision
                       Adelphia   Olympus   FrontierVision Century*   Harron    Pro Forma     Pro Forma       Pro Forma
                          (a)       (a)          (a)          (a)       (a)    Adjustments   Adjustments     Adjustments
                       ---------  --------  -------------- ---------  -------  -----------   -----------    --------------
Revenues.........      $ 507,155  $164,724     $191,315    $ 387,726  $93,548    $    --      $     --         $     --
                       ---------  --------     --------    ---------  -------    -------      --------         --------
Operating
expenses:
 Direct operating
 and
 programming.....        167,963    56,586       95,907       85,284   36,728         --            --          (35,242)(k)
 Selling, general
 and
 administrative..        107,249    39,153        5,216       87,696   23,424     10,456(b)    (10,456)(h)       35,242(k)
 Depreciation and
 amortization....        140,823    39,683       90,608      125,864   16,702         --         3,031(i)       (31,727)(l)
                       ---------  --------     --------    ---------  -------    -------      --------         --------
 Total...........        416,035   135,422      191,731      298,844   76,854     10,456        (7,425)         (31,727)
                       ---------  --------     --------    ---------  -------    -------      --------         --------
Operating income
(loss)...........         91,120    29,302         (416)      88,882   16,694    (10,456)        7,425           31,727
                       ---------  --------     --------    ---------  -------    -------      --------         --------
Other income
(expense)
 Priority
 investment
 income from
 Olympus.........         36,000        --           --           --       --    (36,000)(c)        --               --
 Interest
 expense--net....       (191,593)  (48,129)     (88,667)    (143,830)  (9,079)   (29,363)(d)     7,932(j)        19,570(m)
 Equity in (loss)
 income of
 Olympus
 and other joint
 ventures........        (48,891)       --           --           --       --     49,005(e)         --               --
 Equity in loss
 of Hyperion
 joint ventures..         (9,580)       --           --           --       --         --            --               --
 Minority
 interest in
 losses (income)
 of
 subsidiaries....         25,772        --           --       (9,334)      --         --            --               --
 Hyperion
 preferred stock
 dividends.......        (21,536)       --           --           --       --         --            --               --
 Gain on sale of
 assets..........             --     7,215           --        5,186       --         --            --               --
 Other...........          1,113       316         (398)          --    5,354         --            --               --
                       ---------  --------     --------    ---------  -------    -------      --------         --------
 Total...........       (208,715)  (40,598)     (89,065)    (147,978)  (3,725)   (16,358)        7,932           19,570
                       ---------  --------     --------    ---------  -------    -------      --------         --------
(Loss) income
before income
taxes
and extraordinary
loss.............       (117,595)  (11,296)     (89,481)     (59,096)  12,969    (26,814)       15,357           51,297
Income tax
benefit
(expense)........          6,802      (115)       2,927       19,104    7,345     63,441(f)         --               --
                       ---------  --------     --------    ---------  -------    -------      --------         --------
(Loss) income
from continuing
operations.......       (110,793)  (11,411)     (86,554)     (39,992)  20,314     36,627        15,357           51,297
Dividend
requirements
applicable
to preferred stock..     (20,718)       --           --           --       --    (23,719)(g)        --               --
                       ---------  --------     --------    ---------  -------    -------      --------         --------
(Loss) income
applicable to
common
stockholders/partners
from continuing
operations.......      $(131,511) $(11,411)    $(86,554)   $ (39,992) $20,314    $12,908      $ 15,357         $ 51,297
                       =========  ========     ========    =========  =======    =======      ========         ========
Basic and diluted
loss from
continuing
operations per
weighted average
share of common
stock ...........      $   (3.63)
                       =========
Weighted average
shares of common
stock outstanding
(in thousands)...         36,226
                       =========
                         Century       Harron        Pro Forma
                        Pro Forma     Pro Forma       Adelphia
                       Adjustments   Adjustments    Consolidated
                       ------------- -------------- ---------------
Revenues.........       $ 98,208(n)   $ (6,688)(p)   $1,435,988
                       ------------- -------------- ---------------
Operating
expenses:
 Direct operating
 and
 programming.....        111,445(n)     (3,211)(p)      515,460
 Selling, general
 and
 administrative..             --        (2,950)(p)      295,030
 Depreciation and
 amortization....         66,652(o)     34,843(q)       486,479
                       ------------- -------------- ---------------
 Total...........        178,097        28,682        1,296,969
                       ------------- -------------- ---------------
Operating income
(loss)...........        (79,889)      (35,370)         139,019
                       ------------- -------------- ---------------
Other income
(expense)
 Priority
 investment
 income from
 Olympus.........             --            --               --
 Interest
 expense--net....         13,237(n)    (21,928)(p)     (491,850)
 Equity in (loss)
 income of
 Olympus
 and other joint
 ventures........             --            --              114
 Equity in loss
 of Hyperion
 joint ventures..             --            --           (9,580)
 Minority
 interest in
 losses (income)
 of
 subsidiaries....             --            --           16,438
 Hyperion
 preferred stock
 dividends.......             --            --          (21,536)
 Gain on sale of
 assets..........             --            --           12,401
 Other...........             --        (7,018)(p)         (633)
                       ------------- -------------- ---------------
 Total...........         13,237       (28,946)        (494,646)
                       ------------- -------------- ---------------
(Loss) income
before income
taxes
and extraordinary
loss.............        (66,652)      (64,316)        (355,627)
Income tax
benefit
(expense)........             --        (8,390)(p)       91,114
                       ------------- -------------- ---------------
(Loss) income
from continuing
operations.......        (66,652)      (72,706)        (264,513)
Dividend
requirements
applicable
to preferred stock..          --            --          (44,437)
                       ------------- -------------- ---------------
(Loss) income
applicable to
common
stockholders/partners
from continuing
operations.......       $(66,652)     $(72,706)      $ (308,950)
                       ============= ============== ===============
Basic and diluted
loss from
continuing
operations per
weighted average
share of common
stock ...........                                    $    (2.63)(r)
                                                    ===============
Weighted average
shares of common
stock outstanding
(in thousands)...                                       117,619(r)
                                                    ===============

-----
*Nine months ended February 28, 1999.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       STATEMENT OF CONTINUING OPERATIONS

                      Nine Months Ended December 31, 1998
                             (Dollars in thousands)

(a) Represents historical amounts.

(b) Represents the elimination of allocated overhead costs to Olympus.

(c) Represents the elimination of priority investment income from Olympus.

(d) Gives effect to the application of the net proceeds of: (i) approximately $295,000 from the March 2, 1999 12% Senior Subordinated Notes issued by Hyperion, (ii) approximately $345,000 from the April 28, 1999 7 7/8% Senior Notes issued by Adelphia, (iii) approximately $371,450 from the January 14, 1999 offering of 8,600,000 shares of Adelphia Class A common stock, (iv) approximately $393,700 from the January 13, 1999 7 1/2% and 7 3/4% Senior Notes issued by Adelphia, (v) $330,000 from the December 30, 1998 financing of the Western New York Partnership and (vi) approximately $268,000 from the 1998 offering of 8,805,315 shares of Adelphia Class A common stock, as if such transactions had occurred on April 1, 1998. Also gives effect to the elimination of $7,932 of interest income received from Olympus.

(e) Represents the elimination of equity in loss of Olympus.

(f) Represents the estimated effect on the estimated income tax provision of the merger and the pending acquisitions of FrontierVision, Harron and Telesat's interests in Olympus, and related pro forma adjustments.

(g) Gives effect to the April 30, 1999 and May 14, 1999 sales of an aggregate $575,000 of Adelphia 5 1/2% Series D convertible preferred stock as if such sales had occurred on April 1, 1998.

(h) Represents the elimination of overhead costs allocated from Adelphia.

(i) Represents the additional depreciation and amortization expense resulting from the acquisition of Telesat's interests in Olympus. Pro forma depreciation and amortization is calculated on a straight-line basis consistent with Adelphia's accounting policy and with Adelphia's depreciation and amortization periods. The cost basis of the purchased assets utilized in these calculations is based on preliminary asset allocations among property, plant and equipment (primarily operating plant and equipment depreciated over 5 to 12 years) and intangible assets (primarily purchased franchises and goodwill amortized over 40 years) and is subject to final allocation adjustments.

(j) Represents the elimination of interest expense paid to Adelphia.

(k) Represents reclassification between direct operating and programming and selling, general and administrative expenses to conform with Adelphia's presentation.

(l) Represents pro forma reduction of FrontierVision historical depreciation and amortization expense to conform to Adelphia's depreciation and amortization periods, net of additional depreciation and amortization expense resulting from the acquisition of FrontierVision. Pro forma depreciation and amortization is calculated on a straight-line basis consistent with Adelphia's accounting policy and with Adelphia's depreciation and amortization periods. The cost basis of the purchased assets utilized in these calculations is based on a preliminary asset allocation to intangible assets (primarily purchased franchises and goodwill amortized over 40 years) and is subject to final allocation adjustments.

(m) Represents the elimination of affiliate interest expense paid by FrontierVision on affiliate debt not assumed in the acquisition.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                STATEMENT OF CONTINUING OPERATIONS--(Continued)

                      Nine Months Ended December 31, 1998
                             (Dollars in thousands)

(n) Represents reclassification of programming expense from a reduction of revenues to direct operating and programming expense and reclassification of interest income from revenues to a decrease in interest expense--net to conform to Adelphia's presentation.

(o) Represents the additional depreciation and amortization expense resulting from the merger. Pro forma depreciation and amortization is calculated on a straight-line basis consistent with Adelphia's accounting policy and with Adelphia's depreciation and amortization periods. The cost basis of the purchased assets utilized in these calculations is based on preliminary asset allocations among property, plant and equipment (primarily operating plant and equipment depreciated over 5 to 12 years) and intangible assets (primarily purchased franchises and goodwill amortized over 40 years) and is subject to final allocation adjustments.

(p) Represents amounts resulting from the non-cable television operations excluded from the acquisition and the incremental interest expense incurred from additional borrowings under Adelphia's subsidiaries' credit facilities to fund the acquisition.

(q) Represents the net effect of depreciation and amortization expense of non-cable television assets excluded from the acquisition of Harron and the additional depreciation and amortization expense resulting from the acquisition of Harron. Pro forma depreciation and amortization is calculated on a straight-line basis consistent with Adelphia's accounting policy and with Adelphia's depreciation and amortization periods. The cost basis of the purchased assets utilized in these calculations is based on preliminary asset allocations among property, plant and equipment (primarily operating plant and equipment depreciated over 5 to 12 years) and intangible assets (primarily purchased franchises and goodwill amortized over 40 years) and is subject to final allocation adjustments.

(r) Gives effect to the repurchase and issuance of Adelphia Class A common stock in connection with: (i) repurchase of approximately 1,091,524 shares from Telesat, (ii) 8,600,000 shares issued January 14, 1999, (iii) 8,805,315 shares issued in the 1998 offering, (iv) 7,000,000 shares to be issued in the FrontierVision acquisition, (v) approximately 48,700,000 shares to be issued in the merger, (vi) 8,000,000 shares issued April 28, 1999, and (vii) intended sale of 6,171,824 shares of Adelphia Class B common stock to Highland Holdings to be completed prior to completion of closing the merger and the acquisitions of FrontierVision, Harron and Telesat's interests in Olympus, as if such transactions had been consummated on April 1, 1998. Diluted loss from continuing operations per common share is equal to basic loss from continuing operations per common share because Adelphia's convertible preferred stock had or would have an antidilutive effect; however, the convertible preferred stock could have a dilutive effect on earnings per share in future periods.

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF CONTINUING OPERATIONS

                       Three Months Ended March 31, 1999
               (Dollars in thousands, except per share amounts)

                                                                              Adelphia        Olympus     FrontierVision
                       Adelphia  Olympus   FrontierVision Century*  Harron    Pro Forma      Pro Forma      Pro Forma
                         (a)       (a)          (a)         (a)       (a)    Adjustments    Adjustments    Adjustments
                       --------  --------  -------------- --------  -------  -----------    -----------   --------------
Revenues.........      $206,194  $ 64,866     $ 72,417    $131,278  $34,764   $     --        $    --        $     --
                       --------  --------     --------    --------  -------   --------        -------        --------
Operating
expenses:
 Direct operating
 and
 programming.....        67,295    22,952       38,272      29,820   13,687         --             --         (14,637)(k)
 Selling, general
 and
 administrative..        49,111    15,285        1,740      29,093    8,972      3,543(b)      (3,543)(h)      14,637(k)
 Depreciation and
 amortization....        56,815    18,259       30,329      43,290    7,793         --          1,010(i)      (10,702)(l)
                       --------  --------     --------    --------  -------   --------        -------        --------
 Total...........       173,221    56,496       70,341     102,203   30,452      3,543         (2,533)        (10,702)
                       --------  --------     --------    --------  -------   --------        -------        --------
Operating
income...........        32,973     8,370        2,076      29,075    4,312     (3,543)         2,533          10,702
                       --------  --------     --------    --------  -------   --------        -------        --------
Other income
(expense)
 Priority
 investment
 income from
 Olympus.........        12,000        --           --          --       --    (12,000)(c)         --              --
 Interest
 expense--net....       (72,054)  (17,344)     (31,988)    (47,816)  (4,173)   (12,114)(d)      5,269(j)        6,563(m)
 Equity in loss
 of Olympus and
 other joint
 ventures........       (14,861)       --           --          --       --     13,873(e)          --              --
 Equity in loss
 of Hyperion
 joint ventures..        (3,803)       --           --          --       --         --             --              --
 Minority
 interest in
 losses (income)
 of
 subsidiaries....        12,914        --           --      (2,870)      --         --             --              --
 Hyperion
 preferred stock
 dividends.......        (7,619)       --           --          --       --         --             --              --
 Gain (loss) on
 sale of assets..         2,354        --           --         (39)      --         --             --              --
 Other...........            --        --        1,358          --      180         --             --              --
                       --------  --------     --------    --------  -------   --------        -------        --------
 Total...........       (71,069)  (17,344)     (30,630)    (50,725)  (3,993)   (10,241)         5,269           6,563
                       --------  --------     --------    --------  -------   --------        -------        --------
(Loss) income
before income
taxes and
extraordinary loss..    (38,096)   (8,974)     (28,554)    (21,650)     319    (13,784)         7,802          17,265
Income tax
benefit
(expense)........         2,897       (86)         695      27,621      (10)    (3,024)(f)         --              --
                       --------  --------     --------    --------  -------   --------        -------        --------
(Loss) income
from continuing
operations.......       (35,199)   (9,060)     (27,859)      5,971      309    (16,808)         7,802          17,265
Dividend
requirements
applicable to
preferred stock..        (6,500)       --           --          --       --     (7,906)(g)         --              --
                       --------  --------     --------    --------  -------   --------        -------        --------
(Loss) income
applicable to
common
stockholders/partners
from continuing
operations.......      $(41,699) $ (9,060)    $(27,859)   $  5,971  $   309   $(24,714)       $ 7,802        $ 17,265
                       ========  ========     ========    ========  =======   ========        =======        ========
Basic and diluted
loss from
continuing
operations per
weighted average
share of common
stock ...........      $  (0.80)
                       ========
Weighted average
shares of common
stock outstanding
(in thousands)...        52,019
                       ========
                         Century       Harron        Pro Forma
                        Pro Forma     Pro Forma       Adelphia
                       Adjustments   Adjustments    Consolidated
                       ------------- -------------- --------------
Revenues.........       $ 33,498(n)   $ (2,055)(p)   $ 540,962
                       ------------- -------------- --------------
Operating
expenses:
 Direct operating
 and
 programming.....         39,310(n)       (967)(p)     195,732
 Selling, general
 and
 administrative..             --        (1,955)(p)     116,883
 Depreciation and
 amortization....         20,882(o)     11,653(q)      179,329
                       ------------- -------------- --------------
 Total...........         60,192         8,731         491,944
                       ------------- -------------- --------------
Operating
income...........        (26,694)      (10,786)         49,018
                       ------------- -------------- --------------
Other income
(expense)
 Priority
 investment
 income from
 Olympus.........             --            --              --
 Interest
 expense--net....          5,812(n)     (6,163)(p)    (174,008)
 Equity in loss
 of Olympus and
 other joint
 ventures........             --            --            (988)
 Equity in loss
 of Hyperion
 joint ventures..             --            --          (3,803)
 Minority
 interest in
 losses (income)
 of
 subsidiaries....             --            --          10,044
 Hyperion
 preferred stock
 dividends.......             --            --          (7,619)
 Gain (loss) on
 sale of assets..             --            --           2,315
 Other...........             --          (393)(p)       1,145
                       ------------- -------------- --------------
 Total...........          5,812        (6,556)       (172,914)
                       ------------- -------------- --------------
(Loss) income
before income
taxes and
extraordinary loss..     (20,882)      (17,342)       (123,896)
Income tax
benefit
(expense)........             --            11(p)       28,104
                       ------------- -------------- --------------
(Loss) income
from continuing
operations.......        (20,882)      (17,331)        (95,792)
Dividend
requirements
applicable to
preferred stock..             --            --         (14,406)
                       ------------- -------------- --------------
(Loss) income
applicable to
common
stockholders/partners
from continuing
operations.......       $(20,882)     $(17,331)      $(110,198)
                       ============= ============== ==============
Basic and diluted
loss from
continuing
operations per
weighted average
share of common
stock ...........                                    $  (0.91)(r)
                                                    ==============
Weighted average
shares of common
stock outstanding
(in thousands)...                                      120,755(r)
                                                    ==============

-----
*Three Months Ended February 28, 1999.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

            NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       STATEMENT OF CONTINUING OPERATIONS

                       Three Months Ended March 31, 1999
                             (Dollars in thousands)

(a) Represents historical amounts.

(b) Represents the elimination of allocated overhead costs to Olympus.

(c) Represents the elimination of priority investment income from Olympus.

(d) Gives effect to the application of the net proceeds of: (i) approximately $295,000 from the March 2, 1999 12% Senior Subordinated Notes issued by Hyperion, (ii) approximately $345,000 from the April 28, 1999 7 7/8% Senior Notes issued by Adelphia, (iii) approximately $371,450 from the January 14, 1999 offering of 8,600,000 shares of Adelphia Class A common stock and
    (iv) approximately $393,700 from the January 13, 1999 7 1/2% and 7 3/4% Senior Notes issued by Adelphia, as if such transactions had occurred on April 1, 1998. Also gives effect to the elimination of $5,269 of interest income received from Olympus.

(e) Represents the elimination of equity in loss of Olympus.

(f) Represents the estimated effect on the estimated income tax provision of the merger and the pending acquisitions of FrontierVision, Harron and Telesat's interests in Olympus, and related pro forma adjustments.

(g) Gives effect to the April 30, 1999 and May 14, 1999 sales of an aggregate $575,000 of Adelphia 5 1/2% Series D convertible preferred stock as if such sales had occurred on April 1, 1998.

(h) Represents the elimination of overhead costs allocated from Adelphia.

(i) Represents the additional depreciation and amortization expense resulting from the acquisition of Telesat's interests in Olympus. Pro forma depreciation and amortization is calculated on a straight-line basis consistent with Adelphia's accounting policy and with Adelphia's depreciation and amortization periods. The cost basis of the purchased assets utilized in these calculations is based on preliminary asset allocations among property, plant and equipment (primarily operating plant and equipment depreciated over 5 to 12 years) and intangible assets (primarily purchased franchises and goodwill amortized over 40 years) and is subject to final allocation adjustments.

(j) Represents the elimination of interest expense paid to Adelphia.

(k) Represents reclassification between direct operating and programming and selling, general and administrative expenses to conform with Adelphia's presentation.

(l) Represents pro forma reduction of FrontierVision historical depreciation and amortization expense to conform to Adelphia's depreciation and amortization periods, net of additional depreciation and amortization expense resulting from the acquisition of FrontierVision. Pro forma depreciation and amortization is calculated on a straight-line basis consistent with Adelphia's accounting policy and with Adelphia's depreciation and amortization periods. The cost basis of the purchased assets utilized in these calculations is based on a preliminary asset allocation to intangible assets (primarily purchased franchises and goodwill amortized over 40 years) and is subject to final allocation adjustments.

(m) Represents the elimination of affiliate interest expense paid by FrontierVision on affiliate debt not assumed in the acquisition.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

            NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                STATEMENT OF CONTINUING OPERATIONS--(Continued)

                       Three Months Ended March 31, 1999
                             (Dollars in thousands)

(n) Represents reclassification of programming expense from a reduction of revenues to direct operating and programming expense and reclassification of interest income from revenues to a decrease in interest expense--net to conform to Adelphia's presentation.

(o) Represents the additional depreciation and amortization expense resulting from the merger. Pro forma depreciation and amortization is calculated on a straight-line basis consistent with Adelphia's accounting policy and with Adelphia's depreciation and amortization periods. The cost basis of the purchased assets utilized in these calculations is based on preliminary asset allocations among property, plant and equipment (primarily operating plant and equipment depreciated over 5 to 12 years) and intangible assets (primarily purchased franchises and goodwill amortized over 40 years) and is subject to final allocation adjustments.

(p) Represents amounts resulting from the non-cable television operations excluded from the acquisition and the incremental interest expense incurred from additional borrowings under Adelphia's subsidiaries' credit facilities to fund the acquisition.

(q) Represents the net effect of depreciation and amortization expense of non-cable television assets excluded from the acquisition of Harron and the additional depreciation and amortization expense resulting from the acquisition of Harron. Pro forma depreciation and amortization is calculated on a straight-line basis consistent with Adelphia's accounting policy and with Adelphia's depreciation and amortization periods. The cost basis of the purchased assets utilized in these calculations is based on preliminary asset allocations among property, plant and equipment (primarily operating plant and equipment depreciated over 5 to 12 years) and intangible assets (primarily purchased franchises and goodwill amortized over 40 years) and is subject to final allocation adjustments.

(r) Gives effect to the repurchase and issuance of Adelphia Class A common stock in connection with: (i) repurchase of approximately 1,091,524 shares from Telesat, (ii) 8,600,000 shares issued January 14, 1999, (iii) 7,000,000 shares to be issued in the FrontierVision acquisition,
    (iv) approximately 48,700,000 shares to be issued in the merger, (v) 8,000,000 shares issued April 28, 1999, and (vi) the intended sale of 6,171,824 shares of Adelphia Class B common stock to Highland Holdings to be completed prior to completion of closing the merger and the acquisitions of FrontierVision, Harron, and Telesat's interests in Olympus as if such transactions had been consummated on April 1, 1998. Diluted loss from continuing operations per common share is equal to basic loss from continuing operations per common share because Adelphia's convertible preferred stock had or would have an antidilutive effect; however, the convertible preferred stock could have a dilutive effect on earnings per share in future periods.

                  COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS
                            OF ADELPHIA AND CENTURY

   Century is a business corporation incorporated in New Jersey under the New Jersey Business Corporation Act and Adelphia is a business corporation incorporated in Delaware under the Delaware General Corporation Law. New Jersey corporate law currently governs the rights of Century stockholders and Delaware corporate law governs the rights of Adelphia stockholders. At the effective time of the merger, each Century stockholder will become a stockholder of Adelphia and consequently Delaware corporate law will govern their rights as stockholders. The following is a comparison of certain provisions of New Jersey corporate law and Delaware corporate law and the respective certificates of incorporation and bylaws of each of Adelphia and Century. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law and the New Jersey Business Corporation Act, which statutes may change from time to time, and the respective certificates of incorporation and bylaws of Century and Adelphia, which also may be amended. A copy of the Dissenters' Rights Statute from the New Jersey Business Corporation Act is attached as Appendix D to this joint proxy statement/prospectus and we encourage you to read this.

Voting Requirements For Major Transactions

   Under New Jersey corporate law, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by stockholders entitled to vote on the matter is required to approve:

  . any amendment to a New Jersey corporation's certificate of incorporation;

  .  the voluntary dissolution of the corporation;

  . the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business; or

  .  the merger or consolidation of the corporation with another corporation.

   Century's Certificate of Incorporation does not contain provisions specifying a greater vote requirement. Under Century's Certificate of Incorporation, the holders of Century Class A common stock are entitled to one vote per share. The holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the corporation's certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or specific rights of the shares of such class so as to adversely affect them.

   Under Delaware corporate law, unless otherwise specified in the certificate of incorporation:

  . an amendment to the certificate of incorporation, the voluntary dissolution of the corporation;

  . a sale or other disposition of all or substantially all of the assets of a corporation; or

  . a merger or consolidation of a stock corporation with another stock corporation, requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. With respect to the amendment of the certificate of incorporation, the affirmative vote of a majority of the outstanding shares of stock of each class entitled to vote thereon as a class is also required in the election of directors and on all other matters presented to the stockholders and the holders of Century Class B common stock are entitled to ten votes per share. Notwithstanding the foregoing sentence, Century's Certificate of Incorporation provides that the holders of Century Class A common stock are entitled by class vote, exclusive of all other stockholders, to elect one director of the entire board.

   Adelphia's Certificate of Incorporation does not contain any provisions specifying a greater vote requirement.

Cumulative Voting

   Under New Jersey corporate law, stockholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Century's Certificate of Incorporation does not provide for cumulative voting.

   Under Delaware corporate law, stockholders of a Delaware corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Adelphia's Certificate of Incorporation does not provide for cumulative voting.

Classified Board Of Directors

   New Jersey corporate law permits a New Jersey corporation to provide for a classified board in its certificate of incorporation and Century currently has a classified board with nine members. The Century board is divided into two classes, with one class of directors, consisting of a single director, elected solely by the Century Class A stockholders, and the other directors elected by all of the stockholders.

   Delaware corporate law permits a Delaware corporation to provide for a classified board in its certificate of incorporation or bylaws and Adelphia currently has a classified board with eight members. The Adelphia board is divided into two classes, with one class of directors, consisting of a single director, elected solely by the Adelphia Class A stockholders, and the other directors elected by all of the stockholders.

Rights Of Dissenting Stockholders

   Stockholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (1) listed on a national securities exchange, or (2) is held of record by not less than 1,000 holders, or (3) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders. Stockholders of a surviving corporation generally do not have the right to dissent from a plan of merger unless the merger requires approval as set forth in certain sections of New Jersey corporate law.

   Stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation may be entitled to appraisal rights. Stockholders have the right to dissent from such corporate actions and to obtain payment of the fair value of their shares. There are no statutory rights of appraisal with respect to stockholders of a corporation who meet the following conditions:

  (1)  The shares held by the stockholders must either be:

    . listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

    .  held of record by more than 2,000 stockholders,

  (2)  Such stockholders must receive either:

    . shares of stock or depository receipts of the corporation surviving or resulting from the merger or consolidation, or

    .  shares of stock or depository receipts of any other corporation, and

  (3) At the effective date of the merger or consolidation the stock or depository receipts received by the stockholders must be either:

    . listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

    . held of record by more than 2,000 stockholders (or cash in lieu of fractional share interests therein).

   Adelphia stockholders are not entitled to appraisal rights because the Adelphia Class A common stock is presently quoted on the Nasdaq National Market.

Stockholder Consent To Corporate Action

   Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if all of the stockholders entitled to vote consent in writing. In addition, except as otherwise provided by the certificate of incorporation (and Century's Certificate of Incorporation is silent on this issue) New Jersey corporate law permits any action required or permitted to be taken at any meeting of a corporation's stockholders, other than the annual election of directors, to be taken without a meeting, without a prior notice and without a vote, upon the written consent of stockholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of stockholders at which all stockholders entitled to vote were present and voting. Under New Jersey corporate law, a stockholder vote on a plan of merger or consolidation may be effected only:

  .  at a stockholders' meeting,

  . by unanimous written consent of all stockholders entitled to vote on the issue with advance notice to any other stockholders, or

  . by written consent of stockholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other stockholders.

   Except as otherwise provided by the certificate of incorporation (and Adelphia's certificate of incorporation is silent on this issue) Delaware corporate law permits any action required or permitted to be taken at any meeting of a corporation's stockholders to be taken without a meeting, without a prior notice and without a vote, upon the written consent of stockholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of stockholders at which all stockholders entitled to vote were present and voting.

Dividends

   Unless there are other restrictions contained in its certificate of incorporation (and Century's certificate of incorporation does not contain any such restriction), New Jersey corporate law generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by Century must come primarily from the earnings of Century's subsidiaries, as a practical matter, any restrictions on the ability of Century to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Century. Century's certificate of incorporation provides for a priority in payment of dividends among the different classes of stock. Unless any restriction in the certificate of incorporation (and Century's certificate of incorporation does not contain any such restriction), the board of directors may declare the payment of dividends.

   Delaware corporate law generally limits dividends by Adelphia to an amount equal to the excess of the net assets of Adelphia (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. Adelphia's certificate of incorporation provides for a priority in payment of dividends for preferred stock over common stock. The board of directors has the authority to declare and pay dividends.

Bylaws

   Under New Jersey corporate law, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's bylaws, unless such powers are reserved in the certificate of incorporation to the stockholders. Century's Certificate of Incorporation does not reserve such powers to stockholders, however, the stockholders may alter or repeal those bylaws made by the board of directors and create new bylaws.

   Under Delaware corporate law, the stockholders of a Delaware corporation have the power to adopt, amend, or repeal the corporation's bylaws, unless such powers also are conferred in the certificate of incorporation to the board of directors. Either the board or the stockholders may amend Adelphia's bylaws.

Limitations of Liability Of Directors And Officers

   Under New Jersey corporate law, a New Jersey corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its stockholders, for damage for breach of any duty owed to the corporation. A director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (1) in breach of such person's duty of loyalty to the entity or its stockholders, (2) not in good faith or involving a knowing violation of law, or
(3) resulting in receipt by such person of an improper personal benefit. Century's certificate of incorporation contains provisions which limit a director's or officer's liability to the fullest extent permitted by New Jersey law.

   Under Delaware corporate law, a Delaware corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its stockholders, for monetary damage for breaches of their fiduciary duty of care. A director cannot be relieved from liability or otherwise indemnified (1) for breach of the director's duty of loyalty, (2) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (4) for any transaction from which the director derives an improper personal benefit. The power of a Delaware corporation to limit directors' or officers' liability is substantially identical to the power of a New Jersey corporation. Adelphia's certificate of incorporation contains provisions that limit a director or officer's liability to the fullest extent permitted by Delaware law.

Indemnification Of Directors And Officers

   Both the New Jersey corporate law and the Delaware corporate law generally permit a corporation to indemnify a director or officer against his expenses and liabilities in connection with a suit or legal proceeding involving him in his capacity as an agent. Such legal proceeding may not be one brought by the corporation or on behalf of the corporation. A director or officer will be entitled to such indemnification if he:

(1) acted in good faith and reasonably believed to be in or not opposed to the best interests of the company; and

(2) in connection with a criminal proceeding, did not have a reasonable cause to believe that his conduct was unlawful.

   Both the New Jersey corporate law and the Delaware corporate law require the corporation to pay for the expenses incurred by a director or officer if he is successful in defense of any action, suit or legal proceeding.

State Takeover Statutes

   The New Jersey Shareholders Protection Act limits certain transactions involving an "interested stockholder" and a "resident domestic corporation." An "interested stockholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested stockholder and a resident domestic corporation for a period of five years after the date the interested stockholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the interested stockholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless (1) the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested stockholder, (2) the combination is approved by the board prior to the interested stockholder's stock acquisition date, or (3) certain fair price provisions are satisfied.

   Delaware corporate law prohibits the same transactions between a Delaware corporation and an "interested stockholder" for a period of three years following the interested stockholder's stock acquisition date. However, an "interested stockholder" for purposes of Delaware law is a stockholder that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of the corporation (or its affiliate or associate).

Consideration Of Acquisition Proposals

   New Jersey corporate law provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board may, in addition to considering the effects of any action on stockholders, consider any of the following:

  . the effects of the proposed action on the corporation's employees, suppliers, creditors and customers;

  .  the effects on the community in which the corporation operates; and

  . the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that those interests may be served best by the continued independence of the corporation.

   The statute further provides that if, based on those factors, the board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a stockholder to challenge the Century board's rejection of, and may facilitate the board's rejection of, an offer to acquire Century.

   There are no comparable provisions in Delaware corporate law.

Preferred Stock

   Except under certain circumstances, Century can issue new shares of authorized but unissued common stock or preferred stock without stockholder approval.

   Adelphia can issue new shares of authorized but unissued common stock or preferred stock without stockholder approval.

Preemptive Rights

   Under New Jersey corporate law, the stockholders of corporations organized after January 1, 1969 do not have preemptive rights unless the certificate of incorporation provides for them. If a corporation elects to grant its stockholders preemptive rights, then each of the stockholders will have the right to acquire a pro rata portion of shares issued for cash, or options to buy such shares, of the same class as those held by the stockholder. Century was organized after January 1, 1969 and its certificate of incorporation does not grant preemptive rights to the stockholders.

   Under the Delaware corporate law, stockholders only have preemptive rights as may be provided in the certificate of incorporation. Adelphia's certificate of incorporation does not provide for preemptive rights.

                              THE SPECIAL MEETINGS

   This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies:

  . from the holders of Adelphia common stock by the Adelphia board for use at the Adelphia special meeting; and

  . from the holders of Century common stock by the Century board for use at the Century special meeting.

   This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to the respective stockholders of Adelphia and Century on or about August 16, 1999. This joint proxy statement/prospectus is also furnished to Century stockholders as a prospectus in connection with the issuance by Adelphia of shares of Adelphia Class A common stock in connection with the merger.

Adelphia Special Meeting

 Time And Place; Purposes

   The Adelphia special meeting will be held at the Coudersport Theatre, Main Street, Coudersport, Pennsylvania, on Friday, October 1, 1999, at 10:00 a.m. local time. At the Adelphia special meeting (and any adjournment or postponement thereof), Adelphia stockholders will be asked to consider and vote upon the Adelphia merger proposal. Representatives from Deloitte & Touche LLP, independent accountants for Adelphia, are expected to be present at the Adelphia special meeting, to have the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

 Record Date; Voting Rights; Votes Required For Approval

   The Adelphia board has fixed the close of business on August 12, 1999 as the record date for the determination of the holders of Adelphia Class A common stock and Adelphia Class B common stock entitled to receive notice of and to vote at the Adelphia special meeting.

   Only stockholders of record as of the close of business on August 12, 1999 are entitled to notice of and to vote at the Adelphia special meeting and any adjournment thereof. The outstanding Adelphia common stock on the Adelphia record date consisted of 50,328,343 shares of Adelphia Class A common stock, $.01 par value, and 10,834,476 shares of Adelphia Class B common stock, $.01 par value. With respect to the matters described in this joint proxy statement/prospectus, the holders of Adelphia Class A common stock and of Adelphia Class B common stock vote together as a single class. Each holder of Adelphia Class A common stock is entitled to cast one vote for each share of Adelphia Class A common stock standing in his name on the books of Adelphia and each holder of Adelphia Class B common stock is entitled to cast ten votes for each share of Adelphia Class B common stock standing in his name on the books of Adelphia. The presence, in person or by proxy, of holders of a majority of the votes of all outstanding shares of Adelphia common stock entitled to vote is necessary to constitute a quorum at the Adelphia special meeting. A majority of the votes of all outstanding shares of Adelphia common stock entitled to vote and represented at the Adelphia special meeting is required to approve the Adelphia merger proposal.

 Voting And Revocation Of Proxies

   All shares represented by valid proxies received by Adelphia prior to the Adelphia special meeting will be voted at the Adelphia special meeting as specified in the proxy, unless such proxies previously have been revoked. If no specification is made, the shares will be voted FOR the Adelphia merger proposal. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the board appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Adelphia special meeting. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of Adelphia a written revocation or a duly executed proxy bearing a later date, or by attendance at the Adelphia special meeting and voting his shares in person.

   Under Nasdaq National Market rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under Nasdaq National Market rules, such brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as the Adelphia merger proposal. Thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the Adelphia merger proposal (i.e., "broker non-votes").

   At the Adelphia special meeting, matters, including the Adelphia merger proposal, will be decided by the affirmative vote of a majority of the votes of all outstanding shares of Adelphia common stock entitled to vote and represented at the meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present. Abstentions will count as shares entitled to vote and represented at the Adelphia special meeting and not voting in favor of the proposal. Broker non-votes will not count as shares entitled to vote and represented at the Adelphia special meeting and will not be included in calculating the number of votes necessary for approval of the Adelphia merger proposal.

   As of August 6, 1999 the directors and officers of Adelphia beneficially owned approximately 15,031,469 shares of outstanding Adelphia Class A common stock and approximately 10,736,544 shares of outstanding Adelphia Class B common stock. Adelphia expects that each of its directors and officers will vote his or her shares in favor of approval of the merger. Pursuant to the Rigas Class B Voting Agreement, certain of the holders of the Adelphia Class B common stock, who held approximately 77.1% of the votes of all outstanding shares of Adelphia common stock as of August 6, 1999, have agreed with Century that they will vote in favor of the merger.

 Costs of Solicitation

   Adelphia will pay the expenses in connection with the printing, assembling and mailing to Adelphia stockholders of this joint proxy statement/prospectus. In addition to the use of the mails, proxies may be solicited by directors, officers or regular employees of Adelphia personally, by telephone or by telecopy. Adelphia may request persons holding shares for others in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

Century Special Meeting

 Time and Place; Purposes

   The Century special meeting will be held at the law offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 48th Floor, New York, NY 10166, on Friday, October 1, 1999, at 10:00 a.m., local time. At the Century special meeting (and any adjournment or postponement thereof), Century stockholders will be asked to consider and vote upon the merger agreement. Century stockholders may also be asked to vote upon a proposal to adjourn or postpone the Century special meeting to allow additional time for the solicitation of additional votes to approve the merger agreement if the Secretary of the meeting determines that there are not sufficient votes to approve the merger agreement. Stockholders may also consider and act upon such other matters as may properly come before the special meeting or any adjournment or adjournments thereof. Representatives from Deloitte & Touche LLP, independent accountants for Century, are expected to be present at the Century special meeting, to have the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

 Record Date; Voting Rights

   Century's board has selected the close of business on August 12, 1999 as the record date for determining the holders of outstanding shares of Century Class A common stock and Century Class B common stock entitled to receive notice of and vote at the special meeting. Only holders of record of shares of Century common stock on the record date will be entitled to vote at the special meeting. On August 6, 1999, there were 33,500,875 shares of Century Class A common stock outstanding held by 963 holders of record and

42,322,059 shares of Century Class B common stock outstanding held by three holders of record. Holders of Century Class A common stock are entitled to one vote per share and holders of Century Class B common stock are entitled to ten votes per share. The shares of Century Class A common stock and Century Class B common stock will vote as separate classes on the approval of the merger agreement. On any other matter that may come before the Century special meeting, the shares of Century Class A common stock and Century Class B common stock will vote together as a single class unless otherwise required by law.

 Vote Required

   Votes at the special meeting will be tabulated by the inspector of election appointed by Century. Shares of Century common stock represented by a properly signed and returned proxy will be considered present at the special meeting for purposes of determining a quorum.

   The presence either in person or by proxy of the holders of shares of Century common stock entitled to cast a majority of the votes at the special meeting will constitute a quorum for the transaction of business at the special meeting. In order for a quorum of the Century Class A common stock to be present for the vote on the approval of the merger agreement, holders of a majority of the outstanding shares of Century Class A common stock entitled to vote at the special meeting must be present either in person or by proxy. In order for a quorum of the Century Class B common stock to be present for the vote on the approval of the merger agreement, holders of a majority of the outstanding shares of Century Class B common stock entitled to vote at the special meeting must be present either in person or by proxy.

   Under New Jersey law and Century's Certificate of Incorporation, in order for the merger agreement to be approved by Century's stockholders, each of the following must vote in favor of approval of the merger agreement:

  . a majority of the votes cast by the holders of Century Class A common stock entitled to vote at the special meeting, and

  . a majority of the votes cast by the holders of Century Class B common stock entitled to vote at the special meeting.

   All of the Century Class B common stock is held by Dr. Leonard Tow, who is the Chairman and Chief Executive Officer of Century, and two trusts established by Dr. Tow and Claire Tow, who is a director of Century and the spouse of Leonard Tow. Pursuant to a voting agreement, all of the holders of Century Class B common stock have agreed with Adelphia that they will vote in favor of approval of the merger agreement. In addition, the directors and executive officers of Century and their affiliates hold approximately 1,158,000 shares of Century Class A common stock, constituting approximately 3.5% of the outstanding shares of Century Class A common stock.

   Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received from a beneficial owner, a broker may not vote the shares held for that beneficial owner on the matters to be voted on at the special meeting. This results in a "broker non-vote."

   Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present but will not count as votes cast for or against the merger agreement or any other proposal and will not be included in calculating the number of votes necessary for approval of the merger agreement or any other proposal. Accordingly, matters will be determined at the special meeting by a majority of the votes actually cast, and an abstention or a broker non-vote will have the effect of a vote not cast, and will not have the same effect as either a vote in favor of or against a matter.

 Voting of Proxies

   All shares represented by properly executed proxies will be voted at the special meeting in accordance with the directions given on such proxies. If no direction is given, a properly executed proxy will be voted FOR the approval of the merger agreement. Proxies voted against the merger agreement will not be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. Century's board does not anticipate that any other matters will be brought before the special meeting. If, however, other matters are properly presented, the persons named in the proxy will have discretion, to the extent allowed by New Jersey law, to vote in accordance with their own judgment on such matters.

   For Century's special meeting, Century's stockholders of record will have a choice of voting by telephone using the enclosed instructions or by returning the proxy card. If shares of a Century stockholder are registered in the name of a bank, broker or other nominee, then such Century stockholder should check the information forwarded by the bank, broker or other nominee to see if the telephone voting option is available. Any stockholder present at Century's special meeting may, nevertheless, vote in person on all matters with respect to which he or she is entitled to vote.

   If a Century stockholder receives more than one proxy card because his or her shares are registered in different names or addresses, and the Century stockholder is not voting by telephone, then the Century stockholder should sign and return each proxy card to assure that all of his or her shares will be voted at the special meeting. If a Century stockholder is voting by telephone, then the Century stockholder must vote once by telephone for each different name or address in which the shares are registered.

 Revocation of Proxies

   Any stockholder may revoke a proxy at any time before such proxy is voted. Proxies may be revoked by:

  . delivering to the Assistant Secretary of Century a written notice of revocation bearing a date later than the date of the proxy;

  . duly executing a subsequent proxy relating to the same shares of Century common stock and delivering it to the Assistant Secretary of Century; or

  . attending the Century special meeting and stating to the Secretary of Century an intention to vote in person and so voting.

   Attendance at the Century special meeting will not in and of itself constitute revocation of a proxy. Any subsequent proxy or written notice of revocation of a proxy should be delivered to Century Communications Corp., 50 Locust Avenue, New Canaan, Connecticut 06840, Attention: Scott N. Schneider, Assistant Secretary.

 Costs of Solicitation

   Century will bear all costs of soliciting proxies in the accompanying form from Century stockholders. Solicitation will be made by mail, and officers and regular employees of Century may also solicit proxies by telephone, telegraph or personal interview. Century has also made arrangements with Beacon Hill Partners, Inc. to assist in soliciting proxies and has agreed to pay Beacon Hill Partners, Inc. approximately $9,500 plus expenses for its services. In addition, Century expects to request persons who hold shares in their names for others to forward copies of this proxy soliciting material to them and to request authority to execute proxies in the accompanying form, and Century will reimburse such persons for their out-of-pocket and reasonable clerical expenses in doing this.

 Surrender of Certificates

   Stockholders should not send in any stock certificates with their proxy cards. In order to make a valid election, all Century stockholders must surrender their certificates with the form of election or use the guaranteed delivery procedures outlined in the general instructions of the form of election and letter of transmittal.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1998 and December 31, 1998, and for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, all incorporated in this joint proxy statement/prospectus by reference from Adelphia's Transition Report on Form 10-K for the nine months ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein from Adelphia's Current Report on Form 8-K filed June 22, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been incorporated in this joint proxy statement/prospectus by reference from Adelphia's Current Report on Form 8-K filed June 22, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1998, and 1997 and for each of the three years in the period ended May 31, 1998, incorporated in this joint proxy statement/prospectus by reference from Adelphia's Current Report on Form 8-K filed June 22, 1999, and the consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998 and for each of the three years in the period ended May 31, 1999, incorporated in this joint proxy statement/prospectus by reference from Century's Annual Report on Form 10-K for the year ended May 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the shares of Adelphia common stock to be issued in connection with the merger is being passed upon for Adelphia by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of that firm who are representing Adelphia in this transaction own an aggregate of 2,300 shares of Adelphia Class A common stock and 15,100 shares of Hyperion Class A common stock.

   Certain of the tax consequences of the merger will be passed upon at the effective time of the merger, as a condition to the merger, by Buchanan Ingersoll Professional Corporation, on behalf of Adelphia, and by Gibson, Dunn & Crutcher LLP, on behalf of Century. See "The Merger--Material Federal Income Tax Consequences."

                      SUBMISSION OF STOCKHOLDER PROPOSALS

   Due to the contemplated consummation of the merger, Century does not currently intend to hold a 1999 Annual Meeting of Stockholders. In the event that such a meeting is held, any proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must have been received by the Secretary of Century no later than June 4, 1999.

   Adelphia's 1999 Annual Meeting of Stockholders is expected to be held in late September or early October 1999. Any Adelphia stockholder who intended to submit a proposal for inclusion in the proxy materials for Adelphia's 1999 Annual Meeting of Stockholders must have submitted such proposal to the Secretary of Adelphia by late May, 1999.

   SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement for an annual meeting.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements set forth or incorporated by reference in this joint proxy statement/prospectus, including those contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's Transition Report on Form 10-K for the nine months ended December 31, 1998, in Adelphia's Form 10-Qs filed after its Form 10-K, in Century's 1998 Annual Report on Form 10-K and in Century's Form 10-Qs filed after its 1998 Form 10-K, are forward-looking, such as statements relating to operating efficiencies or synergies, business strategies, financing plans, competitive positions, potential growth opportunities, benefits resulting from the merger and the objectives of management, the effects of future regulation, future capital commitments, including those assumed as part of the merger, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Such forward-looking information involves important risks and uncertainties that could cause results in the future to be significantly different from those expressed in any forward-looking statements made by, or on behalf of, Adelphia or Century. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, Adelphia's ability to refinance certain obligations of Century or FrontierVision, if required, risks associated with certain regulatory approvals for the merger, the value of Adelphia's and Century's stock, Adelphia's acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments, year 2000 issues and changes in the competitive environment in which Adelphia operates. Persons reading this joint proxy statement/prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were provided. Neither Adelphia nor Century undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

   Adelphia and Century file annual, quarterly and special reports, as well as proxy statements and other information, with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices in Chicago, Illinois or New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

   Adelphia filed a registration statement on Form S-4 to register with the SEC the issuance of the Adelphia Class A common stock to Century stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Adelphia, as well as being a proxy statement of each of Adelphia and Century for their respective special meetings.

   As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that both of us have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

ADELPHIA SEC FILINGS (File
 No. 0-16014)                Period
--------------------------   ------
Transition Report on Form    Nine months ended December 31, 1998
 10-K, as amended

Quarterly Reports on Form    Quarters ended December 31, 1998 and March 31,
 10-Q                        1999

Current Reports on Form 8-K  Filed on January 11, 1999, January 28, 1999,
                             February 23, 1999, March 5, 1999, March 10, 1999,
                             April 6, 1999, April 19, 1999, April 20, 1999,
                             April 23, 1999, April 27, 1999, April 30, 1999,
                             May 26, 1999, June 22, 1999 and August 12, 1999

Proxy Statement              Dated September 11, 1998

Form 8-A                     Effective August 13, 1986

CENTURY SEC FILINGS (File
 No. 0-16899)                Period
--------------------------   ------
Annual Report on Form 10-K   Year ended May 31, 1999

Proxy Statement              Dated October 2, 1998

   Adelphia and Century also incorporate by reference into this joint proxy statement/prospectus additional documents that may be filed with the SEC prior to October 1, 1999, the date of the special meetings, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Adelphia has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Adelphia and Century has supplied all such information relating to Century.

   If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless they have been specifically incorporated by reference into such documents. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

  Adelphia Communications Corporation         Century Communications Corp.
          Main at Water Street                      50 Locust Avenue
    Coudersport, Pennsylvania 16915          New Canaan, Connecticut 06840
          Tel: (814) 274-9830                     Tel: (203) 972-2000
       Attn.: Investor Relations             Attn.: Chief Financial Officer

   If you would like to request documents from us, please do so by September 22, 1999 in order to receive them before your special meeting.

   You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 12, 1999. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Adelphia Class A common stock in the merger shall create any implication to the contrary.

                                                                      APPENDIX A

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                      ADELPHIA COMMUNICATIONS CORPORATION

                     ADELPHIA ACQUISITION SUBSIDIARY, INC.

                                      and

                          CENTURY COMMUNICATIONS CORP.

                         -----------------------------

                           Dated as of March 5, 1999

                         -----------------------------

                               as amended by the

                             FIRST AMENDMENT TO THE
                          AGREEMENT AND PLAN OF MERGER

                         -----------------------------

                           Dated as of July 12, 1999

                         -----------------------------

                                      and

                               as amended by the

                            SECOND AMENDMENT TO THE
                          AGREEMENT AND PLAN OF MERGER

                         -----------------------------

                           Dated as of July 29, 1999

                         -----------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

 THE MERGER...............................................................   A-4

 Section 1.01 The Merger..................................................   A-4
 Section 1.02 Conversion of Shares........................................   A-5
 Section 1.03 Merger Consideration........................................   A-5
 Section 1.04 Cash and Stock Elections; Proration.........................   A-6
 Section 1.05 Letter of Transmittal.......................................   A-9
 Section 1.06 Deposit of Merger Consideration.............................   A-9
 Section 1.07 Surrender and Payment.......................................   A-9
 Section 1.08 Adjustments.................................................  A-10
 Section 1.09 Fractional Shares...........................................  A-10
 Section 1.10 Withholding of Tax..........................................  A-10
 Section 1.11 Lost Certificates...........................................  A-10
 Section 1.12 Stock Transfer Books........................................  A-10
 Section 1.13 Shareholder Approval........................................  A-10
 Section 1.14 Stock Options and Restricted Stock..........................  A-11

                                   ARTICLE II

 THE SURVIVING CORPORATION................................................  A-11

 Section 2.01 Certificate of Incorporation................................  A-11
 Section 2.02 Bylaws......................................................  A-11
 Section 2.03 Directors...................................................  A-11
 Section 2.04 Officers....................................................  A-11
 Section 2.05 Name........................................................  A-12

                                   ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................  A-12

 Section 3.01 Corporate Existence and Power...............................  A-12
 Section 3.02 Corporate Authorization.....................................  A-12
 Section 3.03 Governmental Authorization..................................  A-12
 Section 3.04 Non-contravention...........................................  A-13
 Section 3.05 Capitalization..............................................  A-13
 Section 3.06 Significant Subsidiaries....................................  A-14
 Section 3.07 SEC Filings.................................................  A-14
 Section 3.08 Financial Statements........................................  A-14
 Section 3.09 Disclosure Documents........................................  A-14
 Section 3.10 Absence of Certain Changes or Events........................  A-15
 Section 3.11 Litigation..................................................  A-15
 Section 3.12 Taxes.......................................................  A-15
 Section 3.13 Employee Benefit Plans......................................  A-15
 Section 3.14 Brokers.....................................................  A-17
 Section 3.15 Compliance with Applicable Laws.............................  A-17
 Section 3.16 Environmental Matters.......................................  A-17
 Section 3.17 Opinion of Financial Advisor................................  A-17
 Section 3.18 No Other Representations....................................  A-17

                                                                            Page
                                                                            ----

                                   ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................  A-17

 Section 4.01 Corporate Existence and Power...............................  A-17
 Section 4.02 Corporate Authorization.....................................  A-18
 Section 4.03 Governmental Authorization..................................  A-18
 Section 4.04 Non-contravention...........................................  A-18
 Section 4.05 Capitalization..............................................  A-19
 Section 4.06 Significant Subsidiaries....................................  A-19
 Section 4.07 SEC Filings.................................................  A-20
 Section 4.08 Financial Statements........................................  A-20
 Section 4.09 Disclosure Documents........................................  A-20
 Section 4.10 Absence of Certain Changes or Events........................  A-21
 Section 4.11 Litigation..................................................  A-21
 Section 4.12 Brokers.....................................................  A-21
 Section 4.13 Compliance with Applicable Laws.............................  A-21
 Section 4.14 Interested Shareholder......................................  A-21
 Section 4.15 Ownership of Merger Sub; No Prior Activities................  A-21
 Section 4.16 Opinion of Financial Advisor................................  A-21
 Section 4.17 No Other Representations....................................  A-21

                                    ARTICLE V

 COVENANTS OF THE COMPANY.................................................  A-22

 Section 5.01 Conduct of the Company......................................  A-22
 Section 5.02 Other Transactions..........................................  A-23
 Section 5.03 Affiliates..................................................  A-24

                                   ARTICLE VI

 COVENANTS OF PARENT, MERGER SUB AND THE SURVIVING CORPORATION............  A-24

 Section 6.01 Indemnification; Directors' and Officers' Insurance.........  A-24
 Section 6.02 Employee Benefit Arrangements...............................  A-25
 Section 6.03 Listing, Registration.......................................  A-25
 Section 6.04 Conduct of Parent...........................................  A-25
 Section 6.05 Obligations of Merger Sub...................................  A-25

                                   ARTICLE VII

 COVENANTS OF PARENT, MERGER SUB AND THE COMPANY..........................  A-25

 Section 7.01 Reasonable Best Efforts.....................................  A-25
 Section 7.02 Registration Statement......................................  A-25
 Section 7.03 Company Shareholder Meeting.................................  A-26
 Section 7.04 Consents....................................................  A-26
 Section 7.05 Public Announcements........................................  A-26
 Section 7.06 Notification of Certain Matters.............................  A-26
 Section 7.07 Antitrust Matters...........................................  A-27
 Section 7.08 Access to Information.......................................  A-27
 Section 7.09 Tax-free Reorganization.....................................  A-27
 Section 7.10 Dissenting Shareholders.....................................  A-27

                                                                           Page
                                                                           ----
 Section 7.11  Registration Rights.......................................  A-28
 Section 7.12  Board of Directors........................................  A-28
 Section 7.13  Citizens Joint Venture....................................  A-28

                                  ARTICLE VIII

 CONDITIONS TO THE MERGER................................................  A-29

 Section 8.01  Conditions to the Obligations of Each Party...............  A-29
 Section 8.02  Conditions Precedent to the Obligations of Merger Sub.....  A-29
 Section 8.03  Conditions Precedent to the Obligations of the Company....  A-30

                                   ARTICLE IX

 TERMINATION.............................................................  A-30

 Section 9.01  Termination...............................................  A-30
 Section 9.02  Effect of Termination.....................................  A-31
 Section 9.03  Fees and Expenses.........................................  A-31

                                   ARTICLE X

 MISCELLANEOUS...........................................................  A-31

 Section 10.01 Notices...................................................  A-31
 Section 10.02 Survival of Representations, Warranties and Agreements....  A-32
 Section 10.03 Amendment.................................................  A-32
 Section 10.04 Extension; Waiver.........................................  A-32
 Section 10.05 Successors and Assigns....................................  A-32
 Section 10.06 Governing Law.............................................  A-32
 Section 10.07 Jurisdiction..............................................  A-32
 Section 10.08 Counterparts; Effectiveness...............................  A-33
 Section 10.09 Entire Agreement; No Third-party Beneficiaries............  A-33
 Section 10.10 Headings..................................................  A-33
 Section 10.11 Severability..............................................  A-33
 Section 10.12 Definitions...............................................  A-33

Exhibit A: Class B Voting Agreement

Exhibit B: Rigas Class B Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger (this "Agreement") is dated as of March 5, 1999 and as amended on July 12, 1999 and July 29, 1999 among Adelphia Communications Corporation, a Delaware corporation ("Parent"), Adelphia Acquisition Subsidiary, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub") and Century Communications Corp., a New Jersey corporation (the "Company").

                                    RECITALS

   A. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent on the terms and conditions set forth herein.

   B. The parties intend that the acquisition contemplated by this Agreement constitute a "reorganization" within the meaning of Section 368(a) of the Code (as defined in Section 10.12(a)).

   C. As an inducement to Parent to enter into this Agreement and to incur the obligations set forth herein, all of the holders of Class B Company Common Stock (as defined in Section 1.02(a)) (the "Class B Shareholders"), concurrently with the execution and delivery of this Agreement, are entering into a Voting Agreement with Parent in the form of Exhibit A (the "Class B Voting Agreement") pursuant to which the Class B Shareholders have agreed to vote the shares of the Class B Company Common Stock (as defined in Section 1.02(a)) owned by them in favor of this Agreement and the Merger.

   D. As an inducement to the Company to enter into this Agreement and to incur the obligations set forth herein, certain shareholders of Parent (the "Parent Shareholders"), concurrently with the execution and delivery of this Agreement, are entering into a Voting Agreement with the Company in the form of Exhibit B (the "Rigas Class B Voting Agreement") pursuant to which the Parent Shareholders have agreed to vote the shares of Parent Common Stock (as defined in Section 1.03(a)) owned by them in favor of this Agreement and the Merger.

   In consideration of the premises and the respective representations, warranties, covenants, and agreements set forth herein, the parties agree as follows.

                                   ARTICLE I

                                   THE MERGER

   Section 1.01 The Merger.

   (a) At the Effective Time (as defined in Section 1.01(c)), the Company shall be merged (the "Merger") with and into Merger Sub in accordance with the New Jersey Business Corporation Act (the "NJBCA") and the General Corporation Law of the State of Delaware, whereupon the separate existence of the Company will cease, and Merger Sub shall be the surviving corporation (the "Surviving Corporation").

   (b) The closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day after satisfaction of the conditions set forth in Article VIII, at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, unless the parties agree in writing to another time, date or place.

   (c) Upon the Closing, the Company and Merger Sub will file a certificate of merger with the Secretaries of State of the States of New Jersey and Delaware and make all other filings or recordings required by New Jersey and Delaware law in connection with the Merger. The Merger will become effective at such time as the certificates of merger are filed with the Secretaries of State of the States of New Jersey and Delaware or at such later time as is specified in the certificates of merger (the "Effective Time").

   (d) From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the Delaware General Corporation Law.

   Section 1.02 Conversion of Shares. At the Effective Time:

     (a)(i) Subject to the limitations set forth in Section 1.02(a)(iii), each share of Class A capital stock of the Company, par value $0.01 per share (the "Class A Company Common Stock"), issued and outstanding immediately prior to the Effective Time (x) will be converted into the right to receive the Century Class A Per Share Stock Amount (as defined in Section 1.03) or (y) at the election of the holder thereof, which election will be available on a share-by-share basis as provided in Section 1.04, will be converted into the right to receive the Century Class A Per Share Cash Amount (as defined in
   Section 1.03).

     (ii) Subject to the limitations set forth in Section 1.02(a)(iii), each share of Class B capital stock of the Company, par value $0.01 per share (the "Class B Company Common Stock" and together with the Class A Company Common Stock, the ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (x) will be converted into the right to receive the Century Class B Per Share Stock Amount (as defined in Section 1.03) or (y) at the election of the holder thereof, which election will be available on a share-by-share basis as provided in Section 1.04, will be converted into the right to receive the Century Class B Per Share Cash Amount (as defined in
   Section 1.03).

     (iii) Notwithstanding any provision contained herein to the contrary (including the Cash Elections and the Stock Elections), at the Effective Time (excluding shares held by Dissenting Shareholders), (w) not more than twenty and 76/100 percent (20.76%) of the shares of Class A Company Common Stock outstanding immediately prior to the Effective Time (excluding shares held by Dissenting Shareholders) will be converted into the right to receive the Century Class A Per Share Cash Amount, (x) not more than seventy-nine and 24/100 percent (79.24%) shares of Class A Company Common Stock outstanding immediately prior to the Effective Time (excluding shares held by Dissenting Shareholders) will be converted into the right to receive the Century Class A Per Share Stock Amount, (y) not more than twenty-four and 54/100 percent (24.54%) shares of Class B Company Common Stock outstanding immediately prior to the Effective Time (excluding shares held by Dissenting Shareholders) will be converted into the right to receive the Century Class B Per Share Cash Amount and (z) not more than seventy-five and 46/100 percent (75.46%) shares of Class B Company Common Stock outstanding immediately prior to the Effective Time (excluding shares held by Dissenting Shareholders) will be converted into the right to receive the Century Class B Per Share Stock Amount.

   (b) Each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any of the Parent Subsidiaries immediately prior to the Effective Time will be canceled, and no payment will be made with respect thereto.

   (c) Each issued and outstanding share of capital stock of Merger Sub will remain outstanding and will be unchanged as a result of the Merger.

   Section 1.03 Merger Consideration. Subject to Section 1.04(f) hereof, the term "Merger Consideration" means: (a) for each share of Class A Company Common Stock with respect to which an election to receive shares of the Class A Common Stock, par value $.01 per share, of the Parent ("Parent Common Stock") has been made or deemed made pursuant to Section 1.04 and not revoked (the "Class A Stock Election"), the right to receive 0.77269147 shares of Parent Common Stock (the "Century Class A Per Share Stock Amount"), (b) for each share of Class A Company Common Stock with respect to which an election to receive cash has been made pursuant to Section 1.04 and not revoked (the "Class A Cash Election"), the right to receive $44.14 in cash (the "Century Class A Per Share Cash Amount"), (c) for each share of Class B Company Common Stock with respect to which an election to receive shares of Parent Common Stock has been made or deemed made pursuant to Section 1.04 and not revoked (the "Class B Stock Election" and together with the Class A Stock Election, the "Stock Election"), the right to receive 0.84271335 shares of Parent Common Stock (the "Century Class B Per Share Stock Amount", and (d) for each share of Class B Company Common Stock with respect to which an election to receive cash has been made pursuant to Section 1.04 and not revoked (the "Class B Cash Election" and together with the Class A Cash Election the "Cash Election"), the right to receive $48.14 in cash (the "Century Class B Per Share Cash Amount").

   Section 1.04 Cash and Stock Elections; Proration.

   (a) Each Person who, at the Effective Time, is a record holder of Company Common Stock (other than Dissenting Shareholders and holders of shares to be canceled as set forth in Section 1.02(b)) will have the right to submit an Election Form (as defined in Section 1.04(b)) specifying the number of shares of Company Common Stock that such Person desires to have converted into the right to receive, subject to Section 1.04(f) hereof, (i) the Century Class A Per Share Stock Amount pursuant to a Class A Stock Election, (ii) the Century Class A Per Share Cash Amount pursuant to a Class A Cash Election, (iii) the Century Class B Per Share Stock Amount pursuant to a Class B Stock Election or
(iv) the Century Class B Per Share Cash Amount pursuant to a Class B Cash Election.

   (b) The Parent will prepare a form of election, which form will be subject to the reasonable approval of the Company (the "Election Form"), to be mailed by the Company with the Proxy Statement/Prospectus (as defined in Section 7.03(b)) to the record holders of Company Common Stock as of the record date for the Company Shareholder Meeting (as defined in Section 7.03(a)). The Company will use its reasonable best efforts to make the Election Form available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Deadline (as defined in Section 1.04(c)) and to all holders of outstanding Options (as defined in Section 1.14(a)).

   (c) Any Cash Election will have been validly made only if the Exchange Agent (as defined in Section 1.05) shall have received, by 5:00 p.m. (New York City time) on the Business Day immediately preceding the Closing Date (the "Election Deadline"), an Election Form properly completed and executed by such holder accompanied by the certificates for the shares of Company Common Stock to which such Election Form relates, or by an appropriate guarantee of delivery of such certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States as set forth in such Election Form. Holders of outstanding Options that become exercisable and vested at the Effective Time may deliver an Election Form to the Exchange Agent relating to shares of Class A Company Common Stock issuable upon exercise of such Options up to 5:00 p.m. (New York City time) on the Closing Date. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such holder certifies that each such Election Form covers all the shares of Company Common Stock held by each such holder for a particular beneficial owner.

   (d) Any holder of Company Common Stock may revoke such holder's election by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. All Election Forms automatically will be revoked if the Exchange Agent is notified in writing by Parent and the Company that this Agreement has been terminated. The determination of the Exchange Agent will be binding as to whether or not (i) Election Forms have been properly completed, signed and submitted or revoked and (ii) immaterial defects in an Election Form should be disregarded. The Exchange Agent will be under no obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent.

   (e) As of the Election Deadline, to the extent that a holder of Company Common Stock (i) shall not have submitted to the Exchange Agent an effective, properly completed Election Form with respect to all or certain of the shares held by such holder (including shares held by Dissenting Shareholders as of the Election Deadline as to which appraisal rights are subsequently withdrawn, not perfected or forfeited) or (ii) shall have properly revoked and not properly submitted to the Exchange Agent a subsequent Election Form with respect to all or certain of the shares, such holder will be deemed to have made the Class A Stock Election or Class B Stock Election, as applicable, with respect to such shares.

   (f)(i) If the aggregate number of shares of Class A Company Common Stock with respect to which Class A Cash Elections have been made exceeds the aggregate number of shares of Class A Company Common Stock which, pursuant to
Section 1.02(a)(iii) hereof, may be converted into the right to receive cash in the Merger, then,

          (A) each share of Class A Company Common Stock with respect to which a Class A Stock Election shall have been made shall be converted into the right to receive the Century Class A Per Share Stock Amount; and

          (B) each share of Class A Company Common Stock with respect to which a Class A Cash Election shall have been made shall be converted into the right to receive:

              (1) the amount in cash, without interest, equal to the product of
          (x) the Century Class A Per Share Cash Amount and (y) a fraction (the "Class A Cash Fraction"), the numerator of which shall be the aggregate number of shares of Class A Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive cash in the Merger, and the denominator of which shall be the aggregate number of shares of Class A Company Common Stock with respect to which Class A Cash Elections shall have been made, and

              (2) the number of shares of Parent Common Stock equal to the product of (x) the Century Class A Per Share Stock Amount and (y) a fraction equal to one minus the Class A Cash Fraction.

   (ii) If the aggregate number of shares of Class A Company Common Stock with respect to which Class A Stock Elections have been made exceeds the aggregate number of shares of Class A Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive Parent Common Stock in the Merger, then,

        (A) each share of Class A Company Common Stock with respect to which a Class A Cash Election shall have been made shall be converted into the right to receive the Century Class A Per Share Cash Amount; and

        (B) each share of Class A Company Common Stock with respect to which a Class A Stock Election shall have been made shall be converted into the right to receive:

            (1) the number of shares of Parent Common Stock equal to the product of (x) the Century Class A Per Share Stock Amount and (y) a fraction (the "Class A Stock Fraction"), the numerator of which shall be the aggregate number of shares of Class A Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive Parent Common Stock in the Merger, and the denominator of which shall be the aggregate number of shares of Class A Company Common Stock with respect to which Class A Stock Elections shall have been made, and

            (2) the amount in cash, without interest, equal to the product of
        (x) the Century Class A Per Share Cash Amount and (y) a fraction equal to one minus the Class A Stock Fraction.

   (iii) If the aggregate number of shares of Class A Company Common Stock with respect to which Class A Cash Elections have been made equals the aggregate number of shares of Class A Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive cash and Parent Common Stock in the Merger, then,

         (A) each share of Class A Company Common Stock with respect to which a Class A Stock Election shall have been made shall be converted into the right to receive the Century Class A Per Share Stock Amount; and

         (B) each share of Class A Company Common Stock with respect to which a Class A Cash Election shall have been made shall be converted into the right to receive the Century Class A Per Share Cash Amount.

   (iv) If the aggregate number of shares of Class B Company Common Stock with respect to which Class B Cash Elections have been made exceeds the aggregate number of shares of Class B Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive cash in the Merger, then,

         (A) each share of Class B Company Common Stock with respect to which a Class B Stock Election shall have been made shall be converted into the right to receive the Century Class B Per Share Stock Amount; and

         (B) each share of Class B Company Common Stock with respect to which a Class B Cash Election shall have been made shall be converted into the right to receive:

             (1) the amount in cash, without interest, equal to the product of
         (x) the Century Class B Per Share Cash Amount and (y) a fraction (the "Class B Cash Fraction"), the numerator of which shall be the aggregate number of shares of Class B Company Common Stock which, pursuant to
         Section 1.02(a)(iii) hereof, may be converted into the right to receive cash in the Merger, and the denominator of which shall be the aggregate number of shares of Class B Company Common Stock with respect to which Class B Cash Elections shall have been made, and

             (2) the number of shares of Parent Common Stock equal to the product of (x) the Century Class B Per Share Stock Amount and (y) a fraction equal to one minus the Class B Cash Fraction.

   (v) If the aggregate number of shares of Class B Company Common Stock with respect to which Class B Stock Elections have been made exceeds the aggregate number of shares of Class B Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive Parent Common Stock in the Merger, then,

         (A) each share of Class B Company Common Stock with respect to which a Class B Cash Election shall have been made shall be converted into the right to receive the Century Class B Per Share Cash Amount; and

         (B) each share of Class B Company Common Stock with respect to which a Class B Stock Election shall have been made shall be converted into the right to receive:

             (1) the number of shares of Parent Common Stock equal to the product of (x) the Century Class B Per Share Stock Amount and (y) a fraction (the "Class B Stock Fraction"), the numerator of which shall be the aggregate number of shares of Class B Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive Parent Common Stock in the Merger, and the denominator of which shall be the aggregate number of shares of Class B Company Common Stock with respect to which Class B Stock Elections shall have been made, and

            (2) the amount in cash, without interest, equal to the product of
         (x) the Century Class B Per Share Cash Amount and (y) a fraction equal to one minus the Class B Stock Fraction.

   (vi) If the aggregate number of shares of Class B Company Common Stock with respect to which Class B Cash Elections have been made equals the aggregate number of shares of Class B Company Common Stock which, pursuant to Section 1.02(a)(iii) hereof, may be converted into the right to receive cash and Parent Common Stock in the Merger, then,

         (A) each share of Class B Company Common Stock with respect to which a Class B Stock Election shall have been made shall be converted into the right to receive the Century Class B Per Share Stock Amount; and

         (B) each share of Class B Company Common Stock with respect to which a Class B Cash Election shall have been made shall be converted into the right to receive the Century Class B Per Share Cash Amount.

   Section 1.05 Letter of Transmittal. On or prior to the Effective Time, Parent will authorize one or more commercial banks or trust companies acceptable to the Company, organized under the laws of the United States or any state thereof, to act as Exchange Agent hereunder (the "Exchange Agent"). Promptly after the Effective Time, Parent will cause the Exchange Agent to mail to each record holder of Company Common Stock at the Effective Time (i) a letter of transmittal (the "Letter of Transmittal") that will specify that delivery will be effected, and risk of loss and title to the certificates formerly representing the Company Common Stock will pass, upon delivery of such certificates to the Exchange Agent and will be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as Parent reasonably may specify and (ii) instructions for use in effecting the surrender of the certificates formerly representing shares of Company Common Stock in exchange for the Merger Consideration.

   Section 1.06 Deposit of Merger Consideration. On or prior to the Effective Time, Parent will deposit with the Exchange Agent, for the benefit of the former holders of Company Common Stock, cash and certificates sufficient to pay the Merger Consideration for all the shares of Company Common Stock. The shares of Parent Common Stock into which shares of Company Common Stock will be converted pursuant to the Merger will be deemed to have been issued at the Effective Time for purposes of entitlement to dividends declared, if any, after the Effective Time.

   Section 1.07 Surrender and Payment.

   (a) Upon surrender for cancellation to the Exchange Agent of a certificate formerly representing shares of Company Common Stock, together with the Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof will be entitled to receive (i) a certified or bank cashier's check in the amount equal to the aggregate amount of Merger Consideration that takes the form of cash which such holder has the right to receive pursuant to the provisions of this Article I (including any dividends or distributions related thereto which such former holder of Company Common Stock is entitled to receive pursuant to the provisions of Section 1.07(c) and any cash in lieu of fractional shares of Parent Common Stock pursuant to
Section 1.09) and/or (ii) certificates representing the aggregate number of shares of Parent Common Stock with respect to the Merger Consideration that takes the form of Parent Company Stock which such holder has the right to receive pursuant to the provisions of this Article I, less the amount of any required withholding taxes, if any, in accordance with Section 1.10. After the Effective Time and until so surrendered, each certificate representing shares of Company Common Stock will represent for all purposes only the right to receive the Merger Consideration.

   (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it will be a condition of such delivery that the surrendered certificate or certificates shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the delivery of the Merger Consideration to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of the Exchange Agent that any such Tax has been paid or is not applicable.

   (c) No dividends or other distributions declared or made with respect to Parent Common Stock on or after the Effective Time will be paid to the holder of any certificate that theretofore evidenced shares of Company Common Stock until such certificate is surrendered as provided in this Section 1.07. Upon such surrender,

Parent will pay to the holder of the certificates evidencing shares of Parent Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to shares of Parent Common Stock.

   (d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.06 that remains unclaimed by holders of shares of Company Common Stock two years after the Effective Time will be returned to Parent upon demand. Any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Article I prior to that time thereafter will look only to Parent for payment of the Merger Consideration in respect of such shares of Company Common Stock.

   Section 1.08 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent occurs, including by means of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration will be adjusted appropriately.

   Section 1.09 Fractional Shares. No fractional shares of Parent Common Stock will be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock otherwise would be entitled to receive as a result of the Merger will be aggregated. If a fractional share results from such aggregation, in lieu thereof such holder will be entitled to receive from Parent, promptly after the Effective Time, an amount in cash determined by multiplying the closing price of a share of Parent Common Stock on the Nasdaq National Market on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

   Section 1.10 Withholding of Tax. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent.

   Section 1.11 Lost Certificates. If any certificate evidencing Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against claims that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration to which such Person may be entitled pursuant to this Article I and cash and any dividends or other distributions to which such Person may be entitled pursuant to Section 1.06(a).

   Section 1.12 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock on the records of the Company. Certificates formerly representing shares of Company Common Stock that are presented to the Surviving Corporation after the Effective Time will be canceled and exchanged for certificates representing shares of Parent Common Stock.

   Section 1.13 Shareholder Approval. This Agreement will be submitted for adoption and approval to the holders of shares of Class A Company Common Stock and the holders of shares of Class B Company Common Stock at the Company Shareholder Meeting (as defined in Section 7.03) in accordance with the provisions of this Agreement. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon of Class A Company Common Stock and Class B Company Common Stock (voting as separate classes) is required to approve this Agreement. No other approval of the Company's shareholders is required in order to consummate the Merger.

   Section 1.14 Stock Options and Restricted Stock. As of the Effective Time:

   (a) Each outstanding option (an "Option") to purchase shares of Class A Company Common Stock granted under the Company's 1985 Stock Option Plan, the 1993 Non-Employee Directors' Stock Option Plan and the 1994 Stock Option Plan, or any similar plan or arrangement (collectively, the "Option Plans"), whether or not then exercisable or vested, will become fully exercisable and vested. Any restricted shares of Class A Company Common Stock issued pursuant to the 1992 Management Equity Incentive Plan will become fully vested and will cease to be restricted.

   (b) Each outstanding Option, at the election of each holder of such Option, which election will be available on an option-by-option basis, either:

     (i) will be exercised, effective as of the Effective Time, and each share of Class A Company Common Stock issuable with respect thereto will be converted into the right to receive, at the election of each holder, subject to Section 1.04(f), either (x) the Century Class A Per Share Cash Amount or (y) the Century Class A Per Share Stock Amount, as provided in Sections 1.02 and 1.03; or

     (ii) will be assumed by Parent and converted into an option to purchase, on the same terms and conditions as were applicable under the Option Plans (except as provided herein), shares of Parent Common Stock with the exercise price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option to be determined according to Section 424 of the Code, as more fully described in a notice accompanying the Proxy Statement/Prospectus.

   (c) Parent will take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Options assumed by it in accordance with this Section 1.14. Promptly after the Effective Time, Parent will file with the SEC a registration statement on Form S-3 or S-8, as appropriate, covering the shares of Parent Common Stock subject to such Options and will use its commercially reasonable efforts to cause such registration statement to remain effective for so long as such Options remain outstanding.


                                   ARTICLE II

                           THE SURVIVING CORPORATION

   Section 2.01 Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect at the Effective Time will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

   Section 2.02 Bylaws. Subject to the provisions of Section 6.01, the by-laws of Merger Sub in effect at the Effective Time will be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

   Section 2.03 Directors. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation.

   Section 2.04 Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation.

   Section 2.05 Name. The name of the Surviving Corporation at the Effective time will be Arahova Communications, Inc.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to Parent that, except for inaccuracies in the representations and warranties resulting from compliance by the Company with any of its obligations under this Agreement or actions taken by the Company in accordance with this Agreement and except as disclosed in the Company Disclosure Schedule:

   Section 3.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has all corporate power required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or be in good standing would not have a Material Adverse Effect. The Company has delivered to Parent copies of the Company's certificate of incorporation and by-laws as currently in effect.

   Section 3.02 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the approval and adoption by the Company's shareholders of this Agreement and the Merger, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub and receipt of all required approvals by the Company's shareholders in connection with the consummation of the Merger, constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors of the Company (the "Company Board") has approved the Merger, this Agreement, the Class B Voting Agreement and the transactions contemplated hereby and thereby and such approval, assuming the accuracy of the representation in Section 4.14, is sufficient to render the provisions of
Article 14A:10A of the NJBCA inapplicable to the Merger, this Agreement, the Class B Voting Agreement and the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than the approval and adoption of the Merger and this Agreement by the shareholders of the Company to the extent required by the Company's certificate of incorporation and by applicable law).

   Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any Governmental Entity, other than: (i) the filing of certificates of merger as contemplated by Section 1.01(c); (ii) compliance with any applicable requirements of state takeover laws; (iii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended and the rules and regulations thereunder (the "HSR Act"); (iv) compliance with any applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"); (v) compliance with any applicable requirements of the Communications Act of 1934, as amended (together with the rules, regulations and published decisions of the FCC (as defined below), the "Communications Act"); (vi) filings under state securities or "blue-sky" laws;
(vii) notice to, or consents, approvals or waivers from, the relevant
Franchising

Authorities or other third parties in connection with a change of control of the holder of the Franchises of the Company and the Company Subsidiaries and of the Federal Communications Commission (the "FCC") in connection with a change of control or a transfer of assets of the holder of the FCC licenses of the Company and the Company Subsidiaries; and (viii) such consents, waivers, approvals, authorizations, permits, filings or actions that, if not taken, made or obtained, would not in the aggregate have a Material Adverse Effect.

   Section 3.04 Non-contravention. Assuming compliance with the matters referred to in Section 3.03, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) assuming receipt of the approval of shareholders of the Company referred to in Section 3.02, contravene or conflict with the certificate of incorporation or by-laws of the Company; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Company Subsidiary that would be a significant subsidiary within the meaning of Regulation S-X under the Exchange Act (a "Significant Subsidiary of the Company"); (iii) result in a breach or violation of or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company or any Significant Subsidiary of the Company or to a loss of any material benefit to which the Company or any Significant Subsidiary of the Company is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon the Company or any Significant Subsidiary of the Company or any of their respective assets (including any material license, franchise, permit or other similar authorization held by the Company or any Significant Subsidiary of the Company); or (iv) result in the creation or imposition of any Lien on any material asset of the Company or any Significant Subsidiary of the Company, except for such contraventions, conflicts or violations referred to in clause (ii) and breaches, violations, defaults, rights of termination, amendment, cancellation or acceleration, losses, Liens or other occurrences referred to in clauses (iii) and (iv) (each, a "Violation") that in the aggregate would not have a Material Adverse Effect. Upon consummation of the Company's joint venture agreement with TCI Communications, Inc., the Company will amend the Company Disclosure Schedule with respect to this Section 3.04 to give effect to such transaction.

   Section 3.05 Capitalization.

   (a) As of February 11, 1999, the authorized capital stock of the Company consisted of the following: (i) 400,000,000 shares of Class A Company Common Stock, of which 32,879,755 were issued and outstanding; (ii) 300,000,000 shares of Class B Company Common Stock, of which 42,322,059 were issued and outstanding; and (iii) 100,000,000 shares of preferred stock, of which no shares were issued and outstanding.

   (b) As of February 11, 1999, there were outstanding Options to purchase an aggregate of 2,666,049 shares of Class A Company Common Stock (of which Options to purchase an aggregate of 1,784,659 shares of Class A Company Common Stock were exercisable).

   (c) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.05 and except for changes since February 11, 1999 resulting from the exercise of Options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company (other than the shares of Class B Company Common Stock, which are convertible into shares of Class A Company Common Stock) and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (other than the shares of Class B Company Common Stock, which are convertible into shares of Class A Company Common Stock). The securities described in Section 3.05(a) and Section 3.05(b) are referred to collectively as the "Company Securities"). Except pursuant to the terms of the Company Securities, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

   (d) Except with respect to the interests in the Persons listed in the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than to wholly-owned Company Subsidiaries or in the ordinary course of business consistent with past practice.

   Section 3.06 Significant Subsidiaries.

   (a) Each Significant Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of organization, has all corporate, partnership or similar powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation or other legal entity and (if applicable) is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be duly organized, validly existing and in good standing or to have such powers would not have a Material Adverse Effect. All Significant Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company Disclosure Schedule.

   (b) All of the outstanding shares of capital stock of, or other ownership interests in, each Significant Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Significant Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any Significant Subsidiary of the Company, and no other obligation of the Company or any Significant Subsidiary of the Company to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company. The securities described in clauses (i) and (ii) above are referred to collectively as the "Company Subsidiary Securities". There are no outstanding obligations of the Company or any Significant Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities or pay any dividend or make any other distribution in respect thereof to a Person other than the Company or a wholly-owned Significant Subsidiary of the Company.

   Section 3.07 SEC Filings. The Company has filed with the SEC all forms, reports, definitive proxy statements, schedules and registration statements required to be filed with the SEC since May 31, 1998 (the "Company SEC Reports"). No Company Subsidiary is required to file any report, form or document with the SEC pursuant to the Exchange Act or the Securities Act. As of their respective filing dates, no Company SEC Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company SEC Reports when filed complied in all material respects with applicable requirements of the Securities Act and the Exchange Act.

   Section 3.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Reports fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or in the case of unaudited interim financial statements as permitted by Form 10-Q of the SEC), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and its consolidated statements of operations, shareholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

   Section 3.09 Disclosure Documents.

   (a) The Proxy Statement/Prospectus and any amendment or supplement thereto, when filed, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. At the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on the approval and adoption of this Agreement, the Proxy Statement/Prospectus, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 3.09(a) do not apply to statements in or omissions from the Proxy Statement/Prospectus or any amendment or supplement thereto based upon information furnished to the Company by Parent for use therein.

   (b) None of the information furnished to Parent for use in (or incorporation by reference in) the Registration Statement (as defined in Section 4.09) or any amendment or supplement thereto will contain, at the time the Registration Statement or any amendment or supplement thereto becomes effective, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

   Section 3.10 Absence of Certain Changes or Events. Since May 31, 1998, except (x) as contemplated by this Agreement or disclosed in the Company SEC Reports and (y) for any change resulting from the transactions contemplated by this Agreement or general economic, financial, competitive or market conditions or conditions or circumstances generally affecting the cable television or communications industries, there has not been: (i) any change in the business, operations or financial condition of the Company or any of the Company Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of the Company Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Company Subsidiaries; (iii) any incurrence, assumption or guarantee by the Company or any of the Company Subsidiaries of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices; or
(iv) as of the date hereof, any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of the Company Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   Section 3.11 Litigation. Except as set forth in the Company SEC Reports filed prior to the date hereof, there is, as of the date hereof, no action, suit or proceeding pending, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary before any court, arbitrator or other Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   Section 3.12 Taxes. Except to the extent that failure to do so would not have a Material Adverse Effect, each of the Company and its Significant Subsidiaries has filed all Tax returns and reports required to be filed by it and has paid, or established adequate reserves for, all Taxes required to be paid by it. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that would have a Material Adverse Effect. No requests for waivers of the time to assess any such Taxes are pending, other than waivers relating to property taxes and sales and use taxes.

   Section 3.13 Employee Benefit Plans.

   (a) The Company Disclosure Schedule identifies each material employment, severance or similar contract or arrangement or any plan, policy, fund, program or contract or arrangement providing for compensation, bonus, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any Company Subsidiary and (ii) covers any employee or former employee of any Company or Company Subsidiary employed in the United States or Puerto Rico (each, an "Employee Plan").

   (b) The Company has furnished or made available to Parent copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. There is no material accumulated funding deficiency, termination or partial termination, or requirement to provide security with respect to any Employee Plan. The fair market value of the assets of each material Employee Plan would exceed the value of all liabilities and the obligations of such Employee Plan if such plan were to terminate on the Closing Date. The transaction contemplated by this Agreement will not result in any material liability under ERISA to the Company or any of the Company's Subsidiaries or Parent, or any of their respective ERISA Affiliates.

   (c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and each trust related thereto has been determined to be exempt from tax pursuant to Section 501(a) of the Code. The Company is not aware of any event that has occurred since the date of such determinations that would adversely affect such qualification or tax exempt status. The Company has provided Parent with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code.

   (d) No Employee Plan is a Multiemployer plan as defined in Section 3(37) of ERISA or is a plan subject to Title IV of ERISA. Neither the Company nor any Company Subsidiary or any of their ERISA Affiliates (or any former ERISA Affiliate with respect to the period in which such entity was an ERISA Affiliate) has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, any such plan.

   (e) Neither the Company nor any Company Subsidiary has any current or projected material liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

   (f) There has been no amendment to, written interpretation of or announcement by the Company, any Company Subsidiary or their respective Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof, other than ordinary course of business increases related to health, life and disability insurance plans.

   (g) Other than as disclosed in the Company SEC Reports, no employee or former employee of the Company or any Company Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or an enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) under any Employee Plan as a result of the transactions contemplated hereby.

   (h) Other than routine claims for benefits and liability for premiums due to the Pension Benefit Guaranty Corporation, neither the Company nor any Company Subsidiary or ERISA Affiliate (or any former ERISA Affiliate with respect to the period in which such entity was an ERISA Affiliate) has incurred any material liability with respect to any Employee Plan that is currently due and owing and has not yet been satisfied, including under ERISA, the Code or other applicable law. No event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances (other than the accrual of benefits under the normal terms of the Employee Plans), that could result in the imposition of any material liability on the Company or any Company Subsidiary or ERISA Affiliate (or any former ERISA Affiliate with respect to the period in which such entity was an ERISA Affiliate) with respect to any Employee Plan, including under ERISA, the Code or other applicable law with respect to any Employee Plan.

   Section 3.14 Brokers. Except for the engagement of Donaldson, Lufkin & Jenrette Securities Corporation, none of the Company or any of the Company Subsidiaries, or any of their respective officers, directors or employees, has employed any investment banker, broker, finder or other intermediary or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

   Section 3.15 Compliance with Applicable Laws. The Company and the Company Subsidiaries are in substantial compliance with all laws, regulations and orders of any Governmental Entity applicable to them, except where the failure to comply would not have a Material Adverse Effect. The Company and each Company Subsidiary are in material compliance with, and have obtained, all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to obtain such licenses, permits, franchises or other governmental authorizations would not have a Material Adverse Effect.

   Section 3.16 Environmental Matters. Except as would not have a Material Adverse Effect: (i) to the Company's knowledge, no real property currently or formerly owned or operated by the Company or any current Company Subsidiary is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation under any Environmental Law; (ii) no judicial or administrative proceeding is pending or, to the knowledge of the Company, threatened relating to liability for any off-site disposal or contamination; and (iii) the Company and the Company Subsidiaries have not received in writing any claims or notices alleging liability under any Environmental Law. To the Company's knowledge, neither the Company nor any Company Subsidiary is in violation of any applicable Environmental Law and no condition or event has occurred with respect to the Company or any Company Subsidiary that would constitute a violation of such Environmental Law, excluding in any event such violations, conditions and events that would not have a Material Adverse Effect.

   Section 3.17 Opinion of Financial Advisor. The Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that the Merger Consideration is fair from a financial point of view to the shareholders of the Company (other than shareholders who are Affiliates of the Company).

   Section 3.18 No Other Representations. Except as specifically set forth in this Article III, the Company has not made, and Parent and Merger Sub have not relied upon, any representations or warranties, whether express or implied.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND MERGER SUB

   Parent and Merger Sub represent and warrant to the Company that, except for inaccuracies in the representations and warranties resulting from compliance by Parent and Merger Sub with any of their obligations under this Agreement or actions taken by Parent or Merger Sub in accordance with this Agreement and except as disclosed in the Parent Disclosure Schedule:

   Section 4.01 Corporate Existence and Power.

   (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or be in good standing would not have a Material Adverse Effect. Parent has delivered to the Company copies of Parent's certificate of incorporation and by-laws as currently in effect.

   (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to carry on its business as now conducted. Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or be in good standing would not have a Material Adverse Effect. Merger Sub has delivered to the Company copies of Merger Sub's certificate of incorporation and by-laws as currently in effect.

   Section 4.02 Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors of each of Parent and Merger Sub, and Parent as the sole shareholder of Merger Sub, have approved the Merger, this Agreement and the transactions contemplated hereby. No other corporate proceedings or shareholder approvals on the part of Parent or Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than approval of the shareholders of Parent).

   Section 4.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any Governmental Entity, other than: (i) the filing of certificates of merger as contemplated by Section 1.01(a); (ii) compliance with any applicable requirements of state takeover laws; (iii) compliance with the applicable requirements of the HSR Act; (iv) compliance with any applicable requirements of the Securities Act and the Exchange Act; (v) compliance with any applicable requirements of the Communications Act; (vi) filings under state securities or "blue-sky" laws; (vii) notice to, or consents, approvals or waivers from, the relevant Franchising Authorities or other third parties in connection with a change of control of the holder of the Franchises of the Company and the Company Subsidiaries and the FCC in connection with a change of control or a transfer of assets of the holder of the FCC licenses of the Company and the Company Subsidiaries, and (viii) such consents, waivers, approvals, authorizations, permits, filings or actions that, if not taken, made or obtained, would not in the aggregate have a Material Adverse Effect.

   Section 4.04 Non-contravention. Assuming compliance with the matters referred to in Section 4.03, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby do not and will not: (i) assuming receipt of the approval of the shareholders of the Parent referred to in Section 4.02, contravene or conflict with the certificate of incorporation or by-laws of each of Parent and Merger Sub; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent, Merger Sub or any Subsidiary of Parent that would be a significant subsidiary within the meaning of Regulation S-X under the Exchange Act (a "Significant Subsidiary of Parent"); (iii) assuming receipt of the approval of the shareholders of the Parent referred to in Section 4.02, result in a breach or violation of or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of Parent, Merger Sub or any Significant Subsidiary of Parent or to a loss of any material benefit to which Parent, Merger Sub or any Significant Subsidiary of Parent is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon Parent, Merger Sub or any Significant Subsidiary of Parent or any of their respective assets (including any material license, franchise, permit or other similar authorization held by Parent, Merger Sub or any Significant Subsidiary of Parent); or (iv) result in the creation or imposition of any Lien on any material asset of Parent, Merger Sub or any Significant Subsidiary of Parent, except for such Violations that in the aggregate would not have a Material Adverse Effect.

   Section 4.05 Capitalization.

   (a) As of February 28, 1999, the authorized capital stock of Parent consisted of the following: (i) 200,000,000 shares of Class A Common Stock, par value $.01 per share, of which 42,328,343 were issued and outstanding; (ii) 25,000,000 shares of Class B Common Stock par value $.01 per share, of which 10,834,476 were issued and outstanding; and (iii) 5,000,000 shares of preferred stock, of which 1,500,000 shares (issued as 13% Redeemable Exchangeable Preferred Stock) and 80,000 shares (issued as 8 1/8% Series C Convertible Preferred Stock convertible into 9,433,962 shares of the Parent's Class A Common Stock) were issued and outstanding.

   (b) As of February 28, 1999, there were no outstanding options to purchase Parent Common Stock.

   (c) All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.05, as of February 28, 1999, there are outstanding
(i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (iii) no options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. The securities described in clauses (a) and (b) of this Section 4.05 and the securities referred to in the Parent SEC Reports are referred to collectively as the "Parent Securities". Except pursuant to the terms of the Parent Securities, there are no outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities.

   (d) As of March 5, 1998, except as disclosed in the Parent SEC Reports and except with respect to the interests in the Persons listed in the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than to wholly-owned Parent Subsidiaries or in the ordinary course of business consistent with past practice.

   Section 4.06 Significant Subsidiaries.

   (a) Each Significant Subsidiary of Parent is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of organization, has all corporate, partnership or similar powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation or other legal entity and (if applicable) is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be duly organized, validly existing and in good standing or to have such powers would not have a Material Adverse Effect. As of March 5, 1999, all Significant Subsidiaries of Parent and their respective jurisdictions of organization are identified in the Parent Disclosure Schedule.

   (b) Except as disclosed in the Parent SEC Reports, all of the outstanding shares of capital stock of, or other ownership interests in, each Significant Subsidiary of Parent, are owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as disclosed in the Parent SEC Reports, there are no outstanding (i) securities of Parent or any Significant Subsidiary of Parent convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of Parent or
(ii) options or other rights to acquire from Parent or any Significant Subsidiary of Parent, and no other obligation of Parent or any Significant Subsidiary of Parent to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of Parent. The securities described in clauses (i) and (ii) above are referred to collectively as the "Parent Subsidiary Securities"). Except as disclosed in the Parent SEC Reports, there are no outstanding obligations of Parent or any Significant Subsidiary of Parent to repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities or pay any dividend or make any other distribution in respect thereof to a Person other than Parent or a wholly-owned Significant Subsidiary of Parent.

   Section 4.07 SEC Filings. Parent and Hyperion Telecommunications, Inc. each have filed with the SEC all forms, reports, definitive proxy statements, schedules and registration statements required to be filed with the SEC since March 31, 1998 (collectively, the "Parent SEC Reports"). Except for Hyperion Telecommunications, Inc., as of March 5, 1999, no Parent Subsidiary is required to file any report, form or document with the SEC pursuant to the Exchange Act or the Securities Act. As of their respective filing dates, no Parent SEC Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Parent SEC Reports when filed complied in all material respects with applicable requirements of the Securities Act and the Exchange Act.

   Section 4.08 Financial Statements.

   The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Reports fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or in the case of unaudited interim financial statements as permitted by Form 10-Q of the SEC), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and its consolidated statements of operations, shareholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

   Section 4.09 Disclosure Documents.

   (a) The registration statement on Form S-4 of Parent to be filed with the SEC in connection with the Merger (the "Registration Statement") and any amendment or supplement thereto, when filed, will comply as to form in all material respects with the applicable requirements of the Securities Act. At the time the Registration Statement is declared effective by the SEC, the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. At the time the Proxy Statement/Prospectus included in the Registration Statement and forming a part thereof or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on the approval and adoption of this Agreement, the Proxy Statement/Prospectus, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this
Section 4.09(a) do not apply to statements in or omissions from the Registration Statement or the Proxy Statement/Prospectus or any amendment or supplement thereto based upon information furnished to Parent by the Company for use therein.

   (b) None of the information furnished to the Company for use in (or incorporation by reference in) the Proxy Statement/Prospectus or any amendment or supplement thereto will contain, at the time the Proxy Statement/Prospectus included in the Registration Statement and forming a part thereof or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on the approval and adoption of this Agreement, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

   Section 4.10 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Parent SEC Reports, except (x) as contemplated by this Agreement or disclosed in the Parent SEC Reports and (y) for any change resulting from the transactions contemplated by this Agreement or general economic, financial, competitive or market conditions or conditions or circumstances generally affecting the cable television or communications industries, there has not been: (i) any change in the business, operations or financial condition of Parent or any of the Parent Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any incurrence, assumption or guarantee by Parent or any of the Parent Subsidiaries of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices; or (iii) as of the date hereof, any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Parent or any of the Parent Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   Section 4.11 Litigation. Except as set forth in the Parent SEC Reports filed prior to the date hereof, there is, as of the date hereof, no action, suit or proceeding pending, or to the knowledge of Parent threatened, against Parent or any Parent Subsidiary before any court, arbitrator or other Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   Section 4.12 Brokers. None of Parent, Merger Sub or any Parent Subsidiary, or any of their respective officers, directors or employees, has employed any investment banker, broker, finder or other intermediary or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for or with respect to which the Company or any Company Subsidiary is or might be liable prior to the Effective Time, except that Parent has retained Daniels & Associates, as its financial advisor.

   Section 4.13 Compliance with Applicable Laws. Parent and the Parent Subsidiaries are in substantial compliance with all laws, regulations and orders of any Governmental Entity applicable to them, except where the failure to comply would not have a Material Adverse Effect. Parent and each Parent Subsidiary have obtained all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to obtain such licenses, permits, franchises or other governmental authorizations would not have a Material Adverse Effect.

   Section 4.14 Interested Shareholder. As of the date of this Agreement, none of Parent, Merger Sub or any of their Affiliates is an "Interested Shareholder" as such term is defined in Section 14A:10A-3 of the NJBCA.

   Section 4.15 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed by Parent solely for the purposes of engaging in the transactions contemplated hereby and has not engaged in any other activities. As of the date hereof and the Effective Time, all of the capital stock of Merger Sub is and will be owned directly by Parent.

   Section 4.16 Opinion of Financial Advisor. Parent has received the written opinion of Daniels & Associates to the effect that the Merger Consideration is fair from a financial point of view to the shareholders of Parent.

   Section 4.17 No Other Representations. Except as specifically set forth in this Article IV, Parent has not made, and the Company has not relied upon, any representations or warranties, whether express or implied.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

   Section 5.01 Conduct of the Company. From the date hereof until the Effective Time, the Company will not, and will cause the Company Subsidiaries not to, take or agree to take any action that would (i) interfere with the consummation of the transactions contemplated hereby or make such consummation more difficult or materially delay the consummation of such transactions, (ii) make any representation or warranty of the Company contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date or (iii) result in any of the conditions to Closing in Article VIII not being satisfied. Except as contemplated by this Agreement or with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), the Company and the Company Subsidiaries will conduct their business in the ordinary course consistent with past practice and will use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees. From the date hereof until the Effective Time, the Company will not, and will not permit any of the Company Subsidiaries to, do any of the following:

   (a) adopt any amendment to its certificate of incorporation or by-laws;

   (b) except for issuances of Company Subsidiary Securities to the Company or a wholly-owned Company Subsidiary, issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than (1) pursuant to the exercise of Options outstanding on the date hereof or (2) upon the conversion of Class B Company Common Stock outstanding on the date hereof or (ii) any other securities in respect of, in lieu of or in substitution for, Company Common Stock outstanding on the date hereof;

   (c) declare, set aside or pay any dividend or any other actual, constructive or deemed distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or otherwise make any payments to shareholders of the Company in their capacity as such other than between the Company and any wholly-owned Company Subsidiary;

   (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

   (e) (i) increase the compensation or fringe benefits payable or to become payable to directors, officers or employees except for (w) cash bonuses to non-employee directors in an aggregate amount not to exceed $250,000, (x) increases in salary, wages and benefits of officers or employees of the Company or the Company Subsidiaries in the ordinary course consistent with past practice, (y) increases in salary, wages and benefits granted to officers and employees of the Company or the Company Subsidiaries in conjunction with new hires, promotions or other changes in job status , which increases are in the ordinary course consistent with past practice or (z) increases in salary, wages and benefits to employees of the Company or the Company Subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business; (ii) pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units), other than (x) the payment of cash bonuses in timing and amount consistent with past practice and cash bonuses in lieu of stock option grants and equity incentive awards in timing and amount consistent with past practice, (y) the payment to five key executive officers of the Company of amounts designed to reimburse them for the incremental income taxes payable (as a result of the inability of any such officer to obtain capital gain treatment) with respect to the conversion into the right to receive the Merger Consideration of restricted shares issued under the 1992 Management Equity Incentive Plan and shares of Class A Company Common Stock issued upon exercise of Options pursuant to Section 1.14(a) and (z) the payment of approximately $14,000,000 to a "rabbi trust" to be established for the exclusive purpose of making premium payments when due on the "split-dollar" life insurance policies on the lives of Leonard and Claire Tow; (iii) grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of the Company Subsidiaries; or (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any director, officer or current or former employee (an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation and except as currently is being negotiated with the Communications Workers of America local in Los Angeles, California;

   (f) acquire, sell, lease, transfer, swap or dispose of any assets (other than in the ordinary course of business consistent with past practice) or securities or other interests which are material to the Company and its Subsidiaries, taken as a whole, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business other than transactions between any wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary other than the sale, effective as of the Effective Time, of the shares of capital stock of Citizens Utilities Company owned by the Company to Leonard Tow or his designees at a price equal to the fair market value (based on the closing price of such stock on the date hereof) of such shares as of the date hereof as determined by the Company Board;

   (g) (i) incur, assume or prepay any long-term debt or incur or assume any short-term debt, except that the Company and the Company Subsidiaries may incur, assume or prepay debt in the ordinary course of business in the ordinary course consistent with past practice or under existing lines of credit; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or Persons that individually or in the aggregate are material; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person or Persons that individually or in the aggregate are material except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company, except in each case as may be necessary or desirable in connection with the financing of Century-TCI California, L.P.; or

   (h) agree to take any of the foregoing actions.

   Section 5.02 Other Transactions.

   (a) From the date hereof until the termination of this Agreement, the Company will not, and will not authorize or permit any of its Subsidiaries or any of its or the Company Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, solicit, to initiate or knowingly encourage any inquiries or the making of any proposal with respect to any Acquisition Transaction or to provide information to or negotiate, explore or otherwise engage in discussions with any Person (other than Parent, Merger Sub or any of their directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or to enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger. As of the date of this Agreement, the Company has discontinued, and has caused the Company Subsidiaries and its and their respective directors, officers, employees, agents and representatives to discontinue, discussions or negotiations with all Persons or groups with whom discussions or negotiations previously have been held concerning any proposal with respect to an Acquisition Transaction. The Company promptly will notify Parent if any proposal or offer is received by, or any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Acquisition Transaction.

   (b) The Company Board will not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation of the Company Board of this Agreement and the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Transaction other than the

Merger. Nothing contained in this Section 5.02(b), however, will prohibit the Company Board from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any proposal relating to an Acquisition Transaction.

   (c) "Acquisition Transaction" means any merger, consolidation or other business combination, tender or exchange offer, recapitalization transaction or other similar transaction involving the Company or any Significant Subsidiary of the Company, acquisition of all or any material portion of the assets or capital stock of the Company or the acquisition of all or substantially all of the assets or capital stock of any Significant Subsidiary of the Company. "Acquisition Transaction" does not include the sale of shares of capital stock of Citizens Utilities Company.

   Section 5.03. Affiliates. The Company, prior to the Effective Time, will deliver to Parent a letter identifying all known persons who are, at the time of the Company Shareholder Meeting, in the Company's reasonable judgment, "affiliates" of the Company under Rule 145 of the Securities Act. The Company will furnish such information and documents as Parent reasonably may request for the purpose of reviewing such list. The Company will use its reasonable best efforts to obtain a written agreement in customary form from each person who may be so deemed as soon as practicable and, in any event, prior to the Effective Time.

                                   ARTICLE VI

         COVENANTS OF PARENT, MERGER SUB AND THE SURVIVING CORPORATION

   Section 6.01 Indemnification; Directors' and Officers' Insurance.

   (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of each Person (the "Indemnified Parties") who is at the Effective Time or prior thereto has been an employee, agent, director or officer of the Company and the Company Subsidiaries as provided in their respective charters, by-laws or resolutions identified in the Company Disclosure Schedule, in an agreement between an Indemnified Party and the Company or any of the Company Subsidiaries (which agreement is identified in the Company Disclosure Schedule) will survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time. In the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim will continue until final disposition thereof.

   (b) Parent and the Surviving Corporation jointly and severally agree to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any Company Subsidiary or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any Company Subsidiary, occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. In the event any Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter occurring at or prior to the Effective Time, Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent will pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.01.

   (c) Parent and the Surviving Corporation will cause to be maintained in effect for not less than six years from the Effective Time directors' and officers' liability insurance covering the directors and officers of the Company similar in scope and coverage to the directors' and officers' liability insurance maintained by Parent for its directors and officers.

   (d) The provisions of this Section 6.01 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

   Section 6.02 Employee Benefit Arrangements.

   (a) From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor in accordance with their respective terms all Employee Benefit Arrangements to which the Company or any of the Company Subsidiaries is a party.

   (b) Parent agrees that, for a period of not less than one year after the Effective Time, it shall, or shall cause the Surviving Corporation to, provide Employee Benefit Arrangements for the benefit of the employees and former employees of the Company and its Subsidiaries, that in the aggregate are not materially less favorable than the Employee Benefit Arrangements in effect immediately prior to the Effective Time that are applicable to such employees or former employees, provided, however, that Parent, at its sole option, may provide Employee Benefit Arrangements to the employees and former employees of the Company and the Company Subsidiaries which, in the aggregate, are no less favorable than those applicable to similarly situated employees of Parent. Parent will take all actions required so that each employee of the Company or any Company Subsidiary as of the Effective Time will receive credit for eligibility and vesting purposes for his or her service with the Company or any Company Subsidiary prior to the Effective Time under any Employee Benefit Arrangements established, maintained, continued or made available by Parent in which any such employee is eligible to participate.

   (c) Nothing in this Section 6.02 shall be construed to limit the ability of Parent to terminate the employment of any employee or to review Employee Benefit Arrangements from time to time and make such changes as it deems appropriate, subject to the terms of such Employee Benefit Arrangements.

   Section 6.03 Listing; Registration. Prior to the Effective Time, Parent will use its best efforts to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject only to notice of official issuance.

   Section 6.04 Conduct of Parent. From the date hereof until the Effective Time, Parent will not, and will cause the Parent Subsidiaries not to, take or agree to take any action that would (i) interfere with the consummation of the transactions contemplated hereby or make such consummation more difficult or materially delay the consummation of such transactions, (ii) make any representation or warranty of Parent or Merger Sub contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date or (iii) result in any of the conditions to Closing in Article VIII not being satisfied.

   Section 6.05. Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                  ARTICLE VII

                COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

   Section 7.01 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done and to assist and cooperate with the other parties in doing, as promptly as practicable, all things necessary, appropriate or advisable under applicable laws and regulations or otherwise to ensure that the conditions set forth in
Article VIII are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party will take all such action.

   Section 7.02. Registration Statement. Parent promptly will prepare and file the Registration Statement with the SEC under the Securities Act, and will use its reasonable best efforts to cause the Registration

Statement to be declared effective by the SEC as promptly as practicable. Parent promptly will take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in connection with the Merger.

   Section 7.03 Company Shareholder Meeting.

   (a) Promptly upon the request of Parent but in no event prior to the date the Registration Statement is declared effective, the Company will take all action necessary in accordance with the NJBCA and its certificate of incorporation and by-laws to call, give notice of and hold a meeting (the "Company Shareholder Meeting") of its shareholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable.

   (b) Promptly after the date hereof, Parent and the Company will prepare a proxy statement pertaining to the Merger to be distributed to the holders of the Company Common Stock, which will constitute the prospectus included in the Registration Statement (the "Proxy Statement/Prospectus"). The Company Board will recommend that the shareholders of the Company vote to approve the Merger and adopt this Agreement and approve any other matters to be submitted to shareholders in connection therewith, and the Company will include such recommendation in the Proxy Statement/Prospectus.

   (c) Parent and the Company promptly will notify each other of the receipt of comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus or for additional information, and promptly will supply each other with copies of all correspondence between the parties and the SEC with respect thereto. If, at any time prior to the Company Shareholder Meeting, any event should occur relating to or affecting the Company, Parent or Merger Sub, or to their respective Subsidiaries, officers or directors, which event should be described in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, the parties promptly will inform each other and cooperate in preparing, filing and having declared effective or clearing with the SEC and, if required by applicable state securities laws, distributing to the Company's shareholders such amendment or supplement.

   Section 7.04 Consents. Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all consents (including from any Franchising Authority and in connection with the change in control of the holder of the Franchises of the Company and the Company Subsidiaries), waivers, approvals, authorizations or permits of any Governmental Entity or any other Person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

   Section 7.05 Public Announcements. Neither Parent nor the Company will issue any press release or make any other public announcement concerning this Agreement, the Merger or the transactions contemplated hereby without the prior consent of the other, except that either party may make such public disclosure that it believes in good faith to be required by law (in which event such party will notify the other party prior to making such disclosure).

   Section 7.06 Notification of Certain Matters. Parent and the Company promptly will notify the other of: (i) the occurrence or non-occurrence of any fact or event that would be reasonably likely to cause any (x) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (y) material covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects; and (ii) any failure of the Company, Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement contained in this Agreement.

   Section 7.07 Antitrust Matters.

   (a) Parent and the Company promptly will complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and, together with the Persons who are required to join in such filings, will file the same with the appropriate Governmental Entities. Parent and the Company promptly will furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings and will take all reasonable actions and file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entities, as may be required under the HSR Act for the consummation of the Merger.

   (b) Parent will use its best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign Governmental Entity ("Antitrust Laws"). If any suit is threatened or instituted challenging the Merger as violating any Antitrust Law, Parent will take such action (including opposing by all appropriate legal means any claim raised in any such suit and, if necessary, agreeing to hold separate or to divest any of the businesses, product lines or assets of Parent or any of its Affiliates controlled by it or of any of its Subsidiaries or Affiliates) as may be required (i) by the applicable Governmental Entity in order to resolve such objections as such Governmental Entity may have to such transactions under such Antitrust Law or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental authority challenging the Merger as violating any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of the Merger. The entry by a court, in any suit brought by a private party or Governmental Entity challenging the Merger as violating any Antitrust Law, of an order or decree permitting the Merger but requiring that any of the businesses or assets of Parent or any Parent Subsidiary or Affiliates be divested or held separate by Parent, or that would otherwise limit Parent's freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries or any portion thereof or any of Parent's or its Subsidiaries' or Affiliates' other assets or businesses, will not be deemed a failure to satisfy the conditions specified in Section 8.01(d).

   (c) Each party promptly will inform the other of any material communication from the Federal Trade Commission, the Department of Justice, the FCC or any other domestic or foreign Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, such party will endeavor in good faith to make, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Parent promptly will advise the Company in respect of any understandings, undertakings or agreements which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice, the FCC or any other domestic or foreign Governmental Entity in connection with the transactions contemplated by this Agreement.

   Section 7.08 Access to Information. From the date hereof until the Effective Time, Parent and the Company will, and will cause each of their Subsidiaries to: (i) give the other party and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such party and its Subsidiaries as the other party reasonably may request, and furnish the other party with such financial and operating data and other information as the other party reasonably may request; and (ii) instruct such parties' employees, counsel and financial advisors to cooperate with the other party in their investigation of the business of such party and its Subsidiaries.

   Section 7.09 Tax-free Reorganization. Prior to the Effective Time, each party will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368 of the Code, and will not take any action reasonably likely to cause the Merger not to qualify as such a reorganization.

   Section 7.10 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, but only to the extent required by the NJBCA, shares of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of shares of Company Common Stock who comply with all the provisions of the NJBCA concerning the right of holders of shares of Company Common Stock to dissent from the Merger and require appraisal of their shares ("Dissenting Shareholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the laws of the State of New Jersey; provided, however, that (i) if any Dissenting Shareholder shall subsequently withdraw his or her demand for appraisal or fail to establish or perfect or otherwise lose his or her appraisal rights as provided by applicable law, then such Dissenting Shareholder or Shareholders, as the case may be, shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, (x) with respect to each share of Class A Company Common Stock held by Dissenting Shareholders, $9.16426528 in cash and 0.61222732 shares of Parent Common Stock, without interest, and (y) with respect to each share of Class B Company Common Stock held by Dissenting Shareholders, $11.81417001 in cash and 0.63595483 shares of Parent Common Stock, without interest (it being understood that nothing herein shall be interpreted to give the Class B Shareholders the right to become Dissenting Shareholders without violating the Class B Voting Agreement). The Company shall give Parent (A) prompt notice of any written demands for appraisal of shares of Company Common Stock, withdrawals of demands for appraisal and any other related instruments received by the Company, and
(B) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle, offer or otherwise negotiate to settle any demand.

   Section 7.11 Registration Rights. From and after the Effective Time, Parent agrees to grant the Class B Shareholders and their permitted assignees and transferees registration rights pursuant to a Registration Rights Agreement to be entered into promptly after the date hereof. Parent agrees that the registration rights shall include two demand registration rights and unlimited piggy-back rights subject to any existing registration rights agreements of Parent at the expense of Parent with standard indemnification provisions. In addition, the Registration Rights Agreement will provide for the Class B Shareholders to be entitled to proportionate tag-along rights upon any sale or other transfer for value of shares of Parent Common Stock by members of the Rigas family.

   Section 7.12 Board of Directors. Parent agrees that from and after the Effective Time, for so long as the Class B Shareholders and the Century Permitted Assignees and Transferees (as defined below) own at least 10% of the outstanding Common Stock of Parent (the "10% Requirement"), the Class B Shareholders and the Century Permitted Assignees and Transferees shall be entitled to nominate up to three members of Parent's board of directors (the "Century Designees"). In the event any Century Designee ceases to serve as a Director of Parent, whether as a result of his resignation, removal or otherwise, his or her successor shall be named by the Century Designee who at such time holds the most shares of Parent Common Stock, subject to approval by the Parent, which approval will not be unreasonably withheld or delayed, to serve until the next annual meeting of shareholders of Parent. Prior to the Effective Time, Parent agrees to take all such action as is necessary so that from and after the Effective Time, so long as the 10% Requirement is satisfied, the Parent Board of Directors shall include Leonard Tow, Scott Schneider and Bernard Gallagher or such other persons designated by Leonard Tow which are reasonably acceptable to Parent. "Century Permitted Assignees and Transferees" shall mean a person or entity (i) to whom Parent Common Stock has been transferred from a Class B Shareholder or another Century Permitted Assignee and Transferee and (ii) who or which is an affiliate, immediate family member or descendant, in each case of Leonard Tow, or a trust created for the benefit of Leonard Tow or an affiliate, immediate family member or descendant, in each case of Leonard Tow.

   Section 7.13 Citizens Joint Venture. At the Effective Time, Parent will purchase from Citizens Cable Company or its Affiliates the 50% interest owned by Citizens Cable Company in Citizens-Century Cable Television Venture for a purchase price to be mutually agreed upon by Parent, the Company and Citizens Cable Company.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

   Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the parties to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

   (a) The shareholders of the Company shall have approved and adopted this Agreement and the Merger pursuant to the requirements of the Company's certificate of incorporation and by-laws and the NJBCA.

   (b) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

   (c) The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and no stop order with respect thereto shall be in effect at the Effective Time.

   (d) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity entered after the parties have used their reasonable best efforts to prevent such entry. There shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger.

   Section 8.02 Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following further conditions:

   (a) Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all respects when made and on and as of the Closing Date as if made on and as of such date. Parent shall have received a certificate to such effect of an executive officer of the Company.

   (b) The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date. Parent shall have received a certificate to such effect of an executive officer of the Company.

   (c) All consents, waivers, approvals and authorizations required to be obtained from any Governmental Authority prior to the consummation of the transactions contemplated hereby shall have been obtained, except where the failure to obtain any such consent, waiver, approval or authorization would not have a Material Adverse Effect. For purposes of this Section 8.02(c), the failure to obtain required consents, waivers, approvals or authorizations from Franchising Authorities will not be deemed to cause a Material Adverse Effect unless the Franchises (excluding Franchises covering the City of Fairfield, California, Sonoma City, California and City of Rohnert Park, California) with respect to which such consents, waivers, approvals or authorizations are not obtained prior to the date referred to in Section 9.01(d) cover more than 50% of the subscribers of the Company and the Company Subsidiaries, taken as a whole (excluding Franchises covering the City of Fairfield, California, Sonoma City, California and City of Rohnert Park, California).

   (d) Parent shall have received an opinion of Buchanan Ingersoll Professional Corporation, dated the Effective Time, to the effect that (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Merger Sub and the Company should be a party to the reorganization within the meaning of
Section 368(b) of the Code. In rendering such opinion, Buchanan Ingersoll Professional Corporation may receive and rely upon representations contained in certificates of Parent and Merger Sub, the Company and others, in each case in form and substance reasonably acceptable to Buchanan Ingersoll Professional Corporation.

   Section 8.03 Conditions Precedent to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following further conditions:

   (a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all respects when made and on and as of the Closing Date as if made on and as of such date. The Company shall have received a certificate to such effect of an executive officer of Parent.

   (b) Each of Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date. The Company shall have received a certificate to such effect of an executive officer of Parent.

   (c) The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

   (d) The Company shall have received an opinion of Gibson, Dunn & Crutcher LLP, dated the Effective Time, to the effect that (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Merger Sub and the Company should be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Gibson, Dunn & Crutcher LLP may receive and rely upon representations contained in certificates of Parent and Merger Sub, the Company and others, in each case in form and substance reasonably acceptable to Gibson, Dunn & Crutcher LLP.

                                   ARTICLE IX

                                  TERMINATION

   Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if the Merger has not been consummated by June 5, 2000; provided that the right to terminate this Agreement pursuant to this Section 9.01(b) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

     (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the parties from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     (d) by Parent, upon a breach of any representation, warranty, covenant or agreement of the Company, or if any representation or warranty of the Company shall become untrue, in either case such that the conditions set forth in Section 8.02 would be incapable of being satisfied by June 5, 2000; and

     (e) by the Company, upon a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall become untrue, in either case such that the conditions set forth in Section 8.03 would be incapable of being satisfied by June 5, 2000.

   The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

   Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement will become void and of no effect with no liability on the part of any party hereto or its respective directors, officers or shareholders, except that the agreements contained in Section 9.03 will survive the termination hereof. Nothing herein shall relieve any party from liability for any breach of this Agreement.

   Section 9.03 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses. Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated for any reason other than pursuant to Section 9.01 (a) or (e), then, (i) the Company shall reimburse Parent, within five (5) business days after such termination, for Parent's actual costs and expenses in connection with this Agreement and the transactions contemplated thereby, in an amount not to exceed $10,000,000 and
(ii) if (y) the Company enters into an agreement or (z) there is consummated an Acquisition Transaction with a third party, in each case within twenty-four
(24) months after the date of such termination, the Company shall pay to Parent, within five (5) business days after such agreement is entered into or transaction is consummated, the amount of one hundred million dollars ($100,000,000) as compensation for the role that Parent played in creating the opportunity for such Acquisition Transaction by entering into this Agreement. The rights of Parent and the payments to which Parent is entitled under this
Section 9.03 are not exclusive, and are in addition to any other rights or remedies that Parent may have at law or in equity.

                                   ARTICLE X

                                 MISCELLANEOUS

   Section 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or by facsimile to the respective parties as follows:

      If to Parent or Merger Sub, to:

      Adelphia Communications Corporation
      Main at Water Street
      Coudersport, PA 16915
      Telephone: 814-274-9830
      Facsimile: 814-274-6586
      Attention: Timothy J. Rigas, Executive Vice President

      with a copy to:

      Buchanan Ingersoll Professional Corporation
      One Oxford Centre, 21st Floor
      Pittsburgh, PA 15219
      Telephone: 412-562-8839
      Facsimile: 412-562-1041
      Attention: Bruce I. Booken

      If to the Company, to:

      Century Communications Corp.
      50 Locust Avenue
      New Canaan, CT 06840
      Telephone: 203-972-2000
      Facsimile: 203-972-2013
      Attention: Office of the President
      with a copy to:

      Gibson, Dunn & Crutcher LLP
      200 Park Avenue
      New York, NY 10166
      Telephone: (212) 351-4000
      Facsimile: (212) 351-4035
      Attention: Steven R. Finley

or such other address or facsimile number as such party may specify for the purpose by written notice to the other parties hereto. Each such notice, request or other communication will be effective: (i) if delivered in person, when such delivery is made at the address specified in this Section 10.01; (ii) if delivered by overnight courier, the next business day after such delivery is sent to the address specified in this Section 10.01; or (iii) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.01 and the appropriate confirmation is received.

   Section 10.02 Survival of Representations, Warranties and Agreements. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto will not survive beyond the Effective Time. This Section 10.02 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   Section 10.03 Amendment. This Agreement may be amended by the Company and Parent at any time before or after any approval of this Agreement by the shareholders of the Company. After any such approval, no amendment may be made that decreases the Merger Consideration or that adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

   Section 10.04 Extension; Waiver. At any time prior to the Effective Time, the parties may: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party; or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

   Section 10.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties.

   Section 10.06 Governing Law. This Agreement will be construed in accordance with and governed by the law of the State of Delaware applicable to agreements entered into and to be performed wholly within such State.

   Section 10.07 Jurisdiction. Each of the parties: (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the Merger; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than a federal or state court sitting in the State of Delaware.

   Section 10.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party shall have received counterparts hereof signed by all of the other parties.

   Section 10.09 Entire Agreement; No Third-party Beneficiaries. This Agreement and the other agreements referred to herein or executed contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party. This Agreement, other than as provided in Sections
6.01 and 6.02, is not intended to confer upon any Person other than the parties any rights or remedies.

   Section 10.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 10.11 Severability. In the event that any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

   Section 10.12 Definitions.

   (a) When used in this Agreement, the following terms have the following meanings:

   "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

   "Business Day" means any day other than a Saturday, Sunday or any other day on which banks in the State of New York are authorized or obligated to be closed.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Company Disclosure Schedule" means the Disclosure Schedules attached hereto provided by the Company.

   "Company Subsidiary" means any Subsidiary of the Company.

   "Environmental Law" means any applicable federal, state or local law, regulation, order, decree or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substances or the protection of public health or safety or any other environmental matter.

   "ERISA Affiliate" means a trade or business affiliated within the meaning of Sections 414(b), (c) or (m) of the Code.

   "Exchange Agent" means a bank or trust company organized under the laws of the United States or any state thereof with capital, surplus and undivided profits of at least $500,000,000.

   "Franchise" means a franchise within the meaning of Section 602(9) of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 522(9).

   "Franchising Authority" has the meaning such term is given by Section 602(10) of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 522(10).

   "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law.

   "GAAP" means generally accepted accounting principles in effect in the United States of America as of the date of the applicable determination.

   "Governmental Entity" means any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

   "Material Adverse Effect", except as otherwise provided in Section 8.02(c), means (i) with respect to the Company, a material adverse effect on the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any such effect arising out of or resulting from the transactions contemplated by this Agreement or general economic, financial, competitive or market conditions or from changes in or affecting the cable television or communications industries generally or (ii) with respect to Parent or Merger Sub, a material adverse effect on the business, assets, operations or financial condition of Parent, Merger Sub and their Subsidiaries, taken as a whole, other than any such effect arising out of or resulting from the transactions contemplated by this Agreement or general economic, financial, competitive or market conditions or from changes in or affecting the cable television or communications industries generally.

   "Parent Common Stock" means the Class A common stock, par value $.01 per share, of Parent.

   "Parent Disclosure Schedule" means the Disclosure Schedules attached hereto provided by Parent

   "Parent Subsidiary" means any Subsidiary of Parent.

   "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

   "SEC" means the Securities and Exchange Commission.

   "Subsidiary" of any Person means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned or controlled by such Person.

   "Tax" and "Taxes" means all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

   (b) Each of the following additional terms is defined in the Section identified below:

    Acquisition Transaction 5.02(c), A-20
    Agreement Preamble, A-4
    Antitrust Laws 7.07(b), A-23
    Class A Merger Consideration 1.03(a), A-5
    Class B Merger Consideration 1.03(b), A-5
    Class B Voting Agreement Recitals, A-4
    Class A Company Common Stock 1.02(a), A-5
    Class B Company Common Stock 1.02(a), A-5
    Class B Shareholders Recitals, A-4
    Closing 1.01(b), A-4
    Closing Date 1.01(b), A-4

    Communications Act 3.03, A-9
    Company Preamble, A-4
    Company Board 3.02, A-8
    Company Common Stock 1.02(a), A-5
    Company SEC Reports 3.07, A-11
    Company Securities 3.05(c), A-10
    Company Shareholder Meeting 7.03(a), A-22
    Company Subsidiary Securities 3.06(b), A-10
    Effective Time 1.01(c), A-4
    Employee Benefit Arrangement 5.01(e), A-19
    Employee Plan 3.13(a), A-12
    ERISA 3.13(c), A-13
    Exchange Act 3.03, A-9
    Exchange Agent 1.05, A-5
    FCC 3.03, A-9
    HSR Act 3.03, A-9
    Indemnified Parties 6.01(a), A-21
    Interested Shareholder 4.14, A-18
    Letter of Transmittal 1.05, A-5
    Merger 1.01(a), A-4
    Merger Consideration 1.03(b), A-5
    Merger Sub Preamble, A-4
    NJBCA 1.01(a), A-4
    Option 1.14(a), A-8
    Option Plans 1.14(a), A-8
    Parent Preamble, A-4
    Parent Common Stock 1.03(a), A-5
    Parent SEC Reports 4.07, A-16
    Parent Securities 4.05(c), A-15
    Parent Shareholders Recitals, A-4
    Parent Subsidiary Securities 4.06(b), A-16
    Proxy Statement/Prospectus 7.03(b), A-22
    Registration Statement 4.09(a), A-17
    Rigas Class B Voting Agreement Recitals, A-4
    Securities Act 3.03, A-9
    Significant Subsidiary of Parent 4.04, A-15
    Significant Subsidiary of the Company 3.04, A-9
    Surviving Corporation 1.01(a), A-4
    Violation 3.04, A-9

   In Witness Whereof, each of the parties has caused this Agreement to be duly executed by its respective authorized officer as of the day and year first above written.

                                          ADELPHIA COMMUNICATIONS CORPORATION


                                              /s/ Timothy J. Rigas
                                          By: _________________________________
                                              Name: Timothy J. Rigas
                                              Title: Executive Vice President

                                          ADELPHIA ACQUISITION SUBSIDIARY,
                                          INC.

                                              /s/ Michael J. Rigas
                                          By: _________________________________
                                              Name: Michael J. Rigas
                                              Title: Executive Vice President


                                          CENTURY COMMUNICATIONS CORP.

                                              /s/ Scott Schneider
                                          By: _________________________________
                                              Name: Scott Schneider
                                              Title: Chief Financial Officer

                                                                      APPENDIX B

March 5, 1999

Adelphia Communications Corporation
Main at Water Street
Coudersport, PA 16915

Attention: Board of Directors

Gentlemen:

   Daniels & Associates, L.P. ("Daniels") has been retained by Adelphia Communications Corporation (together with its affiliates, "Adelphia") to render to its Board of Directors an opinion as to the fairness, from a financial point of view, of a proposed "Transaction" to the shareholders of Adelphia's common stock. Daniels has been advised that Adelphia has executed a definitive agreement for the plan of merger of Century Communications Corp. ("Century") with Adelphia. We understand that pursuant to the Merger Agreement (defined hereafter), Century's Class A common stockholders will receive cash of $9.16 per share and 0.6122 shares of Adelphia Class A Common Stock (for a total market value of the consideration of $44.14 per share based on the closing price on March 4, 1999 of $57.125) for each share of Century Class A Common Stock held, and Century's Class B Common stockholders will receive $11.81 in cash and 0.6360 shares of Adelphia Class A Common Stock (for a total market value of the consideration of $48.14 per share based on the closing price on March 4, 1999) for each share of Century Class B Common Stock held. The aggregate Common Stock value of the Transaction is $3.6 billion.

   In addition to the Common Stock value, it is further understood that Adelphia will assume certain debt obligations amounting to $1.7 billion (net of cash and cash equivalents) and certain minority interest value (net of certain other assets) amounting to $0.5 billion. Total consideration for the Company in the Transaction is $5.7 billion (together the "Transaction")

   You have asked us to render an opinion as to the fairness, from a financial point of view, of the Transaction to the common shareholders of Adelphia.

   In arriving at the opinion set forth below, we have, among other things, done the following:

  (1) Reviewed the Agreement and Plan of Merger, dated March 5, 1999, by and among Adelphia Communications Corporation, Adelphia Acquisition Subsidiary Inc. and Century Communications Corp. (the "Merger Agreement");

  (2) Reviewed Adelphia's annual report on Form 10-K and related financial information for the fiscal year ended March 31, 1998, and Adelphia's unaudited quarterly reports on From 10-Q and related financial information for the three-month periods ended June 30, 1998, September 30, 1998 and December 31, 1998;

  (3) Reviewed Century's annual report on Form 10-K and related audited financial information for the fiscal year ended May 31, 1998, and Century's unaudited quarterly reports on Form 10-Q and related financial information for the three-month periods ended August 31, 1998 and November 30, 1998. We also reviewed the Century Communications Corporation Confidential Information Memorandum, dated January 1999, prepared by Donaldson, Lufkin & Jenrette;

  (4) Reviewed certain information relating to the business, earnings, cash flow, assets and prospects of Adelphia and Century, furnished to us by Adelphia and Century;

  (5) Conducted discussions with members of senior management of Adelphia and Century regarding the business and prospects of Adelphia and Century;

  (6) Compared the results of operations of the assets of Century with those of certain companies which we deemed to be reasonably similar to Century;

  (7) Compared the proposed financial terms of the Transaction contemplated by the Merger Agreement with the terms of certain other mergers and acquisitions which we deemed to be reasonably similar to the Transaction; and

  (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary for purposes of our opinion.

   In preparing our opinion, we have relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to us by Adelphia and Century, and we have not independently verified such information. This opinion does not address the relative merits of the Transaction as compared with any other transactions or proposed transactions submitted to Adelphia or discussed by the Board of Directors of Adelphia as alternatives to the Transaction. This opinion is based on market, economic, financial and other conditions as they existed and could be evaluated as of this date.

   Simultaneous with our engagement to render a fairness opinion to Adelphia, we are also currently engaged to advise Adelphia with regards to the Transaction. We are also in active discussions with Adelphia regarding a number of potential mergers with, and/or acquisitions and trades of cable properties which, if consummated, will result in Daniels receiving one or more transaction fees. In addition, in the past, Daniels has advised Adelphia and Century regarding possible acquisitions, sales and related transactions and has received fees therefor from Adelphia and Century. We do not believe that any of these activities affect our ability to render an independent and unbiased opinion as to the fairness of the proposed Transaction.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date of this letter, the proposed Transaction is fair, from a financial point of view, to Adelphia and the shareholders of its common stock.


Very truly yours,

/s/ Daniels & Associates, L.P.

Daniels & Associates, L.P.

                                                                      APPENDIX C

                                                             As of March 4, 1999

Board of Directors
Century Communications Corp.
50 Locust Avenue
New Canaan, CT 06840

Dear Sirs:

   You have requested our opinion as to the fairness from a financial point of view to the holders of Class A capital stock, par value $0.01 per share (the "Class A Common Stock") of Century Communications Corp. (the "Company") (other than shareholders who are affiliates of the Company) of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger dated as of March 5, 1999, among Adelphia Communications Corporation ("Parent"), Adelphia Acquisition Subsidiary, Inc., a direct wholly-owned subsidiary of Parent ("Merger Sub"), and the Company (the "Agreement").

   Pursuant to the Agreement, each share of Class A Common Stock will be converted into the right to receive $9.16426528 in cash and 0.61222732 shares of Class A common stock (the "Parent Common Stock"), par value $0.01 per share, of Parent (collectively, the "Class A Merger Consideration"), and each of share of Class B common stock, par value $0.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), of the Company will be converted into the right to receive $11.81417001 in cash and 0.63595483 shares of Parent Common Stock.

   In arriving at our opinion, we have reviewed the draft dated March 4, 1999 of the Agreement and the Schedules thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Parent, including information provided during discussions with management of the Company and Parent. Included in the information provided to us by the Company were financial and operations forecasts for the fiscal periods ending May 31, 1999 and May 31, 2000. In addition, we have compared certain financial and securities data of the Company and Parent with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Class A Common Stock and Parent Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

   In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all the financial and other information that was available to us from public sources, that was provided to us by the Company, Parent or their respective representatives, or that was otherwise reviewed by us. With respect to the financial analyses and forecasts supplied to us by the Company, we have assumed that they have been reasonably prepared on the basis reflecting reasonable estimates and judgments of the management of the Company. As you are aware, Parent did not make available to us its projections of expected future performance. We have assumed that no requisite regulatory consent or approval for the Merger will impose any condition, including any divestiture requirement, that will have a material adverse effect on the contemplated benefits of the Merger.

   We have not assumed any responsibility for making an independent evaluation of the Company's or Parent's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters relating to the Agreement and transactions contemplated thereby on advice of counsel to the Company.

   Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us, as of the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the relative merits of the proposed transaction and any other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the proposed transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction. We are expressing no opinion as to the prices at which the Parent Common Stock will actually trade at any time.

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. Specifically, we acted as the Company's financial advisor in connection with the merger of Centennial Cellular Corp., a subsidiary of the Company, with CCW Acquisition Corporation for which we received usual and customary fees. DLJ has also performed investment banking and other services for Parent in the past and has been compensated for such services.

   Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Class A Merger Consideration to be received by the holders of Class A Common Stock pursuant to the Agreement (other than stockholders who are affiliates of the Company) is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation



                                                 /s/ Louis P. Friedman
                                          By: _________________________________
                                                    Louis P. Friedman
                                                    Managing Director

                                                                      APPENDIX D

                 CHAPTER 11. RIGHTS OF DISSENTING SHAREHOLDERS

   14A:11-1 RIGHT OF SHAREHOLDERS TO DISSENT.--(1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

     (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

       (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

         (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

         (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

       (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsection 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4); or

     (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S. 14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

       (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

       (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

         (A) cash; or

         (B) shares, obligations or other securities which, upon consummation or the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

         (C) cash and such securities; or

       (iii) from a sale pursuant to an order of a court having jurisdiction.

   (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

   (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

   (4) A corporation may provide in its certificate of incorporation that holders of all of its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter. (Last amended by Ch. 279, L. '95, eff. 12-15-95.)

   14A:11-2 NOTICE OF DISSENT; DEMAND FOR PAYMENT; ENDORSEMENT OF CERTIFICATES.--(1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraphs 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

   (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

   (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

   (4) Whenever a corporation is to be merged pursuant to/1/ section 14A:10-
5.1 or subsection 14A:10-7(4) and shareholder approval is not required under/2/ subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by/3/ subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

   (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

   (6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

   (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter. (Last amended by Ch. 94, L. '88, eff. 12-1-88.)

   14A:11-3 "DISSENTING SHAREHOLDER" DEFINED; DATE FOR DETERMINATION OF FAIR VALUE.--(1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder".

   (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

   (3) "Fair value" as used in this Chapter shall be determined

       (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

       (b) In the case of a merger pursuant to /1/section 14A:10-5.1(1) or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

       (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

     In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action. (Last amended by Ch. 94, L. '88, eff. 12-1- 88.)

   14A:11-4 TERMINATION OF RIGHT OF SHAREHOLDER TO BE PAID THE FAIR VALUE OF HIS SHARES.--(1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

       (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

       (b) his demand for payment is withdrawn with the written consent of the corporation;

       (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

       (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

       (e) the proposed corporate action is abandoned or rescinded; or

       (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

   (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

   14A:11-5 RIGHTS OF DISSENTING SHAREHOLDERS.--(1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

   (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

   14A:11-6 DETERMINATION OF FAIR VALUE BY AGREEMENT.--(1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12- month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

   (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made/1/ upon surrender of the certificate or certificates representing such shares. (Last amended by Ch. 366, L. '73, eff. 5-1-74.)

   14A:11-7 PROCEDURE ON FAILURE TO AGREE UPON FAIR VALUE; COMMENCEMENT OF ACTION TO DETERMINE FAIR VALUE.--(1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsection 14A-11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

   (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

   14A:11-8 ACTION TO DETERMINE FAIR VALUE; JURISDICTION OF COURT; APPOINTMENT OF APPRAISER.-- In any action to determine the fair value of shares pursuant to this Chapter:

       (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

       (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

       (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

       (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

   14A:11-9 JUDGMENT IN ACTION TO DETERMINE FAIR VALUE.--(1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

   (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

   14A:11-10 COSTS AND EXPENSES OF ACTION.-- The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

   14A:11-11 DISPOSITION OF SHARES ACQUIRED BY CORPORATION.--(1) The shares of a dissenting shareholder in a transaction described in subsection 14A:11-11 (1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value shares.

   (2) [Intentionally Omitted]

   (3) In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be canceled. (Last amended by Ch. 279, l. '95, eff. 12-15-95.)

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